CIT GROUP INC.
11 West 42nd Street
New York, NY 10036

April 2, 2015

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders on Tuesday, May 12, 2015, at 11:00 a.m., Eastern Daylight Saving Time, at our corporate offices at One CIT Drive, Livingston, New Jersey 07039. Internet and telephone voting are available until 11:59 p.m., Eastern Daylight Saving Time, the day prior to the meeting.

In connection with our Annual Meeting, we have provided our stockholders with our Notice of Annual Meeting, Proxy Statement, proxy card and 2014 Annual Report, which documents provide detailed information related to the matters to be addressed during the Annual Meeting, as well as our business activities and operating performance. On April 2, 2015, we mailed to our stockholders a notice of the Internet availability of proxy materials (“Access Notice”) containing instructions on how to access these materials online. Electronic delivery expedites your receipt of proxy materials, while lowering expenses and reducing the environmental impact of our Annual Meeting. If you received an Access Notice by mail, you will not receive printed copies of the materials unless you request them by following the instructions in the Access Notice.

In addition to the formal items of business to be brought before the Annual Meeting, I will respond to stockholder questions. Whether or not you are personally able to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage paid envelope as soon as possible, or follow the instructions to vote online or by telephone. Your vote is very important. Submitting your vote by proxy will not limit your right to attend the Annual Meeting.

On behalf of the entire Board of Directors, I thank you for your support of CIT and hope to see you at our Annual Meeting.

Sincerely,

John A. Thain Chairman and Chief Executive Officer

CIT GROUP INC.
One CIT Drive
Livingston, NJ 07039

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 12, 2015

TO THE STOCKHOLDERS OF CIT GROUP INC.:

Notice is hereby given that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of CIT Group Inc., a Delaware corporation (“CIT”), will be held at CIT’s offices at One CIT Drive, Livingston, New Jersey 07039, on Tuesday, May 12, 2015 at 11:00 a.m., Eastern Daylight Saving Time, for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1.	to elect CIT’s Board of Directors to serve until the next annual meeting of stockholders — the Board has nominated for election the following thirteen nominees: John A. Thain, Ellen R. Alemany, Michael J. Embler, William M. Freeman, David M. Moffett, R. Brad Oates, Marianne Miller Parrs, Gerald Rosenfeld, Vice Admiral John R. Ryan, USN (Ret.), Sheila A. Stamps, Seymour Sternberg, Peter J. Tobin and Laura S. Unger;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as CIT’s independent registered public accounting firm for 2015;

3.	to hold a non-binding advisory vote on executive compensation;

4.	to approve the CIT Group Inc. 2015 Executive Incentive Plan; and

5.	to transact such other business as may properly come before the Annual Meeting.

Only stockholders of record as of the close of business on March 16, 2015, are entitled to receive notice of, to attend, and to vote at the Annual Meeting. Internet and telephone voting are available until 11:59 p.m., Eastern Daylight Saving Time, the day immediately prior to the Annual Meeting. To ensure that your vote is counted at the Annual Meeting, please vote your proxy as soon as possible.

Instructions to vote online, by telephone or by mail are in the Question and Answer section of the Proxy Statement included with this notice of Annual Meeting (“Notice of Annual Meeting”) and can also be found in the notice of the Internet availability of proxy materials mailed to you on April 2, 2015 (“Access Notice”). To vote online, by telephone or by mail, you need your personal Control Number, which is included in the Access Notice. There is no charge for requesting printed proxy materials. Stockholders who request printed proxy materials for 2015 will continue to receive printed proxy materials in future years until such time as they may opt-out of paper delivery. To facilitate timely delivery of the proxy materials for the Annual Meeting, please make your request on or before April 28, 2015.

Go to www.cit.com to be connected to CIT’s website.

By Order of the Board of Directors,

Robert J. Ingato Executive Vice President, General Counsel and Secretary

Livingston, New Jersey
April 2, 2015

YOUR VOTE IS IMPORTANT.
PLEASE VOTE YOUR PROXY.
CIT GROUP INC.

PROXY STATEMENT

GENERAL INFORMATION

Our Board of Directors is soliciting proxies from our stockholders in connection with our annual meeting of stockholders (“Annual Meeting”) to be held on May 12, 2015 and any adjournment of such meeting. No business can be conducted at the Annual Meeting unless a majority of all outstanding shares entitled to vote are either present in person or represented by proxy at the Annual Meeting. The only matters to be brought before the Annual Meeting are those referred to in this proxy statement (“Proxy Statement”). If any additional matters are properly presented at the Annual Meeting, the persons named as proxies may vote your shares in their discretion.

As permitted by rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to this Proxy Statement, proxy card and our 2014 Annual Report (“Annual Report”) to you electronically via the Internet at www.proxyvote.com, beginning on April 2, 2015. We believe that these rules allow CIT Group Inc. (“CIT” or the “Company”) to provide you with the information you need while reducing the environmental impact of the Annual Meeting and reducing expenses. If you are a holder of record, you will also receive this Proxy Statement, proxy card and our Annual Report by mail.

If you received a notice of the Internet availability of proxy materials (“Access Notice”) by mail, you will not receive a printed copy of the proxy materials in the mail. The Access Notice instructs you how to access and review all of the important information contained in the Proxy Statement, proxy card and Annual Report. The Access Notice also instructs you how to submit your vote over the Internet, by telephone or by mail. If you received an Access Notice and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Access Notice or as set forth below under “How do I vote? — Vote by Mail”.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and where is the Annual Meeting?

When: Tuesday, May 12, 2015, at 11:00 a.m., Eastern Daylight Saving Time.

Where: One CIT Drive, Livingston, New Jersey 07039.

Who is soliciting my vote?

CIT’s Board of Directors (the “Board”) is soliciting your vote for our Annual Meeting.

What will I vote on?

You are being asked to vote:

•	to elect the directors to serve on CIT’s Board until the next annual meeting of stockholders — the Board has nominated for election the following thirteen nominees: John A. Thain, Ellen R. Alemany, Michael J. Embler, William M. Freeman, David M. Moffett, R. Brad Oates, Marianne Miller Parrs, Gerald Rosenfeld, Vice Admiral John R. Ryan, USN (Ret.), Sheila A. Stamps, Seymour Sternberg, Peter J. Tobin and Laura S. Unger (Proposal 1);

•	to ratify the appointment of PricewaterhouseCoopers LLP as CIT’s independent registered public accounting firm for 2015 (Proposal 2);

•	to approve executive compensation, on an advisory basis (Proposal 3); and

•	to approve the CIT Group Inc. 2015 Executive Incentive Plan (Proposal 4).

You may also vote on any other business that properly comes before the Annual Meeting.

What is the record date for the Annual Meeting?

The record date for the Annual Meeting is the close of business on March 16, 2015 (“Record Date”). The Record Date is used to determine those stockholders who are entitled to vote at the Annual Meeting and at any adjournment or postponement thereof.

How many votes can be cast by all stockholders?

A total of 174,381,147 votes may be cast on each matter presented, consisting of one vote for each share of CIT common stock, par value $0.01 per share, which was outstanding on the Record Date. CIT’s common stock is listed on the New York Stock Exchange (“NYSE”), and CIT is subject to the NYSE’s rules and regulations. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

A quorum of a majority of the votes entitled to be cast, or 87,190,574 votes, must be present in person or represented by proxy to hold the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting. This will help us know as soon as possible that enough votes will be present to hold the Annual Meeting. In determining whether a quorum exists, we will include in the count shares represented by proxies that reflect abstentions and “broker non-votes” (as further described in this Proxy Statement under the heading “Questions and Answers About the Annual Meeting and Voting — What happens if I hold my shares through a broker but do not give my broker specific voting instructions?”).

How do I vote?

You may vote by proxy or in person at the Annual Meeting.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), we have furnished you with the proxy materials, including a proxy card. You may vote by mail, by telephone, on the Internet, or by attending the Annual Meeting and voting in person, as described below.

If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to determine which voting options are available to you.

Vote by Mail

To vote by mail, simply mark, sign and date the proxy card and return it in the postage-paid envelope provided. If you received an Access Notice, you can vote by mail by requesting paper copies of the Proxy Statement, proxy card and other materials by calling 1-800-579-1639, or going to www.proxyvote.com or by sending an email to sendmaterial@proxyvote.com and requesting a proxy card.

If you request a proxy card by e-mail, please send a blank e-mail to sendmaterial@proxyvote.com with your Control Number in the subject line. Your Control Number can be found in the Access Notice mailed to you on April 2, 2015. Upon receipt of your request, the proxy card and printed copies of the Annual Report and other proxy materials will be mailed to you. Upon receipt, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope.

If you request printed copies, in future years, you will continue to receive printed copies of the proxy card and other proxy materials automatically until such time as you may opt-out of receiving printed copies.

If you wish to vote by mail, please make your request for paper copies of the proxy card and other proxy materials on or before April 28, 2015. Votes by mailed proxy card must be received at CIT Group Inc., c/o Vote Processing, Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by 8:00 a.m. Eastern Daylight Saving Time on May 12, 2015, the day of the Annual Meeting.

Vote by Telephone

You can vote by calling 1-800-690-6903. You will need your Control Number, which can be found in the Access Notice mailed to you on April 2, 2015. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Saving Time, on May 11, 2015.

Vote on the Internet

You can also choose to vote on the Internet by going to www.proxyvote.com. You will need your Control Number, which can be found in the Access Notice mailed to you on April 2, 2015. Use the Internet to transmit your vote up until 11:59 p.m., Eastern Daylight Saving Time, on May 11, 2015.

Vote at the Annual Meeting

If you want to vote in person at the Annual Meeting and you are a holder of record, you must register with the Inspector of Election at the Annual Meeting (“Inspector of Election”) and produce valid photo identification. If you want to vote in person at the Annual Meeting and you hold your shares in street name, you must obtain an additional proxy from your bank, broker or other holder of record authorizing you to vote. You must bring such proxy to the Annual Meeting, present it to the Inspector of Election, and produce valid photo identification.

What does it mean to give a proxy?

Your properly completed proxy card will appoint Robert J. Ingato, Christopher H. Paul and James P. Shanahan, each of whom is an officer of CIT, as proxy holders or your representatives to vote your shares in the manner directed by you. Your proxy card permits you to direct the proxy holders to vote “for” or “against,” or “abstain” from voting, regarding each of the nominees for director and each of Proposals 2, 3, and 4. All of your shares entitled to vote and represented by a properly completed proxy card received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with your instructions.

How many votes will be required to elect directors or to adopt the other proposals?

Because this election is not a contested election, to elect directors to the Board, a majority of the votes cast “for” each nominee for director at the Annual Meeting is required. A nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. “Votes cast” exclude abstentions and “broker non-votes” (as further described below under “What happens if I hold my shares through a broker but do not give my broker specific voting instructions?”).

The affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote is required to: (a) ratify the appointment of CIT’s independent registered public accounting firm (Proposal 2); (b) approve the non-binding advisory vote on executive compensation (Proposal 3), and (c) approve the CIT Group Inc. 2015 Executive Incentive Plan (Proposal 4). Abstentions will not be included in the affirmative vote and thus will have the same effect as a vote “against” each of Proposals 2, 3, and 4. Although the advisory vote on Proposal 3 is non-binding, as provided by law, the Board will review the result of the vote and may take it into account in considering executive compensation going forward.

Can a director be elected without receiving votes from a majority of the shares outstanding?

No stockholder has nominated any candidates for our Board for inclusion on the agenda for the Annual Meeting, and therefore, the election is uncontested.

If a stockholder has provided notice of an intention to nominate one or more candidates to compete with the Board’s nominees, in accordance with the requirements of the By-Laws of CIT (“By-Laws”), and such stockholder has not withdrawn such nomination by the tenth day before we mail our Notice of Annual Meeting, then a director may be elected by a plurality of the votes cast. This means that the thirteen nominees who receive the most votes “for” would be elected, even if it is less than a majority of the total shares outstanding, and stockholders would not be permitted to vote “against” a nominee. However, under our By-Laws and corporate governance guidelines (“Corporate Governance Guidelines”), if the election of directors is uncontested, meaning that the only nominees are those recommended by the Board (as is the case for this Annual Meeting), each nominee for director must receive more votes “for” than “against” his or her election or re-election. Any nominee who fails to receive the required vote “for” his or her election or re-election must promptly tender his or her resignation to the Chairman of the Board. If an incumbent director fails to receive the required vote for re-election, the Nominating & Governance Committee of the Board (the “Governance Committee”) will promptly consider the resignation submitted by such director and will recommend to the Board whether to accept such resignation. The Board will act on the recommendation of the Governance Committee no later than 90 days following the date of the Annual Meeting. See “Corporate Governance — Majority Voting for Directors” in this Proxy Statement.

Can I change or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time before it is exercised. To do so, you should:

•	send in a new proxy card with a later date;

•	send a written revocation to the Corporate Secretary;

•	cast a new vote by telephone or Internet; or

•	attend the Annual Meeting and vote in person.

Written revocations of a prior vote must be sent by mail to CIT’s Corporate Secretary at One CIT Drive, Livingston, NJ 07039, or by delivering a duly executed proxy bearing a later date. If you attend the Annual Meeting and vote in person, your vote will revoke any previously submitted proxy. If you hold your shares in street name, you must contact your broker if you wish to change your vote.

What if I do not return a signed proxy card?

If you are a holder of record and you do not return a signed proxy card to vote shares held in your name, those shares will not be voted.

What if I return a signed proxy card but do not indicate my vote for one or more of the matters on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “for” each of the thirteen nominees named in “Proposal 1 — Election of Directors”, and “for” Proposals 2, 3, and 4 (except in the case of a “broker non-vote” as described below under “What happens if I hold my shares through a broker but do not give my broker specific voting instructions?”).

What happens if I hold my shares through a broker but do not give my broker specific voting instructions?

If you hold your shares in street name with a broker who is a member of the NYSE and do not instruct your broker as to how to vote your shares, your broker can vote your shares on the ratification of the selection of our independent registered public accounting firm (Proposal 2), in your broker’s discretion; however, absent such specific voting instruction, your broker cannot vote on the election of directors (Proposal 1), the non-binding advisory vote on executive compensation (Proposal 3), and the CIT Group Inc. 2015 Executive Incentive Plan (Proposal 4) and your proxy would represent shares reflecting a “broker non-vote” with respect to Proposals 1, 3, and 4.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner, or person entitled to vote, and does not have discretionary authority to vote the shares. This could occur on Proposals 1, 3, and 4, but not on Proposal 2.

Shares represented by proxies that reflect a broker non-vote will, like abstentions, be counted for purposes of determining whether a quorum exists. However, with respect to Proposal 1, abstentions and broker non-votes will not be considered votes cast, and therefore will have no effect on whether a director is elected. With respect to Proposals 3 and 4, while abstentions will have the same effect as votes cast “against” such Proposals, broker non-votes will not be counted as entitled to vote on Proposals 3 and 4 and thus will have no effect on the outcome of such votes.

Brokers who are members of the Financial Industry Regulatory Authority may vote shares held by them in nominee name if they are permitted to do so under the rules of any national securities exchange to which they belong. A member broker of the NYSE is prohibited, under NYSE rules, from voting on matters that are not routine if the beneficial owner has not provided the broker with voting instructions.

Why haven’t I received a printed copy of the Proxy Statement, proxy card or Annual Report?

We have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite your receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of proxy materials. On April 2, 2015, we mailed to our stockholders an Access Notice containing instructions on how to access our Proxy Statement, proxy card and Annual Report online. If you received such Access Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one no later than the date specified in this Proxy Statement; however, the Access Notice contains instructions on how to receive a paper copy of the Annual Report, proxy card and other proxy materials.

What if multiple stockholders share the same address?

SEC rules permit CIT to deliver a single Access Notice or, if a stockholder does not participate in electronic delivery of proxy materials, a single printed copy of the proxy materials, to stockholders who share the same address unless CIT has received contrary instructions from any stockholder at that address. This procedure, known as “householding,” is designed to reduce CIT’s printing costs and postage fees. Each stockholder who participates in householding retains a separate right to vote on all matters presented at the Annual Meeting. If you participate in householding and wish to receive a separate copy of the Access Notice or proxy materials, please call 1-800-542-1061 or mail your request to: CIT Group Inc., c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. A separate copy of the Access Notice or proxy materials, as applicable, will be delivered promptly upon request. Any such stockholder may also opt out of householding and continue to receive separate copies of the Access Notice or proxy materials in the future by notifying CIT at the above-referenced address or telephone number. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can request householding by notifying CIT at the above-referenced address or telephone number.

Is this Proxy Statement available on the Internet?

Yes. You can also view this Proxy Statement on the Internet by going to CIT’s website at www.CIT.com/2015proxy. You can elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies by mail by following the instructions set forth in the Access Notice or as set forth above under “Questions and Answers About the Annual Meeting and Voting — How do I vote?”

Will my vote be confidential?

Yes. We have a policy of confidentiality in the voting of shares. Individual stockholder votes are kept confidential, unless disclosure is: (i) necessary to meet legal requirements or to assert or defend claims for or against CIT, or (ii) made during a contested proxy solicitation, tender offer, or other change of control situations.

What if there is voting on other matters?

Our By-Laws provide that business may be transacted at the Annual Meeting only if it is (a) stated in the Notice of Annual Meeting, (b) proposed at the direction of our Board or (c) proposed by any CIT stockholder who is entitled to vote at the Annual Meeting and who has complied with the notice procedures in our By-Laws. We did not receive notice of any stockholder proposals for the Annual Meeting.

What was the deadline for stockholders to notify us of proposals for the Annual Meeting?

The deadline for submitting stockholder proposals for the Annual Meeting for inclusion in the Proxy Statement was December 4, 2014. The deadline for submitting stockholder proposals for the Annual Meeting for inclusion on the agenda was February 12, 2015.

What is the deadline for stockholders to notify us of proposals for the 2016 Annual Meeting of Stockholders?

The deadline for submitting stockholder proposals for the 2016 annual meeting of stockholders (“2016 Annual Meeting”) for inclusion in the 2016 proxy statement is December 3, 2015. The deadline for submitting stockholder proposals for the 2016 Annual Meeting for inclusion on the agenda is February 11, 2016.

Will a representative of CIT’s independent registered public accounting firm be present at the Annual Meeting?

Yes, a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and can answer questions that you may have. The representative will also have the opportunity to make a statement if PricewaterhouseCoopers LLP desires to do so. The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm and auditors for 2015.

How can I attend the Annual Meeting?

Only stockholders as of the Record Date (or their proxy holders) may attend the Annual Meeting. If you plan to attend the Annual Meeting or appoint someone to attend as your proxy, please check the appropriate box on your proxy card. If you are voting by telephone or Internet, follow the instructions provided to indicate that you or your proxy holder plan to attend. You or your proxy holder will need to show (a) photo identification, and (b) if you hold your shares in street name, proof of ownership as of the Record Date, such as a letter or account statement from your broker or bank, at the reception desk to gain admittance to the Annual Meeting.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy remains valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do any stockholders beneficially own more than 5% of our common stock?

According to public filings made on or before February 14, 2015, there were five stockholders that beneficially owned more than 5% of our common stock as of December 31, 2014: BlackRock, Inc., Franklin Mutual Advisers, LLC, The Vanguard Group, Epoch Investment Partners, Inc., and Capital Research Global Investors, a division of Capital Research and Management Company. See “Security Ownership of Certain Beneficial Owners and Management — Security Ownership of Certain Beneficial Owners” in this Proxy Statement.

How can I review the list of stockholders eligible to vote?

A list of stockholders as of the Record Date will be available at our offices at both 11 West 42nd Street, New York, New York 10036 and One CIT Drive, Livingston, NJ 07039 from May 2, 2015 to the date of the Annual Meeting for inspection and review by any stockholder during regular business hours. We will also make the list available at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in CIT’s Current Report on Form 8-K, which CIT is required to file with the SEC within four business days after the date of the Annual Meeting.

Who will pay the expenses incurred in connection with the solicitation of my vote?

CIT pays the cost of preparing proxy materials and of soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person.

We have retained D.F. King & Co., Inc. to assist us in this proxy solicitation, and we anticipate that their fees will be approximately $18,000. We also may pay brokers, nominees, fiduciaries, and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions.

DIRECTORS

General Information

During 2014, our Board met nine times. The number of 2014 meetings for each committee of the Board (each, a “Board Committee”) is disclosed in “Corporate Governance — Board Committees” in this Proxy Statement. All of the nominees listed below who were Board members during all of 2014 attended at least 75% of the aggregate of the meetings of the Board and of any Board Committees on which he or she served. Our Corporate Governance Guidelines provide that directors are expected to attend the Annual Meeting. At our 2014 annual meeting of stockholders (“2014 Annual Meeting”), each of the nominees listed below who were standing for re-election, other than David M. Moffett and Laura S. Unger, attended the 2014 Annual Meeting.

The Board consists of a diverse group of professionals in their respective fields. Many of the current directors have senior leadership experience at banks, financial institutions and other business, academic and governmental organizations. In these positions, they have gained expertise in strategic and financial planning, regulatory and banking matters, financial reporting, corporate governance, risk management and leadership development. Many of the current directors also have a longstanding knowledge and in-depth understanding of our businesses, products, and services. The biographies below describe the skills, qualifications, attributes and experiences of each of the nominees that led the Board to determine that it is appropriate to nominate these directors.

The Governance Committee and the Board believe the skills, qualities, and experience of our directors provide CIT with a diverse range of perspectives to engage each other and management to effectively address CIT’s needs and represent the best interests of CIT’s stockholders.

NOMINEES

The information below includes each nominee’s age as of February 15, 2015 and business experience during at least the past five years. CIT knows of no family relationships among the nominees. Certain directors may also be directors or trustees of privately held businesses or not-for-profit entities that may not be referred to below. With the exception of Mr. Thain, all of the nominees are independent of management.

Name	Age	Principal Occupation

John A. Thain	59	Chairman of the Board and Chief Executive Officer
Ellen R. Alemany	59	Retired Chairman and Chief Executive Officer of Citizens Financial Group, Inc. and Head of RBS Americas
Michael J. Embler	50	Former Chief Investment Officer of Franklin Mutual Advisors LLC
William M. Freeman	62	Executive Chairman of General Waters Inc.
David M. Moffett	62	Consultant to Bridgewater Associates, LP and Former Chief Executive Officer of the Federal Home Loan Mortgage Corporation (Freddie Mac)
R. Brad Oates	61	Chairman and Managing Partner of Stone Advisors, LP
Marianne Miller Parrs	70	Retired Executive Vice President and Chief Financial Officer of International Paper Company
Gerald Rosenfeld	68	Vice Chairman of Lazard Ltd.
Vice Admiral John R. Ryan, USN (Ret.)	69	President and Chief Executive Officer of the Center for Creative Leadership and Retired Vice Admiral of the U.S. Navy
Sheila A. Stamps	57	Retired Executive Vice President of Corporate Strategy and Investor Relations at Dreambuilder Investments, LLC.
Seymour Sternberg	71	Retired Chairman of the Board and Chief Executive Officer of New York Life Insurance Company
Peter J. Tobin	70	Retired Special Assistant to the President of St. John’s University and Retired Chief Financial Officer of The Chase Manhattan Corporation
Laura S. Unger	54	Independent Consultant, Former Commissioner of the U.S. Securities and Exchange Commission

John A. Thain	Board Committees:		Other Public Directorships:
Age: 59	•	None	•	None

Director Since: February	Prior Senior Leadership Positions:
2010	•	President of Global Banking, Securities and Wealth Management for Bank of America	•	Chief Executive Officer and Director of NYSE Euronext, Inc.
	•	Chairman and Chief Executive Officer of Merrill Lynch & Co., Inc.	•	Chief Executive Officer and Director of the New York Stock Exchange
			•	President and Chief Operating Officer of The Goldman Sachs Group, Inc.

Mr. Thain has served as Chairman and Chief Executive Officer of CIT since February 2010. In January 2009, prior to joining CIT, Mr. Thain was President of Global Banking, Securities and Wealth Management for Bank of America. From December 2007 to January 1, 2009, prior to its merger with Bank of America, Mr. Thain was Chairman and Chief Executive Officer of Merrill Lynch & Co., Inc. From June 2006 to December 2007, Mr. Thain served as Chief Executive Officer and a director of NYSE Euronext, Inc. following the NYSE Group and Euronext N.V. merger. Mr. Thain joined the New York Stock Exchange in January 2004, serving as Chief Executive Officer and a director. From June 2003 through December 2003, Mr. Thain was the President and Chief Operating Officer of The Goldman Sachs Group Inc., and from May 1999 through June 2003 he was President and Co-Chief Operating Officer of The Goldman Sachs Group, L.P. From 1994 to 1999, Mr. Thain served as Chief Financial Officer and Head of Operations, Technology and Finance, and from 1995 to 1997 he was also Co-Chief Executive Officer for European operations for The Goldman Sachs Group, L.P. Mr. Thain currently serves as a member of the MIT Corporation Board, the Dean’s Advisory Council of MIT/Sloan School of Management, the U.S. National Advisory Board of INSEAD, the Board of Managers of the New York Botanical Garden and the Board of Directors of the French-American Foundation. Mr. Thain is a trustee of New York-Presbyterian Hospital, a Trustee and Corporate Officer of The Antz Foundation, a private foundation, and a Director on the Lincoln Center Board of Directors.

Qualifications: Mr. Thain provides the Board with extensive experience as a senior leader of large and diverse financial institutions, including experience in risk management, finance, information technology, and operations and, as Chief Executive Officer, he provides in-depth knowledge of CIT’s business and affairs, management’s perspective on those matters, and a transparent avenue of communication between the Board and management.

Ellen R. Alemany	Board Committees:		Other Public Directorships:
Age: 59	•	Audit	•	Automatic Data Processing, Inc.
	•	Regulatory Compliance	•	Fidelity National Information Services, Inc.

Director Since: January	Prior Senior Leadership Positions:		Senior Leadership Positions:
2014	•	Chairman and Chief Executive Officer of Citizens Financial Group, Inc.	•	Director, The Center for Discovery
	•	Head of Americas at The Royal Bank of Scotland Group plc
	•	Chief Executive Officer for Global Transaction Services at Citigroup

Ms. Alemany has served as a director of CIT since January 2014 and is the retired Head of RBS Americas, the management structure that oversees The Royal Bank of Scotland’s businesses in the Americas, and Chief Executive Officer of RBS Citizens Financial Group, Inc., an RBS subsidiary. Ms. Alemany retired from RBS in September 2013. She joined RBS as the Head of RBS Americas in June 2007, and was named to the additional role of Chief Executive Officer of RBS Citizens Financial Group, Inc., a bank holding company, in March 2008. She was also appointed the Chairman of RBS Citizens Financial Group, Inc. in March 2009. Ms. Alemany joined RBS from Citigroup, where she served as the Chief Executive Officer for Global Transaction Services from February 2006 until April 2007. Ms. Alemany joined Citigroup in 1987, and held a number of senior positions during her tenure, including Executive Vice President for the Commercial Business Group from March 2003 until January 2006, and also CitiCapital, where she served as President and Chief Executive Officer from September 2001 until January 2006. Prior to being appointed Executive Vice President for the Commercial Business Group in 2003, Ms. Alemany also held a number of executive positions in Citigroup’s Global Corporate Bank. Ms. Alemany has served on the Board of Directors of Automatic Data Processing, Inc. since 2011 and the Board of Fidelity National Information Services, Inc. since July 2014, and also currently serves as a director of The Center for Discovery.

Qualifications: Ms. Alemany brings a wealth of managerial and operational expertise to our Board with over 35 years of management experience in banking and financial services, including chief executive experience with a large, multi-national commercial bank, as well as global financial management and regulatory experience and a proven track record of achievement and leadership.

Michael J. Embler	Board Committees:		Other Public Directorships:
Age: 50	• •	Audit Nominating & Governance	• •	American Airlines Group, Inc. NMI Holdings, Inc.

Director Since: December	Prior Senior Leadership Positions:		Senior Leadership Positions:
2009	•	Director of Abovenet Inc.	•	Board of Trustees, Mohonk Preserve
	•	Director of Dynegy Inc./Dynegy Holdings Inc./Dynegy Holdings, LLC
	•	Chief Investment Officer of Franklin Mutual Advisers LLC
	•	Director of Kindred Healthcare, Inc.

Mr. Embler has served as a director of CIT since December 2009. He formerly served as the Chief Investment Officer of Franklin Mutual Advisers LLC, an asset management subsidiary of Franklin Resources, Inc. Mr. Embler joined Franklin Mutual Advisers in 2001 and, prior to becoming Chief Investment Officer in 2005, served as head of its Distressed Investment Group. From 1992 until 2001, he worked at Nomura Holdings America, where he served as Managing Director managing a team investing in a proprietary fund focused on distressed and other event-driven corporate investments. Mr. Embler currently serves on the Board of Directors of American Airlines Group, Inc., and the Board of NMI Holdings, Inc., a mortgage insurance company, and on the Board of Trustees of Mohonk Preserve, and has previously served on the Board of Directors of each of Abovenet Inc., Kindred Healthcare Inc., Dynegy Inc. and Dynegy Holdings Inc./Dynegy Holdings, LLC, and on the Board of Trustees of Corlears School, a non-profit.

Qualifications: Mr. Embler provides the Board with experience in finance, asset management and restructurings, expertise in capital markets and capital management, and experience in the airline and healthcare industries, key markets for certain of CIT’s businesses. His experience as Chief Investment Officer of a major asset management firm provides the Board with an analytical view from the perspective of an investor.

William M. Freeman	Board Committees:		Other Public Directorships:
Age: 62	•	Compensation	•	TerreStar Corporation
	•	Nominating and Governance

Director Since: July 2003	Prior Senior Leadership Positions:		Senior Leadership Positions:
	•	Chairman of the Board of Arbinet-	•	Executive Chairman of General Waters Inc.
		thexchange, Inc.	•	Director, Value Added Holdings, Inc.
	•	Chief Executive Officer and Director of Leap	•	Board of Trustees of Drew University
		Wireless International	•	Chairman of Celadon Global Inc.
	•	Chief Executive Officer of Bell Atlantic-Washington, D.C.
	•	President of the Public Communications Group of Verizon Communications Inc.
	•	President and Chief Executive Officer of Bell Atlantic-New Jersey

Mr. Freeman has served as a director of CIT since July 2003. Mr. Freeman retired in February 2010 as Chairman of the Board of Arbinet-thexchange, Inc., in which capacity he had served since November 2007. Previously, Mr. Freeman served as President and Chief Executive Officer and Director of Arbinet-thexchange, Inc. from November 2007 until September 2008. Prior to joining Arbinet-thexchange, Mr. Freeman was elected to the Board of Motient Corp., now TerreStar Corporation, in February 2007, and Chairman of Motient/TerreStar in March 2007. Mr. Freeman also served as Chief Executive Officer and Director of Leap Wireless International, Inc. from May 2004 to February 2005 and as President of the Public Communications Group of Verizon Communications Inc. from 2000 to February 2004. Mr. Freeman served as President and Chief Executive Officer of Bell Atlantic-New Jersey from 1998 to 2000, President and Chief Executive Officer of Bell Atlantic-Washington, D.C. from 1994 to 1998, and in a number of other executive and management positions at Verizon since 1974. Mr. Freeman was a founder and co-owner of Synthesis Security LLC, a closely held telecommunications company. Mr. Freeman currently serves, or during the preceding five years served, on the Board of Directors of Terrestar Corporation, the Board of Trustees of Drew University, and as a director of Value Added Holdings, Inc., a privately held communications company, is the Executive Chairman and shareholder of General Waters Inc. (formerly Oh Daddy LLC), a privately held beverage marketing and distribution company, and Chairman of Celadon Global Inc., a privately held mergers and acquisitions research firm.

Qualifications: Mr. Freeman provides the Board with extensive experience in managing organizations of various sizes and extensive experience in the telecommunications industry, a key market for CIT’s lending products.

David M. Moffett	Board Committees:		Other Public Directorships:
Age: 62	•	Compensation	• •	eBay Inc. Genworth Financial, Inc.

Director Since: July 2010	Prior Senior Leadership Positions:		Senior Leadership Positions:
	•	Chief Executive Officer of Federal Home Loan Mortgage Corporation (Freddie Mac)	• •	Trustee of University of Oklahoma Foundation Trustee of Columbia Atlantic Mutual Funds
	•	Senior Advisor with the Carlyle Group LLC
	•	Vice Chairman and Chief Financial Officer of U.S. Bancorp
	•	Director of Building Materials Holding Corp.
	•	Director of MBIA Inc.
	•	Director of E.W. Scripps Company

Mr. Moffett has served as a director of CIT since July 2010. Mr. Moffett is the former Chief Executive Officer of Federal Home Loan Mortgage Corporation (Freddie Mac), in which capacity he had served from September 2008 to March 2009. Prior to this position, Mr. Moffett served as a Senior Advisor with the Carlyle Group LLC. Mr. Moffett also served as Vice Chairman and Chief Financial Officer of U.S. Bancorp from 2001 to 2007, and has held senior positions with a number of other banking institutions, including Star Banc Corporation, Firstar Corporation, Bank of America, Security Pacific, Sooner Federal Bank & Trust Co., and First National Bank & Trust Co. of Tulsa. Mr. Moffett has served on the Board of Directors of eBay Inc. since May 2007 and Genworth Financial, Inc. since 2012, and previously served on the Board of Directors of each of MBIA Inc., E.W. Scripps Company and Building Materials Holding Corp. Mr. Moffett is currently employed as a consultant to Bridgewater Associates, LP, a private hedge fund.

Qualifications: Mr. Moffett provides the Board with more than 30 years of strategic finance, risk management and operational experience in commercial banking, and experience in retail banking and management in a regulated environment. His experience as Chief Financial Officer of a major bank holding company provides the Board with insight into the financial, accounting and risk management issues of, and communicating with investors in, a bank holding company.

R. Brad Oates	Board Committees:		Other Public Directorships:
Age: 61	•	Risk Management	•	None

Director Since: December	Prior Senior Leadership Positions:		Senior Leadership Positions:
2009	•	Chairman of the Board of Directors of NFC Global, LLC	•	Chairman and Managing Partner of Stone Advisors, LP
	•	President and Chief Operating Officer of Bluebonnet Savings Bank FSB	•	Director of CIT Bank
	•	Director of GearingStone, LLC
	•	Director of Neways Inc.

Mr. Oates has served as a director of CIT since December 2009. He currently serves as Chairman and Managing Partner of Stone Advisors, LP, a strategic advisory firm specializing in distressed asset situations, which is currently engaged as a contractor by the Federal Deposit Insurance Corporation (“FDIC”) to assist in resolving bank receiverships. Prior to joining Stone Advisors, Mr. Oates served from 1988 until 2003 as President and Chief Operating Officer of Bluebonnet Savings Bank FSB, responsible for bank operations and strategic planning in a bank turnaround situation, and as Executive Vice President of Stone Holdings, Inc., the holding company for Bluebonnet Savings Bank and a private investment company specializing in banking, information services, risk management and emerging technologies. Mr. Oates currently serves, or during the preceding five years served, as Chairman of the Board of Directors of NFC Global, LLC, a privately owned provider of due diligence, risk consulting and compliance services, and as a director of each of GearingStone, LLC, a special servicing company for distressed bank assets, and Neways Inc., a privately owned dietary supplement and personal care products company.

Qualifications: Mr. Oates provides the Board with in-depth experience in successfully managing the turnaround of troubled financial institutions and a strong background in operating regulated commercial banks and strategic planning. His extensive experience in interacting with the FDIC and other bank regulators during his career provides the Board with insight into bank regulatory matters and supervisory expectations and communications. He also has experience in information technology and risk management.

Marianne Miller Parrs	Board Committees:		Other Public Directorships:
Age: 70	•	Audit (Chair)	•	Stanley Black & Decker, Inc.
	•	Regulatory Compliance	•	Signet Jewelers Limited

Director Since: January	Prior Senior Leadership Positions:		Senior Leadership Positions:
2003	•	Executive Vice President and Chief Financial Officer of International Paper Company	•	Board Member, United Way of the Mid-South
			•	Board Member, Rise Foundation
			•	Board Member, New Memphis Institute

Ms. Parrs has served as a director of CIT since January 2003. Ms. Parrs retired at the end of 2007 from International Paper Company where she had served as Executive Vice President and Chief Financial Officer since November 2005 and as interim Chief Financial Officer from May 2005 to November 2005. Ms. Parrs also has served as Executive Vice President with responsibility for Information Technology, Global Sourcing, Global Supply Chain — Delivery, a major supply chain project, and Investor Relations since 1999. From 1995 to 1999, Ms. Parrs served as Senior Vice President and Chief Financial Officer of International Paper Company. Previously, she served in a number of other executive and management positions at International Paper Company since 1974, and was a security analyst at a number of firms prior to joining International Paper Company. Ms. Parrs currently serves, or during the preceding five years served, on the Board of United Way of the Mid-South, the Board of Rise Foundation in Memphis, Tennessee, on the Board of the New Memphis Institute, Memphis, on the Board of Stanley Black & Decker, Inc., and on the Board, Chair of the Audit Committee and member of the Social Responsibility Committee of Signet Jewelers Limited.

Qualifications: Ms. Parrs provides the Board with financial and operational expertise as a result of her significant experience in those roles in industry, particularly in her roles as Chief Financial Officer and as the senior executive in charge of information technology and global supply chain management at a major industrial company, which provide a valuable perspective on financial and accounting issues and on processes and technology. She also has extensive audit committee experience and is an “Audit Committee Financial Expert,” as defined by the SEC.

Gerald Rosenfeld	Board Committees:		Other Public Directorships:
Age: 68	•	Risk Management (Chair)	•	None

Director Since: January	Prior Senior Leadership Positions:		Senior Leadership Positions:
2010	•	Deputy Chairman of Rothschild North America	•	Vice Chairman of U.S. Investment Banking of Lazard Ltd.
	•	President of G Rosenfeld & Co LLC	•	Director of Continental Grain Company
	•	Head of Investment Banking and a member of the Management Committee of Lazard Freres	•	Board of Overseers, New York University Stern School of Business
			•	Board Member, American Academy of Arts and Sciences
			•	Board Member, Catalist LLC
			•	Board of Trustees, City College of New York Foundation
			•	Trustee, New York University School of Law
			•	Director, Charles H. Revson Foundation

Mr. Rosenfeld has served as a director of CIT since January 2010. Mr. Rosenfeld re-joined Lazard Ltd. as Vice Chairman of United States investment banking effective March 1, 2011. He was Deputy Chairman of Rothschild North America from 2007 to 2011 and served as its Chief Executive Officer from 1999 to 2007. Prior to joining Rothschild, he was President of G Rosenfeld & Co LLC, an investment banking firm. Prior to founding G Rosenfeld & Co LLC in 1998, he was Head of Investment Banking and a member of the Management Committee of Lazard Freres & Co. LLC. Mr. Rosenfeld joined Lazard in 1992 after holding significant management positions at Bankers Trust Company, Salomon Inc. and its Salomon Brothers subsidiary and McKinsey & Company. Prior to joining McKinsey, Mr. Rosenfeld was a member of the faculty of the City College of New York, New York University and the University of Maryland. Mr. Rosenfeld currently serves, or during the preceding five years served, as a member of the Board of Directors of Continental Grain Company, on the Board of Overseers of New York University’s Stern School of Business, where he also serves as an Adjunct Professor of Finance, as a Board member of the American Academy of Arts and Sciences, as a Board member of Catalist LLC, on the Board of Trustees of City College of New York Foundation, as a Trustee of the New York University School of Law, where he is also a Professor of Practice, and as a Director of the Charles H. Revson Foundation.

Qualifications: Mr. Rosenfeld provides the Board with extensive experience and expertise in risk management and sophisticated financial matters gained by both practical experience in a regulated environment and through research and teaching finance-related courses at several prominent universities. He also has management experience as a senior executive in commercial banking, investment banking and capital markets.

Vice Admiral John R.	Board Committees:		Other Public Directorships:
Ryan, USN (Ret.) Age: 69	• •	Compensation Nominating & Governance	• •	Cablevision Systems Corporation Barnes & Noble, Inc.

Director Since: July 2003	Prior Senior Leadership Positions:		Senior Leadership Positions:
Lead Director Since: May 2008	•	Chancellor of the State University of New York	• •	President and Chief Executive Officer of the Center for Creative Leadership Chairman of the Board of Directors of the U.S. Naval Academy Foundation
	•	President of the State University of New York Maritime College
	•	Superintendent of the U.S. Naval Academy
	•	Commander of the Fleet Air Mediterranean, U.S. Navy
	•	Commander of the Patrol Wings for the U.S. Pacific Fleet, U.S. Navy
	•	Director of Logistics for the U.S. Pacific Command, U.S. Navy

Vice Admiral Ryan has served as a director of CIT since July 2003 and was appointed lead director (“Lead Director”) by the Board in May 2008. Mr. Ryan has been President and Chief Executive Officer of the Center for Creative Leadership in Greensboro, North Carolina since May 2007. Previously, Mr. Ryan served as Chancellor of the State University of New York from June 2005 to June 2007. Mr. Ryan also served as President of the State University of New York Maritime College from June 2002 until June 2005 while also serving as the Interim President of the State University of New York at Albany from February 2004 until February 2005. From

1998 to 2002, Mr. Ryan was Superintendent of the U.S. Naval Academy, Annapolis, Maryland. Mr. Ryan served in the U.S. Navy from 1967 to July 2002, including as Commander of the Fleet Air Mediterranean in Naples, Italy from 1995 to 1998, Commander of the Patrol Wings for the U.S. Pacific Fleet in Pearl Harbor from 1993 to 1995, and Director of Logistics for the U.S. Pacific Command in Aiea, Hawaii from 1991 to 1993. Mr. Ryan currently serves as a Director and member of the Audit Committee of Cablevision Systems Corporation, as a Director and member of the Audit Committee and Compensation Committee of Barnes & Noble, Inc., and as Chairman of the Board of the U.S. Naval Academy Foundation.

Qualifications: Vice Admiral Ryan provides the Board with experienced leadership and an expertise in managing large complex organizations, primarily in academia and the military. In addition, Mr. Ryan provides the Board with extensive experience in strategic planning, logistics, talent development and succession planning. His tenure as a director, and more recently as Lead Director, of CIT enables him to provide the Board with valuable experience in overseeing CIT’s business and providing leadership to the Board.

Sheila A. Stamps	Board Committees:		Other Public Directorships:
Age: 57	• •	Risk Management Regulatory Compliance	•	None

Director Since: February	Prior Senior Leadership Positions:		Senior Leadership Positions:
2014	•	Executive Vice President, Dreambuilder Investments, LLC	• •	Board of Directors, IES Abroad Commissioner, New York State Insurance Fund
	•	Director of Pension Investments and Cash Management at the New York Common Retirement Fund (“NYSCR Fund”)
	•	Managing Director, FleetBoston Financial (nka Bank of America)
	•	Managing Director & Head of European Asset-Backed Securitization, Bank One (nka J.P.Morgan Chase)

Ms. Stamps currently serves as a Commissioner on the Board of the New York State Insurance Fund, the largest worker’s compensation insurance provider in the state of New York, and on the Board of Directors of IES Abroad. She previously served as Executive Vice President of Corporate Strategy and Investor Relations at Dreambuilder Investments, LLC, a private mortgage investment company, from 2011 to 2012. She served from 2008 to 2011 as Director of Pension Investments and Cash Management at the New York State Common Retirement Fund, and from 2004 to 2005 as a Fellow at the Weatherhead Center for International Affairs at Harvard University. Prior to this, Ms. Stamps served as Managing Director and Head of Relationship Management, Financial Institutions at FleetBoston Financial (now part of Bank of America). From 1982 to 2003, she held a number of executive positions with Bank One Corporation (now part of J.P. Morgan Chase) and First Chicago Corporation including Managing Director and Head of European Asset-Backed Securitization and Managing Director and Senior Originator of Asset-Backed Securitization. She holds an M.B.A. from the University of Chicago.

Qualifications: Ms. Stamps provides the Board with in-depth knowledge of middle market commercial banking and capital markets in both the US and European markets. She is a senior financial executive with strategy, risk and business development expertise, and also is an experienced banker to the financial services industry. Her experience as a Director at the NYSCR Fund also enables her to provide the Board with an investor relations perspective and experience serving as a fiduciary in a complex financial environment.

Seymour Sternberg	Board Committees:		Other Public Directorships:
Age: 71	•	Compensation (Chair)	•	Express Scripts, Inc.

Director Since: December	Prior Senior Leadership Positions:		Senior Leadership Positions:
2005	•	Chairman of the Board of Directors & CEO of New York Life Insurance Company	• •	Board of Trustees, Hackley School Chairman of Board of Trustees of
	•	Board of Directors, U.S. Chamber of Commerce		Northeastern University
			•	Board of Trustees, New York-Presbyterian Hospital/Columbia University Medical Center

Mr. Sternberg has served as a director of CIT since December 2005. Mr. Sternberg served as Chairman of the Board of Directors & CEO of New York Life Insurance Company from April 1997 until June 2009. Mr. Sternberg joined New York Life as a Senior Vice President in 1989, and held positions of increasing responsibility, including Executive Vice President, Vice Chairman, President, Chief Operating Officer and Chief Executive Officer. Mr. Sternberg serves on the Board of Directors of Express Scripts, Inc., a pharmacy benefits manager. He is a member of the Council on Foreign Relations. Mr. Sternberg currently serves, or during the preceding five years served, on the boards of the U.S. Chamber of Commerce, New York-Presbyterian Hospital/Columbia University Medical Center, Northeastern University, the Hackley School, Big Brothers/Big Sisters, New York City Partnership, the New York City Leadership Academy, and the Kennedy Center Corporate Fund.

Qualifications: Mr. Sternberg provides the Board with extensive experience in managing a large regulated institution from his experience in the insurance industry. Based on his experience in multiple areas during his career, Mr. Sternberg provides the Board with insight into funding, financial management, risk management, and operations issues.

Peter J. Tobin	Board Committees:		Other Public Directorships:
Age: 70	•	Regulatory Compliance (Chair)	•	None.
	•	Risk Management

Director Since: July 2002	Prior Senior Leadership Positions:
	•	Director of AllianceBernstein Corporation (General Partner of AllianceBernstein Holding L.P.)	• • •	Director of AXA Financial Director of Rock Valley Tool Chief Financial Officer of The Chase Manhattan Corporation
	•	Interim Chief Executive Officer of CIT Group Inc.
	•	Dean of the Peter J. Tobin College of Business at St. John’s University
	•	Director of H.W. Wilson

Mr. Tobin has served as a director of CIT since July 1, 2002, and previously from May 1984 to June 1, 2001. Mr. Tobin served as CIT’s Interim Chief Executive Officer from January 19, 2010 through February 7, 2010. He retired from St. John’s University in May 2005, after serving as Special Assistant in Corporate Relations and Development to the President of St. John’s University since September 2003, and previously as Dean of the Peter J. Tobin College of Business at St. John’s University since August 1998. From March 1996 to December 1997, Mr. Tobin was Chief Financial Officer of The Chase Manhattan Corporation. From January 1992 to March 1996, Mr. Tobin served as Chief Financial Officer of Chemical Banking Corporation, a predecessor of The Chase Manhattan Corporation, and prior to that he served in a number of executive positions at Manufacturers Hanover Corporation, a predecessor of Chemical Banking Corporation. Mr. Tobin currently serves, or during the preceding five years served, as a director of AXA Financial, AllianceBernstein Corporation, a subsidiary of AXA Financial that manages mutual funds, H.W. Wilson, a publishing company, and as an officer and director of Rock Valley Tool.

Qualifications: Mr. Tobin provides the Board with expertise and experience on various financial and accounting issues as a former Chief Financial Officer with several large and diverse commercial banking institutions. He is also a certified public accountant. In addition, Mr. Tobin provides the Board with insight from a customer’s perspective as an officer and/or director of two privately held companies.

Laura S. Unger	Board Committees:		Other Public Directorships:
Age: 54	•	Nominating & Governance (Chair)	•	CA, Inc.
	•	Audit	•	Navient Corporation

Director Since: January	Prior Senior Leadership Positions:
2010	• •	Director of Ambac Financial Group Inc. Acting Chairperson of the U.S. Securities and Exchange Commission	•	Counsel to the United States Senate Committee on Banking, Housing and Urban Affairs
	•	Commissioner of the U.S. Securities and Exchange Commission	•	Director of MBNA Corporation
			•	Board Member, Children’s National Medical Center Foundation

Ms. Unger has served as a director of CIT since January 2010. She served as Commissioner of the SEC from November 1997 to February 2002, including Acting Chairperson of the SEC from February to August 2001. Subsequently, she served as a Regulatory Expert for CNBC. Before being appointed to the SEC, Ms. Unger served as Counsel to the United States Senate Committee on Banking, Housing and Urban Affairs. Prior to working on Capitol Hill, she was an attorney with the Enforcement Division of the SEC. Ms. Unger currently serves, or during the preceding five years served, as a director of CA, Inc., Navient Corporation, certain privately-held affiliates of Nomura Holding America Inc., Ambac Financial Group, Inc., the IQ Funds Complex, MBNA Corp. and Children’s National Medical Center. She also has acted as Special Adviser to Promontory Financial Group and as an Independent Consultant to JP Morgan Chase for the Global Analyst Conflict Settlement.

Qualifications: Ms. Unger provides the Board with insight about regulatory policy as well as operating in a regulatory environment, based on her experience as both a former Commissioner and a former enforcement attorney with the SEC. In addition, Ms. Unger provides the Board with insight into the political and legislative process, based on her experience as a staff counsel in the U.S. Senate. She also has significant corporate governance expertise.

Director Qualifications and Experience

The table below includes the qualifications and experience of each director that assisted the Board in determining the directors are qualified to serve on the Board and that the Board is composed of directors with diverse backgrounds and experiences.

Summary of Director Qualifications and Experience	John Thain	Ellen Alemany	Michael Embler	William Freeman	David Moffett	R. Brad Oates	Marianne Parrs	Gerald Rosenfeld	John Ryan	Sheila Stamps	Seymour Sternberg	Peter Tobin	Laura Unger
Business Head/Administration experience is important as directors with such experience typically possess strong leadership qualities and the ability to identify and develop those qualities in others.	X	X	X	X	X	X	X	X	X	X	X	X
Business Operations experience gives directors a practical understanding of developing, implementing and assessing our operating and business strategy.	X	X	X	X	X	X	X	X		X	X	X
Corporate Governance experience supports our goals of strong Board and management accountability, transparency and protection of shareholder interests.	X	X	X	X	X	X	X	X	X		X	X	X
Finance/Capital Allocation experience is important in evaluating our financial statements and capital structure.	X	X	X		X	X	X	X		X	X	X
Banking Expertise is important because it assists our directors in understanding and overseeing our banking activities, regulatory requirements and environment and financial reporting and internal controls.
	X	X			X	X				X		X
Financial Services Industry experience is important in understanding and reviewing our business strategy and financial statements.	X	X	X		X	X		X		X	X	X
Government/Public Policy experience is relevant to CIT as it operates in a regulated industry that is directly affected by governmental actions.									X				X

Summary of Director Qualifications and Experience	John Thain	Ellen Alemany	Michael Embler	William Freeman	David Moffett	R. Brad Oates	Marianne Parrs	Gerald Rosenfeld	John Ryan	Sheila Stamps	Seymour Sternberg	Peter Tobin	Laura Unger
International experience is important in understanding and reviewing our international businesses.	X	X						X	X	X	X
Risk Management experience is critical to the Board’s role in overseeing the risks facing CIT.	X	X	X		X	X	X	X		X	X	X
Marketing/Sales experience is relevant to CIT as it seeks to identify and develop new markets for its products and services and new products and services for its customers.				X						X	X
Technology Systems experience is relevant to CIT as it looks for ways to enhance CIT’s customer experience and retention and internal operating efficiencies and controls.	X					X	X				X
Academia/Education experience brings perspective regarding organizational management relevant to our business.	X			X				X	X		X	X	X

CORPORATE GOVERNANCE

CIT is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values promote long-term performance and reevaluates our governance policies on an ongoing basis to ensure they sufficiently meet CIT’s needs and our stockholders’ interests. Listed below are some of the significant corporate governance practices and policies we have adopted.

Ö   Majority Voting in Director Elections. If an election is uncontested, each of our director-nominees has agreed to tender his or her irrevocable contingent resignation if he or she is not elected by a majority of the votes cast by stockholders. Our Governance Committee will promptly consider the director’s resignation and recommend to our Board whether to accept or reject the resignation. Our Board will act on the Governance Committee’s recommendation within 90 days of the applicable stockholder meeting and will then publicly disclose its decision.

Ö   Lead Director. Our Corporate Governance Guidelines establish the role of an independent lead director who is elected annually by a majority vote of the independent directors. More information about the role of the lead director and our Board structure may be found in this Proxy Statement under the heading “Board Leadership Structure”.

Ö   Absence of a Stockholder Rights Plan. We do not have a stockholder rights plan and are not currently considering adopting one.

Ö   Stock Ownership Requirements. Both our directors and senior executive officers are required to own a minimum amount of CIT’s common stock at all times while they remain with CIT.

Ö   Political Contributions. CIT believes that an important part of responsible corporate citizenship is participation in the political and public policy process. However, even where legally permitted, CIT’s policy is not to use any company funds or property for any candidate campaign funds including candidate campaign committees, political parties, caucuses, or independent expenditure committees (superPACs).

Ö   Related Person Transactions Policy. Our Governance Committee is responsible for approving or ratifying transactions involving CIT and related persons and determining if the transaction is in, or not inconsistent with, the best interests of CIT and our stockholders. More information about our Related Person Transactions Policy may be found below under the heading “Related Person Transactions Policy”.

Ö   Executive Sessions. Our Board meets regularly in executive sessions without the presence of management, including our Chairman. These sessions are led by our Lead Director.

Ö   Limitations on Participation on Other Boards. To ensure that our directors have sufficient time to devote proper attention to their responsibilities as directors of CIT, unless otherwise approved by the Governance Committee, employed directors are limited to service on two boards of other publicly traded companies, while other directors may not serve on the boards of more than four other public companies.

Ö   Hedging, Margin Accounts and Pledged Securities. CIT’s directors and employees are prohibited from entering into financial transactions to hedge their ownership interest in CIT’s securities, holding CIT’s securities in a margin account, or otherwise pledging CIT’s securities as collateral for a loan.

Ö   Board and Committee Evaluations. Each year, each director completes a questionnaire reflecting his or her assessment of the effectiveness of the Board and the committees on which he or she serves. The General Counsel confidentially summarizes the directors’ responses for review by the Nominating and Governance Committee, the Board and committees. The Board and committees review the summary in executive session and considers what actions, if any, to take as a result.

Additional information is provided below regarding these and certain other key corporate governance policies which we believe enable us to manage our business in accordance with the highest standards of business practices and in the best interests of our stockholders. Investors can find a copy of CIT’s Corporate Governance Guidelines and other governance policies on our website at http://www.cit.com/about-cit/corporate-governance/index.htm. Information contained on the CIT website does not constitute part of this Proxy Statement.

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the Board be composed of directors who meet the independence criteria established by the NYSE. For a director to be considered independent, the Board must affirmatively determine that neither the director nor any of such director’s immediate family has a material relationship with CIT (either directly, or as a partner, stockholder, or officer of an organization that has a relationship with CIT). In making its determination, the Board considers all relevant facts and circumstances, both with respect to the director and with respect to any persons or organizations with which the director has an affiliation, including immediate family members. The Board also considers the specific independence criteria for directors as defined by the NYSE.

In furtherance of our Board’s commitment to maintain the independence of our independent directors, the Board implemented a charitable contributions policy. The policy requires that if any charitable contribution proposed to be made by CIT to an organization in which a director is affiliated exceeds the lesser of (i) $25,000 or (ii) 2% of the charitable organization’s most recently reported annual consolidated gross revenues, such contribution is subject to the approval of the Governance Committee. In determining whether to approve any such contribution, the Governance Committee considers whether the donation would impair the director’s independence.

Based on the foregoing considerations, the Board has determined that, except for Mr. Thain, our CEO, all of CIT’s directors are independent and each of the Board Committees are composed solely of independent directors. In making this determination, the Board considered the transactions described below under the heading “Related Person Transactions Policy”.

Michael J. Embler currently serves on the Board of Directors of American Airlines Group, Inc. (“American Airlines”). CIT has had and continues to have various business dealings with American Airlines, including aircraft loans and leases. At its July 15, 2013 meeting, the Nominating & Governance Committee of the CIT Board reviewed the existing relationships between CIT and American Airlines for purposes of considering any potential impact on Mr. Embler’s independence and other governance matters. The Nominating & Governance Committee determined that Mr. Embler’s independence would not be compromised, provided Mr. Embler recuses himself from any CIT Board decisions that could reasonably have an impact on American Airlines.

Related Person Transactions Policy

The Board has adopted a “Related Person Transactions Policy” for the review and approval of “related person transactions,” which is defined under such policy as any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which CIT was or is to be a participant, the amount involved exceeds or is expected to exceed $120,000 in a single calendar year, and an executive officer, director, director nominee, or a 5% beneficial owner of any class of CIT’s voting securities (or any of their respective immediate family members) had or will have a direct or indirect material interest, other than the following:

•	interests arising solely from the related person’s position as a director or limited partner, or from the direct or indirect ownership by the related person, and all other related persons, in the aggregate of less than a 10% equity interest in another corporation or organization that is a participant in the transaction;

•	amounts due from related persons to CIT for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments, and for other indebtedness transactions in the ordinary course of business;

•	interests arising solely from the ownership of a class of CIT’s equity securities, if all holders of that class of equity securities receive the same benefit on a pro rata basis;

•	transactions where price is determined by competitive bid, or where the service is rendered as a common carrier or public utility at rates fixed pursuant to law;

•	transactions that involve compensation to a director, or compensation to executive officers, approved by the Board;

•	interests arising solely from the related person’s position as an executive officer or director of another entity that is a participant in the transaction, where (a) the related person and his or her immediate family members own in the aggregate less than a 5% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction, and (c) the amount involved in the transaction equals less than 2% of the annual gross revenues of each of CIT and the other entity that is a participant in the transaction.

Under this written policy, any proposed related person transaction will be considered at the next meeting of the Governance Committee, but if it is not desirable for CIT to wait until the next meeting, the transaction will be submitted to the Chairperson of the Governance Committee for approval, subject to reporting any such approval at the next Governance Committee meeting. In either case, the benefits to CIT, the availability of other sources of comparable products or services, the terms of the transaction, the terms available to unrelated third parties, and whether the transaction was undertaken in the ordinary course of business, will be considered. The Governance Committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of CIT and its stockholders, as the Governance Committee determines in good faith. In certain circumstances, if the Chief Executive Officer, Chief Financial Officer or General Counsel of CIT becomes aware of a related person transaction that has not been previously approved or ratified under the policy, the Governance Committee will determine if rescission of the transaction is appropriate, and will request that the Chief Financial Officer evaluate CIT’s controls and procedures to ascertain the reason the transaction was not submitted to the Governance Committee or its Chairperson for prior approval.

We have in the past and may in the future enter into certain transactions with affiliates, other than directors and executive officers. Such transactions have been, and it is anticipated that such transactions will continue to be, entered into on an arm’s length basis at a fair market value for the transaction.

There were no transactions reviewed by the Governance Committee in 2014 under the Related Person Transactions Policy.

Appointment of Directors

Each of CIT’s thirteen nominees for director is a current director of CIT.

Diversity of Directors

Under our Corporate Governance Guidelines, the Board has adopted a diversity policy and seeks diversity in its members with respect to background, skills and expertise, industry knowledge, and experience. Our Corporate Governance Guidelines set forth general criteria for nomination and re-nomination to the Board, including:

•	judgment, integrity, commitment, and candor;

•	leadership and decision-making experience in complex organizations, including corporations, banking and financial institutions, and government, education, and military institutions;

•	expertise, knowledge, and skills useful for overseeing our business; and

•	diversity of background, perspectives, skills and experience.

When considering directors for re-nomination, the Governance Committee also considers attendance, preparedness, participation and candor.

The Governance Committee reviews with the Board the skills, characteristics and diversity of background appropriate for CIT’s directors. When seeking to fill Board vacancies, the Governance Committee evaluates the skills and characteristics of the existing directors, including the diversity of background, perspectives, and experience of the directors, to identify any gaps that should be filled. The Governance Committee then utilizes that information to guide its search for new director nominees.

Majority Voting for Directors

Under our By-Laws and Corporate Governance Guidelines, if the nominees are all nominated by CIT, a nominee for director is elected if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election; however, directors are elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Corporate Secretary of CIT receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees set forth in our By-Laws, and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth day before CIT first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, as permitted under Delaware law and our By-Laws, stockholders shall not be permitted to vote “against” a nominee. Votes cast shall not include abstentions with respect to the election of directors. Under our Corporate Governance Guidelines, if a majority vote is required, any nominee who fails to receive the required vote “for” his or her election or re-election must promptly tender his or her resignation to the Chairman of the Board. If an incumbent director fails to receive the required vote for re-election, the Governance Committee will promptly consider the resignation submitted by such director and will recommend to the full Board whether to accept such resignation. The Governance Committee will consider all factors that it deems relevant in making its recommendation, including any stated reasons why stockholders voted “against” the director, the length of service and qualifications of the director, the director’s contributions to CIT and CIT’s Corporate Governance Guidelines.

The Board will act on the recommendation of the Governance Committee no later than 90 days following the date of the stockholders’ meeting at which the election occurred. The Board will review the factors considered by the Governance Committee and such other information and factors as the Board deems relevant. We will promptly disclose the Board’s decision whether to accept the resignation as tendered, and provide a full explanation of the process by which the decision was reached and, if applicable, the reasons the Board rejected the tendered resignation, in a Form 8-K filed with the SEC.

If one or more directors’ resignations are accepted by the Board, the Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman are currently held by one person, John A. Thain. In deciding to continue CIT’s practice of combining the Chief Executive Officer and Chairman positions, the primary factors considered by the Board were the importance of a unified strategic and operating focus, the benefits of clarity in the management structure of the organization, and the need for consistent communications to stockholders, customers, regulators and other constituencies. This structure also best assures that Mr. Thain is able to use his in-depth knowledge and perspective gained from running CIT to effectively and efficiently guide our Board. By being closely connected with both CIT’s senior level managers and the Board, Mr. Thain is better able to appreciate and balance the perspectives of both groups.

To establish a liaison between the non-management directors and the Chairman and Chief Executive Officer and foster effective communication between them, the independent directors on CIT’s Board also appoint a Lead Director who is independent of management. This position is currently held by Vice Admiral John R. Ryan. The Board has structured the role of our independent Lead Director to strike an appropriate balance to the combined Chairman and Chief Executive Officer role and to fulfill the important requirements of independent leadership on the Board. As Lead Director, Mr. Ryan:

•	presides over all meetings of the Board at which the Chairman is not present;

•	presides at executive sessions of the Board;

•	develops and approves meeting agendas for the Board to ensure that management is addressing all matters of concern or interest to the Board and that sufficient time for discussion is allocated for each matter; and

•	serves as a liaison between the Chairman and the independent directors.

The Board’s Role in Risk Oversight

The Board believes that evaluating how CIT’s executive team manages the various risks confronting CIT is one of the most important areas of its oversight responsibilities and that effectively balancing risk and return is critical to the long-term success of CIT. CIT has a comprehensive enterprise risk management program that governs the policies and procedures used by management to monitor, evaluate and manage the risks we assume in conducting our business activities. Our Board’s oversight of this risk management process is conducted primarily by our Audit Committee and our Risk Management Committee; however, each of the other Board Committees also considers risk within its area of responsibility.

Audit Committee

The duties of the Audit Committee include reviewing and discussing with the appropriate members of management CIT’s major financial risk exposures, including interest rate, liquidity, foreign currency exposure, cash investment, funding, swap-counterparty, and asset-liability management risks, as well as overseeing CIT’s internal controls over financial reporting. In addition, the Audit Committee is responsible for the oversight of, and receives regular reports regarding, CIT’s internal audit and compliance functions and risks related to litigation, compliance and legal matters as well as enterprise, operations and market risks. The Audit Committee and Risk Management Committee meet together quarterly in joint sessions to ensure appropriate communications regarding areas of overlap in overseeing risk.

Risk Management Committee

The duties of the Risk Management Committee include overseeing CIT’s risk management functions and processes, including (a) reviewing and recommending to the Board an annual risk appetite statement, and reviewing management’s risk appetite limits report to confirm that CIT is operating within its risk appetite statement, (b) ensuring that management has established processes and an enterprise risk management framework and governance structures designed to identify, bring to the Board’s and/or the Risk Management Committee’s attention, and appropriately manage, monitor, control and report exposures to the major risks affecting CIT, including risk management deficiencies and the timely implementation of corrective actions to address such deficiencies, (c) monitoring the performance, quality and trends associated with CIT’s credit portfolio, (d) assessing, jointly with the Audit Committee, the adequacy of CIT’s allowance for loan losses and management’s methodology for determining such allowance, (e) receiving, jointly with the Compensation Committee, management’s assessment of the effectiveness of the design and operation of CIT’s incentive compensation programs, and (f) overseeing CIT’s stress testing process. The Risk Management Committee also oversees CIT’s loan review function, information security processes, business continuity planning, and the use of insurance to manage certain of CIT’s risks.

Compensation Committee

The duties of the Compensation Committee include regularly assessing risks related to our compensation programs, including our executive compensation practices. Management provides information on a regular basis to the Compensation Committee regarding compensation elements and features that could mitigate or encourage excessive risk-taking. In assessing compensation related risks, the Compensation Committee, together with the Risk Management Committee, considers the balance between annual and longer-term performance incentives, performance measures that motivate sustained performance while prudently managing risk, stock ownership guidelines that align executives’ interests with those of our stockholders, and our clawback policy to recoup compensation.

Nominating & Governance Committee

The duties of the Nominating & Governance Committee include reviewing and minimizing risks by ensuring appropriate policies and practices exist and are implemented to avoid or manage conflicts of interest by and among CIT, its executive officers, directors, director nominees and stockholders, overseeing an effective succession planning process, overseeing CIT’s Political Contributions Policy and lobbying practices, and adopting prudent governance policies. For more information, see Corporate Governance section — list of significant corporate governance practices and policies in this Proxy Statement.

Regulatory Compliance Committee

The duties of the Regulatory Compliance Committee include monitoring and overseeing CIT’s relationships with regulators and its compliance with and resolution of any significant issues or matters identified by any banking regulatory authority.

Succession Planning

The Board is actively engaged and involved in talent management. The Board reviews the Company’s human resources strategy in support of its business strategy at least annually. This process includes a detailed discussion of the Company’s leadership bench strength and succession plans with a focus on key positions at the senior officer level. In addition, the Board Committees regularly discuss the talent depth for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. For more information on CIT’s Board Committees, see “Corporate Governance — Board Committees” below.

Director and Senior Executive Officer Stock Ownership Policy

CIT believes that significant stock ownership by its directors and senior executive officers further aligns their and CIT stockholders’ interests. Accordingly, under our Corporate Governance Guidelines, within a specified period of time, directors are required to own shares of CIT’s common stock at least equal in value to five times the amount of the directors’ annual retainer fee. “Value” is generally calculated as the number of shares owned multiplied by the greater of (i) the current stock price or (ii) the 3-year average stock price of CIT’s common stock. This minimum stock ownership must be maintained for as long as both (a) such director remains on the Board and (b) CIT’s common stock is publicly traded on a national securities exchange. Senior executive officers of CIT are also required to own a minimum amount of CIT shares as further described in the “Compensation Discussion and Analysis” portion of this Proxy Statement.

Board Committees

During 2014, our Board maintained an Audit Committee, a Compensation Committee, a Governance Committee, a Risk Management Committee and a Regulatory Compliance Committee as standing committees. Each Board Committee is currently comprised of four directors. Each director serving on the Audit Committee, the Compensation Committee, the Governance Committee, the Risk Management Committee, and the Regulatory Compliance Committee is independent as defined by the NYSE and applicable law. Each Board Committee has a separate chair and operates under a written charter. The current version of the written charter of each standing Board Committee is available on our website at http://www.cit.com/about-cit/corporate-governance /board-committees/index.htm.

Board Committee Assignments

Director	Audit Committee	Compensation Committee	Nominating & Governance Committee	Risk Management Committee	Regulatory Compliance Committee
Ellen R. Alemany	•				•
Michael J. Embler	•		•
William M. Freeman		•	•
David M. Moffett		•
R. Brad Oates				•
Marianne M. Parrs	CHAIR				•
Gerald Rosenfeld				CHAIR
Vice Admiral John R. Ryan		•	•
Sheila A. Stamps				•	•
Seymour Sternberg		CHAIR
Peter J. Tobin				•	CHAIR
Laura S. Unger	•		CHAIR
2014 Meetings	8	8	7	7	7

Board Committee Duties, Generally

Each Board Committee:

•	conducts its duties consistent with its written charter, which it reviews and updates (if appropriate) at least annually;

•	conducts a self-evaluation annually;

•	cooperates and coordinates with the other Board Committees on areas where the substance of their activities overlap; and

•	regularly reports to the Board.

Audit Committee

The Audit Committee’s duties include:

•	monitoring the quality and integrity of our financial reporting process, financial statements and systems of internal controls regarding finance and accounting;

•	monitoring compliance with our “Code of Business Conduct,” other compliance policies, and legal and regulatory requirements;

•	reviewing the budget, plan and activities of the Internal Audit Department and the appointment, performance and replacement of the Chief Auditor;

•	reviewing the budget, plan and activities of the Compliance Department and the appointment, performance, and replacement of the Chief Compliance Officer;

•	retaining, determining the compensation of, and monitoring the qualifications, independence and performance of the independent auditors, including approving in advance all audit and non-audit engagements;

•	overseeing the management of our financial, litigation and compliance risks; and

•	approving the “Audit Committee Report” for inclusion in our annual proxy statement.

The Board has determined that Ms. Parrs meets the standard of “Audit Committee Financial Expert,” as defined by the rules of the SEC, and that each member of the Audit Committee is independent from management and financially literate, as defined by the NYSE listing standards.

Compensation Committee

The Compensation Committee evaluates, oversees and approves the compensation and benefits for our executive officers and other employees, and is responsible for the following:

•	overseeing, reviewing and approving of the overall goals and purposes of CIT’s incentive compensation programs for all employees, to ensure that such programs appropriately balance risk and financial results and do not encourage excessive risk taking;

•	reviewing and recommending to the Board for approval the corporate goals and objectives relevant to CEO compensation;

•	recommending to the Board the compensation and benefits for the CEO considering CIT’s and his performance relative to financial, strategic and other goals and objectives approved by the Board and the value of compensation granted to CEO’s at comparable or peer companies;

•	approving the compensation for our executive officers and reviewing the compensation for all employees (other than our executive officers) whose annual compensation exceeds $1 million;

•	meeting at least annually to discuss and evaluate employee compensation plans with CIT’s Chief Risk Officer in light of an assessment of any risk posed to CIT, to ensure that such plans do not encourage employees to take unnecessary and excessive risks and to ensure that such plans do not encourage the manipulation of CIT’s reported earnings to enhance the compensation of any of CIT’s employees;

•	receiving and reviewing, jointly with the Risk Management Committee, management’s assessment of the effectiveness of the design and operation of CIT’s incentive compensation programs in providing risk-taking incentives that are consistent with the safety and soundness of CIT;

•	maintaining compensation practices that are consistent with applicable market standards and compliant with applicable regulatory requirements;

•	approving significant amendments to the retirement, severance and other compensation and benefit plans in which our executive officers participate;

•	discussing, reviewing with management and approving the disclosure regarding compensation and benefit matters and the “Compensation Discussion and Analysis” in CIT’s annual proxy statement; and

•	approving the “Compensation Committee Report” for inclusion in our annual proxy statement.

The Compensation Committee may form and delegate authority to subcommittees comprised of one or more members of the Compensation Committee. It may also delegate to CIT’s employee benefits committee the responsibility to review and recommend material revisions to retirement plans, severance plans, plans permitting deferral of compensation, or any other benefit plan in which the executive officers are participants. The Compensation Committee also has the authority to engage such consultants and independent counsel as it determines is appropriate to assist it in the performance of its responsibilities.

In 2014, the Compensation Committee engaged the independent, external consulting firm Pay Governance LLC (“Pay Governance”) to advise the Compensation Committee on all matters relating to the compensation of our executive officers. The Compensation Committee directly retained Pay Governance independently from CIT management, and CIT does not utilize Pay Governance for any other purpose. The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC rules and concluded that Pay Governance’s work for the Compensation Committee does not raise a conflict of interest.

Nominating & Governance Committee

The Nominating & Governance Committee oversees CIT’s governance policies and processes for nominating directors, which duties include:

•	identifying and recommending qualified candidates to fill positions on the Board and its Board Committees;

•	reviewing and recommending to the Board the compensation and benefits for directors (other than directors who are also employees of CIT);

•	overseeing the evaluation of the structure, duties, size, membership and functions of the Board and its Board Committees;

•	overseeing the self-evaluation of the Board and its Board Committees;

•	overseeing CIT’s Corporate Governance Guidelines and related policies;

•	overseeing the succession planning process for CIT’s Chief Executive Officer, executive officers and senior managers; and

•	reviewing disclosures in CIT’s annual proxy statement regarding the Nominating & Governance Committee and the director nominating process, as well as any stockholder proposals and statements in opposition.

The Nominating & Governance Committee considers and evaluates all director candidates recommended by our stockholders in accordance with the procedures set forth in our Corporate Governance Guidelines. Stockholders may propose qualified nominees for consideration by the Nominating & Governance Committee by submitting the names and supporting information in writing to: Office of the General Counsel, CIT Group Inc., One CIT Drive, Livingston, New Jersey 07039. Such supporting information shall include (1) a statement containing the notarized signature of the nominee whereby such nominee consents to being nominated to serve as a director of CIT and to serving as a director if elected by the stockholders; (2) information in support of the nominee’s qualifications to serve on the Board and the nominee’s independence from management; (3) the name or names of the stockholders who are submitting such proposal, the number of shares of CIT common stock held by each such stockholder, and the length of time such shares have been beneficially owned by such stockholders; and (4) any other information that the stockholder believes to be pertinent. To be considered for nomination, any such nominees shall be proposed as described above no later than December 15th of the calendar year immediately preceding the applicable annual stockholders meeting. Our Corporate Governance Guidelines provide that no person shall qualify for service as a director if he or she is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than CIT, or has received any such compensation or other payment from any person or entity other than CIT, in each case in connection with candidacy or service as a director of CIT.

Regulatory Compliance Committee

The Regulatory Compliance Committee oversees CIT’s compliance with all significant bank regulatory matters, including:

•	overseeing and monitoring CIT’s significant bank regulatory matters, including CIT’s progress in addressing the action items noted by banking regulators in examination and similar reports, and in annual and periodic assessment reports; and

•	overseeing and monitoring other regulatory oversight matters not specifically handled by other Board committees or the Board itself.

Risk Management Committee

The Risk Management Committee oversees CIT’s risk management functions and processes, which address many of the major risks inherent to CIT’s business, including credit risk, market risk, reputation risk, business continuity, and operational risk and is responsible for the following:

•	overseeing our enterprise risk management functions and processes, including reviewing and recommending to the Board an annual risk appetite statement and reviewing management’s risk appetite limits report to confirm that CIT is operating within its risk appetite statement, overseeing CIT’s risk monitoring programs and processes, monitoring the performance and quality of CIT’s credit portfolio, reviewing and assessing CIT’s risk grading methodology, confirming that sufficient and appropriate resources are dedicated to risk management, overseeing CIT’s stress testing process, and managing, monitoring, controlling and reporting exposures to the major risks affecting CIT, including risk management deficiencies and the timely implementation of corrective actions to address such deficiencies;

•	reviewing the plan, budget, activities, organizational structure, staffing, scope of authority and qualifications of the loan review organization responsible for auditing compliance with CIT’s credit policies and practices;

•	reviewing and ensuring the adequacy of CIT’s business continuity and disaster recovery plans, training programs, and threat analysis;

•	reviewing and ensuring the adequacy of CIT’s information security policies and technology risk management program; and

•	reviewing CIT’s corporate insurance program at least annually.

Stockholder Communications with the Board

Any person who has a concern about CIT’s governance, corporate conduct, business ethics or financial practices may communicate that concern to the non-management directors. In addition, CIT’s stockholders may communicate with the Board regarding any topic of current relevance to CIT’s business. Any of the foregoing communications should be submitted in writing to the Lead Director, the Audit Committee, or the non-management directors as a group by writing to them, c/o CIT’s General Counsel and Secretary, One CIT Drive, Livingston, New Jersey 07039, or by email to directors@cit.com. Concerns and stockholder communications may also be directed to the Board by calling the CIT Hotline in the U.S. or Canada at 1-877-530-5287. To place calls from other countries in which CIT has operations, individuals may call the toll free numbers listed in our Code of Business Conduct, which is available on our website at http://www.cit.com/about-cit/corporate-governance/index.htm. These concerns can be reported confidentially or anonymously. Concerns and issues communicated to the Board will be addressed through CIT’s regular procedures:

•	depending on the nature of the concern or issue, your communication may be referred to CIT’s Chief Auditor, General Counsel, Head of Human Resources or other appropriate executive for processing, investigation, and follow-up action;

•	concerns relating to CIT’s accounting, internal accounting controls or auditing matters will be referred to the Audit Committee; and

•	other concerns may be referred to either CIT’s Lead Director or to one or more non-management members or Board Committee.

CIT’s General Counsel reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials or any other communications intended solely to market services or products to directors or CIT.

Compensation Committee Interlocks, Insider Participation and Banking Interlocks

There are no interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under SEC rules. No member of our Compensation Committee is a current or former officer or employee of CIT. No member of our Board and none of our “senior executive officers” (as defined in 12 C.F.R. §303.101) is a management official of an unaffiliated depository organization.

Legal Proceedings

There are no known legal proceedings or events in the past ten years that are material to an evaluation of any director, executive officer, or person nominated to become a director or executive officer of CIT, other than CIT’s bankruptcy in 2009.

CIT Political Contributions Policy

CIT believes that an important part of responsible corporate citizenship is participation in the political and public policy process. The focus of these efforts is on issues that affect the company, our operations, employees, customers, shareholders and local communities. Our business is subject to extensive laws and regulations at the federal, state and local levels, and changes to these laws can significantly affect how we serve our customers and the costs we incur. It is important for CIT to engage in the political dialogue to advance the interests of our company. The CIT Government Relations Department works closely with all of our lines of business to manage our legislative and political activities in a manner consistent with good corporate governance practices and in compliance with all legal requirements.

•	Even where legally permitted, CIT’s policy is not to use any company funds or property for any candidate campaign funds including candidate campaign committees, political parties, caucuses, or independent expenditure committees (superPACs).

•	CIT may use its on-staff government relations professionals, contract lobbyists, and trade associations to monitor and provide comments on proposed legislation and regulations that may affect how our customers can be served. The Director of Government Relations must approve any lobbying activities by employees or the use of company funds for lobbying.

•	CIT’s Political Action Committee (PAC) is a non-partisan committee that provides an opportunity for company employees to participate in the political process. The PAC is funded entirely through voluntary contributions from eligible CIT employees, and uses those funds to support candidates running for elective office, political parties, and other political action committees that are supportive of CIT’s public policy goals.

•	CIT’s Code of Business Conduct encourages employees to participate in civic and political activities on their own time based on their individual desires and political preferences, including making personal contributions to political candidates or activities, as long as they do not express or imply that they are acting on behalf of CIT.

Hedging, Margin Accounts and Pledged Securities

CIT’s directors and employees are prohibited from entering into financial transactions to hedge their ownership interest in CIT’s securities, including trading in publicly traded options, puts, calls, collars or other derivative instruments related to CIT’s stock or debt. CIT’s directors and employees are also prohibited from holding CIT’s securities in a margin account or otherwise pledging CIT securities as collateral for a loan.

DIRECTOR COMPENSATION

The Nominating and Governance Committee recommends to the Board the compensation and benefits for CIT’s non-employee directors. The objectives of the director compensation program are to attract highly qualified individuals to serve on the Board and to align their interests with our stockholders. Employee directors do not receive compensation for their services as a director.

CIT’s director compensation plan (the “Director Compensation Plan”), which was effective as of May 11, 2011, is described below. Directors’ compensation is earned for each twelve-month period beginning in May and ending in April, but is disclosed in the annual proxy statement on a fiscal year basis. Effective May 2011, CIT amended its Director Compensation Plan to change its director equity-based awards from a uniform amount to a variable amount as described below under the heading “Annual Compensation”.

Initial Equity Awards

A one-time grant of restricted stock units (“RSUs”) valued at $100,000 at the time of grant is awarded to directors in connection with their appointment to the Board, subject to applicable black-out periods and applicable vesting terms.

Annual Compensation

The following table outlines the elements of compensation paid annually to directors for each twelve-month period beginning in May and ending in April of the following calendar year, and determined by each director’s role on the Board, pursuant to the Director Compensation Plan.

	Lead Director, Board Committee Chairs and Directors Serving on more than one Board Committee	All Other Directors
Cash Retainer	$60,000	$60,000
Equity-Based Award (1)	$105,000 to $145,000	$95,000
Total	$165,000 to $205,000	$155,000

(1)	CIT’s Director Compensation Plan provides for director equity-based awards in the form of RSUs as follows: $25,000 for serving as Audit Committee Chair, $15,000 for serving as Risk Management, Compensation or Special Compliance Committee Chair, $10,000 for serving as Governance Committee Chair, $15,000 for serving as Lead Director and $10,000 for serving on more than one Board Committee. The range of compensation listed in the “Equity-Based Award” and “Total” rows of the table represent the foregoing amounts. The maximum amounts in such ranges presume that a director serves as Audit Committee Chair and Lead Director and serves on more than one Board Committee.

Annual Cash Retainer

An annual cash retainer of $60,000 is payable semi-annually in May and October of each year. Alternatively, directors may elect to receive their cash retainer in any combination of cash and RSUs that settle 100% in shares of CIT stock. RSUs granted in lieu of cash as part of the annual retainer vest in full on the first anniversary of the grant date.

Annual Equity Awards

Directors’ equity-based awards are granted in May of each year in the form of RSUs that settle 50% in cash and 50% in shares and vest in three equal installments beginning on the first anniversary of the date of the grant. Directors may elect to receive 100% of vested RSUs in shares of CIT stock.

Pro-Ration Upon Joining the Board

Annual cash retainers and the value of annual equity-based awards payable to directors with respect to the compensation year during which they are named to the Board are prorated, based on the number of months remaining in the compensation year at the time they are appointed to the Board divided by twelve.

Meeting Fees

No additional fees are paid for attendance at Board or Board Committee meetings.

Out-of-Pocket Expenses

Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board or Board Committee meetings and functions and for continuing education related to serving as a director of CIT.

2014 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3)(4) ($)	Total ($)
(a)	(b)	(c)	(h)
John A. Thain (1)	$–	$–	$–
Ellen R. Alemany	$80,000	$236,667	$316,667
Michael J. Embler	$60,000	$105,000	$165,000
William M. Freeman	$60,000	$105,000	$165,000
David M. Moffett	$60,000	$95,000	$155,000
Marianne Miller Parrs	$60,000	$130,000	$190,000
R. Brad Oates (5)	$60,000	$95,000	$155,000
Gerald Rosenfeld	$60,000	$110,000	$170,000
Vice Admiral John R. Ryan	$60,000	$120,000	$180,000
Sheila A. Stamps	$75,000	$231,250	$306,250
Seymour Sternberg	$60,000	$110,000	$170,000
Peter J. Tobin	$60,000	$120,000	$180,000
Laura S. Unger	$60,000	$115,000	$175,000

(1)	Mr. Thain’s compensation during 2014 was based solely on his role as CEO of CIT, as disclosed in the “Summary Compensation Table” and discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)	During 2014, directors received an annual retainer of $60,000, which was payable in cash or converted to a number of RSUs at each director’s election. In addition, Mses. Alemany and Stamps also received a prorated retainer of $20,000 and $15,000, respectively based on when they became directors during 2014. The grant date fair value of RSUs received at each director’s election did not exceed the value of the foregone cash retainer, and no amount related to such awards is therefore included in the “Stock Awards” column. All of the directors, other than Ms. Alemany and Mr. Rosenfeld who elected to receive 100% of their retainer as RSUs, received their retainers as cash. Ms. Alemany’s and Mr. Rosenfeld’s 2014 retainer, as well as a portion of Ms. Alemany’s prorated retainer upon becoming a Director, was converted to a number of RSUs based on the closing price of CIT common stock on the respective grant dates, and are scheduled to vest 100% on the first anniversary of the date of each award, respectively. The number of RSUs granted and the grant date fair value of awards granted at Ms. Alemany’s and Mr. Rosenfeld’s election, are as follows: Ms. Alemany, 298 granted on 1/29/14 ($13,940); and each of Ms. Alemany and Mr. Rosenfeld, 714 RSUs granted on 5/13/14 ($30,000), and 619 granted on 10/29/14 ($30,000).

(3)	Represents the aggregate grant date fair value of RSUs granted during 2014 for each director, other than for RSUs granted as part of the annual retainer and described in footnote 2 above. These amounts do not represent the actual value realized by each director. The grant date fair value is determined in accordance with FASB ASC Topic 718 (“ASC 718”) based on the closing price of CIT common stock on the date of grant. The number of RSUs granted during 2014 was determined based on the closing price of CIT common stock on each grant date and are scheduled to vest in equal installments on the first, second, and third anniversaries of the date of the award. The number of RSUs and grant date fair value of awards granted to each director are as follows:

	Grant Date	# RSUs	Grant Date Fair Value
Ms. Alemany	1/29/14	2,142	$100,000
	1/29/14	678	$ 31,667
	5/13/14	2,499	$105,000
Messrs. Embler and Freeman	5/13/14	2,499	$105,000
Ms. Miller Parrs	5/13/14	3,095	$130,000
Messrs. Moffett and Oates	5/13/14	2,261	$ 95,000
Messrs. Rosenfeld and Sternberg	5/13/14	2,618	$110,000
Messrs. Ryan and Tobin	5/13/14	2,856	$120,000
Ms. Stamps	2/20/14	2,093	$100,000
	2/20/14	550	$ 26,250
	5/13/14	2,499	$105,000
Ms. Unger	5/13/14	2,737	$115,000

The RSUs listed above are scheduled to either settle 50% in cash and 50% in shares, or 100% in shares based on director elections, other than initial grants for Mses. Alemany and Stamps which are scheduled to settle 100% in shares.

(4)	The following table sets forth the aggregate number of equity-based awards outstanding at December 31, 2014:

	Stock Options	RSUs
Ms. Alemany	—	6,951
Mr. Embler	7,506	5,064
Mr. Freeman	4,558	6,589
Ms. Miller Parrs	4,558	6,271
Mr. Moffett	—	9,264
Mr. Oates	7,506	5,298
Mr. Rosenfeld	7,870	12,068
Mr. Ryan	4,558	9,493
Ms. Stamps	—	5,142
Mr. Sternberg	5,217	5,305
Mr. Tobin	4,902	11,727
Ms. Unger	5,815	8,555

RSUs were the only form of equity-based awards granted to directors during 2014. The use of stock options and restricted stock shares was discontinued in April 2010, and no restricted stock shares remained unvested or outstanding as of December 31, 2014. The number of RSUs that are vested as of December 31, 2014 but deferred at the election of the directors, included in the number of RSUs outstanding presented above, are as follows: Mr. Freeman — 1,769; Mr. Moffett — 4,683; Mr. Oates — 717; Mr. Rosenfeld — 5,430 Mr. Ryan — 3,706; Mr. Tobin — 5,940; Ms. Unger — 3,009; Mses. Alemany, Stamps and Miller Parrs, and Messrs. Embler and Sternberg — 0 (none).

(5)	Mr. Oates also serves as a director of CIT Bank and in 2014 received total compensation of $55,000 for his services, which was paid in cash, in addition to the compensation listed in the table above that he received for his service as a Director of CIT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table shows the name and address of each person or company known to CIT that beneficially owns more than 5% of any class of voting stock. Information in this table is as of December 31, 2014, based upon reports on Schedule 13G filed with the SEC on or before February 14, 2015.

Title of Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock

Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	(1) 11,980,313	6.5%

Common Stock	Capital Research Global Investors, a division of Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	(2) 10,821,500	5.9%

Common Stock	Epoch Investment Partners, Inc. 399 Park Avenue New York, New York 10022	(3) 10,162,320	5.6%

Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10022	(4) 10,044,790	5.5%

Common Stock	Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078-2789	(5) 9,541,622	5.3%

(1)	The Vanguard Group reports sole voting power over 182,209 shares, sole dispositive power over 11,816,149 shares and shared dispositive power over 164,164 shares.

(2)	Capital Research Global Investors, a division of Capital Research and Management Company, reports sole voting power over 10,821,500 shares and sole dispositive power over 10,821,500 shares.

(3)	Epoch Investment Partners, Inc. reports sole voting power over 10,162,320 shares and sole dispositive power over 10,162,320 shares.

(4)	BlackRock, Inc. reports sole voting power over 8,030,697 shares and sole dispositive power over 10,044,790 shares.

(5)	Franklin Mutual Advisers, LLC reports sole power to vote or direct the vote over 9,541,622 shares and sole power to dispose or direct the disposition of 9,541,622 shares.

Security Ownership of Directors and Executive Officers

The table below shows, as of March 1, 2015, the number of shares of CIT common stock owned by each director, by the named executive officers, and by the directors and executive officers as a group.

Name of Individual	Amount and Nature of Beneficial Ownership (CIT Common Stock and Exchangeable Shares) (1)(2)(3)(4)(5)	Percentage of Class
John A. Thain (5)	433,324	*
Ellen R. Alemany	1,238	*
Michael J. Embler	21,592	*
William M. Freeman	8,765	*
David M. Moffett	3,823	*
R. Brad Oates	15,204	*
Marianne Miller Parrs	10,662	*
Gerald Rosenfeld	16,218	*
John R. Ryan	9,672	*
Sheila A. Stamps	789	*
Seymour Sternberg	26,436	*
Peter J. Tobin	8,261	*
Laura S. Unger	10,452	*
Nelson J. Chai	112,634	*
C. Jeffrey Knittel	74,970	*
Scott T. Parker	96,616	*
Lisa K. Polsky	67,742	*
All Directors and Executive Officers as a group (21 persons)	998,253	*

*	Represents less than 1% of our total outstanding Common Stock.

(1)	Includes RSUs awarded under our equity compensation plans which have voting rights due to the expiration of the holding period and their settlement in stock (less shares withheld to cover tax obligations), in the following amounts: Mr. Thain — 209,282, Ms. Alemany — 1,238, Mr. Embler — 6,535, Mr. Freeman — 2,687, Mr. Moffett — 3,823, Mr. Oates — 5,197, Ms. Parrs — 4,584, Mr. Rosenfeld — 5,824, Mr. Ryan — 3,594, Ms. Stamps — 789, Mr. Sternberg — 6,396, Mr. Tobin — 1,360, Ms. Unger — 2,698, Mr. Chai — 96,807, Mr. Knittel — 66,204, Mr. Parker — 84,259, Ms. Polsky — 59,749 and 74,960 to all other executive officers as a group.

(2)	Includes PSUs awarded under our equity compensation plans which have voting rights due to the certification of the performance measurements upon expiration of the holding period and their settlement in stock (less shares withheld to cover tax obligations), in the following amounts: Mr. Thain — 35,170, Mr. Chai — 15,826, Mr. Knittel — 8,765, Mr. Parker —12,357, Ms. Polsky — 7,993 and 6,132 to all other executive officers as a group.

(3)	Includes shares of CIT common stock issuable pursuant to stock options awarded under our equity compensation plan that have vested or are scheduled to vest within 60 days after March 1, 2015 in the following amounts: Mr. Embler — 7,506, Mr. Freeman — 4,558, Mr. Oates — 7,506, Ms. Parrs — 4,558, Mr. Rosenfeld — 7,870, Mr. Ryan — 4,558, Mr. Sternberg — 5,216, Mr. Tobin — 4,902, and Ms. Unger — 5,815.

(4)	Excludes RSUs issued under our equity compensation plans that will settle 100% in stock, for which the holders do not have voting rights, and for which ownership has not vested, in the following amounts: Mr. Thain — 248,765, Ms. Alemany — 2,499, Mr. Rosenfeld — 1,332, Ms. Stamps — 1,395, Mr. Chai — 91,091, Mr. Knittel — 63,715, Mr. Parker — 65,837, Ms. Polsky — 51,490 and 126,696 to all other executive officers as a group.

(5)	Excludes RSUs issued under our equity compensation plans, for which the holders do not have voting rights, for which ownership has not vested, and for which settlement shall be made 50% in cash and 50% in stock, in the following amounts: Ms. Alemany — 3,213 (all of which Ms. Alemany elected to settle 100% in stock), Mr. Embler — 5,064 (all of which Mr. Embler elected to settle 100% in stock), Mr. Freeman — 6,589 (2,653 of which Mr. Freeman elected to settle 100% in stock and to defer settlement until he is no longer a member of the Board), Mr. Moffett — 9,264 (all of which Mr. Moffett elected to settle 100% in stock and to defer settlement until he is no longer a member of the Board), Mr. Oates — 5,298 (all of which Mr. Oates elected to settle 100% in stock, and 2,152 of which Mr. Oates elected to defer settlement until he is no longer a member of the Board),

Ms. Parrs — 6,271, Mr. Rosenfeld — 10,735 (all of which Mr. Rosenfeld elected to settle 100% in stock and to defer settlement until he is no longer a member of the Board), Mr. Ryan — 9,493 (all of which Mr. Ryan elected to settle 100% in stock, and 8,375 of which Mr. Ryan elected to defer settlement until he is no longer a member of the Board), Ms. Stamps — 2,865, Mr. Sternberg — 5,305 (all of which Mr. Sternberg elected to settle 100% in stock), Mr. Tobin — 11,727 (all of which Mr. Tobin elected to settle 100% in stock and to defer settlement until he is no longer a member of the Board), and Ms. Unger — 8,555 (all of which Ms. Unger elected to settle 100% in stock and to defer settlement until she is no longer a member of the Board).

(6)	Includes 78,871 shares of CIT common stock held in a GRAT trust for which Mr. Thain has disclaimed beneficial ownership.

EXECUTIVE OFFICERS

The following table sets forth certain information as of February 15, 2015 regarding CIT’s executive officers. The executive officers were appointed by and hold office at the discretion of the Board. No family relationship exists among CIT’s executive officers or with any director. The executive officers, like all directors and employees, are subject to CIT’s Code of Business Conduct, which is available on our website at http://www.cit.com/about-cit/corporate-governance/code-of-conduct/index.htm. Certain executive officers may also be directors or trustees of privately held or not-for-profit organizations that are not referred to below.

Name	Age	Position
John A. Thain (1)	59	Chairman of the Board and Chief Executive Officer
Andrew T. Brandman	45	Executive Vice President and Chief Administrative Officer
Nelson J. Chai	49	President of CIT Group Inc. and North American Commercial Finance, and Chairman and CEO of CIT Bank
Carol Hayles	54	Executive Vice President and Controller
Robert J. Ingato	54	Executive Vice President, General Counsel and Secretary
C. Jeffrey Knittel	56	President, Transportation and International Finance
Scott T. Parker	47	Executive Vice President and Chief Financial Officer
Lisa K. Polsky	58	Executive Vice President and Chief Risk Officer
Margaret D. Tutwiler	64	Executive Vice President, Communications and Government Relations

(1)	See “Directors — Nominees” in this Proxy Statement for Mr. Thain’s biographical information.

Andrew T. Brandman has served as Executive Vice President and Chief Administrative Officer since April 2012. Previously, Mr. Brandman served as Chief Administrative Officer and Executive Vice President at NYSE Euronext. Before this, he held a number of positions of increasing responsibility at NYSE Euronext since 2004, including Chief of Staff to the Chief Executive Officer, Head of Financial Planning & Administration and Head of Business Controlling. Prior to NYSE Euronext, he was a Director at Credit Suisse First Boston’s Infrastructure Group. Before this, Mr. Brandman was Chief of Staff for the Global Fixed Income and Treasury Division at Banco Santander Central Hispano. From 1991 to 1997, he held various positions at Union Bank of Switzerland.

Nelson J. Chai has served as President of CIT since August 2011 and as both President of North American Commercial Finance and Chairman and Chief Executive Officer of CIT Bank since January 2014. Previously, Mr. Chai served as Executive Vice President, Chief Administrative Officer and Head of Strategy from June 2010 to August 2011. Prior to joining CIT, Mr. Chai served as President Asia-Pacific for Bank of America Inc. from December 2008 to February 2009, as a result of the merger between Bank of America Inc. and Merrill Lynch & Co., Inc. From December 2007 to December 2008, Mr. Chai was Executive Vice President and Chief Financial Officer of Merrill Lynch & Co., Inc. From January 2006 to December 2007, Mr. Chai was Executive Vice President and Chief Financial Officer of NYSE Euronext and its predecessor company NYSE Group, Inc. and, from 2005, he was Chief Financial Officer of Archipelago Holdings, a predecessor to NYSE Group, Inc., where he was responsible for Finance, Strategy, Human Resources, and Marketing functions since first joining Archipelago in June 2000. Mr. Chai serves as a director of Thermo Fisher Scientific since December 2010, serving on its audit and nominating & governance committees, and a director for the US Fund for UNICEF since 2005, serving as chair of its finance committee and a member of its executive committee. Mr. Chai is also a member of the Board of Overseers for the School of Arts and Sciences of the University of Pennsylvania.

Carol Hayles has served as Executive Vice President and Controller since July 2010, prior to which she spent 24 years at Citigroup Inc., including serving as Deputy Controller of Citigroup, Inc. since January 2008, leading the SEC and regulatory reporting functions. Before this, she held various leadership positions at Citigroup, including Chief Operating Officer of Citigroup Commercial Business, Senior Analyst in Investor Relations, Chief Financial Officer of Citibank’s e-Business, CFO of Citigroup’s Global Relationship Bank and CFO of Citibank Canada. Ms. Hayles began her career at PricewaterhouseCoopers LLP in Toronto, Canada.

Robert J. Ingato has served as Executive Vice President and General Counsel since June 2001, and as Secretary since August 14, 2002. Previously, Mr. Ingato served as Executive Vice President and Deputy General Counsel since November 1999. Mr. Ingato also served as Executive Vice President of Newcourt Credit Group Inc., which was acquired by CIT, since January 1998, as Executive Vice President, General Counsel and Secretary of AT&T Capital Corporation, which was acquired by Newcourt, since 1996, and in a number of other legal positions with AT&T Capital since 1988.

C. Jeffrey Knittel has served as President of Transportation and International Finance since January 2014. Previously, Mr. Knittel served as President of Transportation Finance since 2007 and CIT Aerospace since 1997 and Executive Vice President of CIT Group/Capital Finance since 1992, and in several other senior management positions within CIT Group/Capital Finance since 1986. Mr. Knittel also served in various senior management positions with Manufacturers Hanover Leasing Corporation since 1982 and Cessna Finance since 1980.

Scott T. Parker has served as Executive Vice President and Chief Financial Officer since July 2010. Prior to joining CIT, Mr. Parker served as Chief Operating Officer and Chief Financial Officer of Cerberus Operations and Advisory Company LLC, an affiliate of Cerberus Capital Management, L.P., from 2006 to 2010. Before joining Cerberus, he served as Chief Financial Officer of GE Capital Solutions from 2005 to 2006, as Chief Financial Officer of GE Corporate Financial Services from 2003 to 2005, and in various other financial roles within General Electric Company since 1989.

Lisa K. Polsky has served as Executive Vice President and Chief Risk Officer since May 2010. Prior to joining CIT, from 2009 to May 2010, Ms. Polsky was at Jane Street Capital, a quantitative proprietary trading firm. She joined Jane Street from Duff Capital Advisors, where she was a Partner and Head of Risk & Investment Solutions from 2008 to 2009. Prior to joining Duff, from 2002 to 2008, Ms. Polsky managed her own consulting firm, specializing in portfolio solutions, risk management and valuation policy. Before founding her consulting firm, Ms. Polsky served as Managing Director and Head of Client Financing Services with Merrill Lynch & Co., Inc. from 2000 to 2002, and as Managing Director and Chief Risk Officer at Morgan Stanley from 1995 to 2000. Ms. Polsky also served as Head of the Hedge Fund Business and Head of Derivatives in the US and Europe at Bankers Trust Company from 1990 to 1995. She began her career at Citibank NA in 1980, where she started the FX Options business and later Co-Headed Citibank’s Derivative Business in North America. Since 2007, Ms. Polsky has served on the board of directors of Piper Jaffray Companies, and since March, 2015, Ms. Polsky has served on the board of trustees of the Global Association of Risk Professionals.

Margaret D. Tutwiler has served as Executive Vice President and Head of Communications and Government Relations since August 2010. Prior to joining CIT, Ms. Tutwiler served as Senior Vice President and Head of Global Communications and Public Affairs of Merrill Lynch and Bank of America Corporation from December 2007 to February 2009. Before that she was Head of Global Communications and Government Relations of NYSE Euronext (NYSE: NYX) and its predecessor company NYSE Group, Inc. from 2004 to December 2007. Ms. Tutwiler has also spent 16 years in government service, including various senior level positions in the Reagan and both Bush Administrations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires CIT’s directors, certain officers and persons who own more than 10% of a registered class of CIT’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Certain officers, directors and greater than 10% stockholders also are required by SEC rules to furnish CIT with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of Forms 3, 4 and 5 and any amendments thereto furnished to CIT and written representations made to CIT, CIT believes that all Section 16(a) filing requirements were timely met during 2014.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our 2014 financial and business results, how these results were reflected in earned short-term and long-term incentive compensation programs, and the changes we are making to our 2015 program as a result of stakeholder feedback and our pay practices:

2014 Financial and Business Results (page 32)	■	Pre-tax ROA met near-term target of 2.0%, with year-over-year double digit growth in commercial franchises offsetting losses from portfolio repositioning
	n	Announced a definitive agreement to acquire OneWest Bank, which delivered on our strategic agenda and will create a commercial bank holding company with about $70 billion in assets
	n	Returned $870 million in capital to our shareholders in 2014, consisting of $95 million in dividends and $775 million in share repurchases

2014 Compensation (pages 33 to 39)	■	We reward performance based on pre-established goals that are fully-disclosed and with detailed metrics
	■	Short-Term Incentive (“STI”):
		–	Earned from 0-150% of target in the form of cash and deferred performance-based restricted stock units (“PBRSUs”) based on performance against scorecard
		–	Goals reflect our continuing evolution, with the highest weighted goals for our CEO being strategic vision (20%), pre-tax income (15%), funded new business volume (15%) and risk / regulatory compliance (15%)
		–	Our CEO earned 105% of his annual incentive target, of which 74% was awarded in the form of performance-based RSUs
	■	Long-Term Incentive (“LTI”):
		–	Performance share units (“PSUs”) earned from 0-150% of target
		–	Based on fully diluted earnings per share (“EPS”), weighted 75%, and pre-tax return on assets (“ROA”)*, weighted 25%, over 3 years

Stakeholder Feedback (page 40)	■	Discussed our executive compensation program with close to 50% of our 50 largest shareholders this past year, as well as with proxy advisory firms Institutional Shareholder Services and Glass Lewis, while continuing to engage with our regulators
	■	Shareholders expressed support for our strategic and financial goals but questioned the following aspects of our compensation programs, which we have addressed during 2015:
		–	Transparency of performance goals and number of goals in annual scorecard
		–	Selection of performance measures
		–	Balance between short- and long-term pay

2015 Enhancements (pages 40 to 41)	■	Beginning with this proxy statement, we have included:
		–	Our CEO’s actual short-term incentive scorecard, as reviewed by the Compensation Committee
		–	Targets and actual performance for PSUs vesting
	■	Beginning with our 2015 executive compensation program, we have:
		–	Significantly decreased the portion represented by target short-term incentives
		–	Increased the portion represented by long-term incentives, which will be earned through two different forms of PSUs (one of which includes a pre-tax return on tangible common equity (“ROTCE”)* measure) over the 2015-2017 period.

Our Pay Practices (page 44)	■	Continued refinement of our compensation program, taking into consideration stakeholder feedback, as well as corporate governance best practices, regulatory guidelines, and guidance regarding market design from the Compensation Committee’s independent compensation consultant
	■	Robust cancellation / recoupment provisions for equity awards
	■	Our named executives generally participate in the same severance plan as all other U.S. employees
	■	Required compliance with stock ownership and retention requirements, and no perquisites other than a car and driver for the CEO

*	This Compensation Discussion and Analysis contains non-GAAP financial measures, which are identified with an asterisk in the first place in which they appear. For information about how these measures are calculated, see “Non-GAAP Financial Measures and Other Definitions” at the end of this Compensation Discussion and Analysis.

2014 FINANCIAL AND BUSINESS RESULTS

Over the past five years, we have made substantial progress in positioning CIT for long-term success. During that time, we have returned to profitability, consistently grown our existing businesses while adding new businesses, significantly improved our liability structure, enhanced our regulatory standing (including the lifting of the written agreement with the Federal Reserve), expanded our bank platform and announced a definitive agreement to acquire OneWest Bank and transform CIT into a commercial bank holding company with about $70 billion in assets.

We have continued to execute on our priorities to enhance return on equity, position the Company for future growth and meet the needs of our small- and middle-market customers. We returned $870 million in capital to our shareholders in 2014, consisting of $95 million in dividends and $775 million in share repurchases. We also have achieved approximately 12% year-over-year growth in our commercial franchises and exited non-strategic portfolios as part of our portfolio repositioning to improve our return on equity.

Our 2014 performance and business highlights also included the following achievements:

Grow Existing Business	■ Year-over-year asset growth in our commercial franchises: 16% in Transportation & International Finance and 8% in North American Commercial Finance

Expand Within Our Expertise
■  Completed acquisitions of Nacco, a European railcar leasing company, and Direct Capital, a technology-based equipment leasing business
■  Grew Commercial Real Estate and Maritime Finance divisions to a portfolio of $1.8 billion and $1.0 billion, respectively

Enhance Risk Adjusted Returns
■  Continued to employ robust risk management practices: allowance for loan losses at 1.8% of finance receivables and positive residual realization on air and rail equipment
■  Exited non-strategic or underperforming portfolios

Build Commercial Banking Franchise	■ Announced a definitive agreement to acquire OneWest Bank to create a commercial bank holding company with about $70 billion in assets

Return Capital	■ Authorized $1.3 billion in share repurchases since May 2013 ■ Increased quarterly dividend by 50% to $0.15 per share in 3Q 2014 ■ Total payout ratios currently above industry norms

(1)	Includes Transportation & International Finance (“TIF”) and North American Commercial Finance (“NACF”).

(2)	CIT Corporate excludes restructuring expenses and debt restructuring.

(3)	Includes Non-Strategic Portfolios, Discontinued Operations, restructuring expenses and debt restructuring.

(4)	Reflects 2Q Debt restructuring in our total return swap, which impacted TIF’s and NACF’s net finance margin by $7 million and other income by $8 million.

2014 COMPENSATION

2014 Compensation Components

In 2014, we used the following total direct compensation (“TDC”) components:

Base Salary

■ About 15% of target TDC (13% for CEO & 17% for President) ■ Fixed ■ Cash
Base salary amounts are intended to provide a level of predictable income that reflects each executive’s level of responsibility, expertise and experience. The Compensation Committee reviewed base salary recommendations in February 2014 and determined not to increase the base salaries of any of our executive officers, including the NEOs, for 2014.

Short-Term Incentive

■ About 66% of target TDC (63% for CEO, and 67% for President) ■ Performance-based ■ Cash & deferred PBRSUs ■ Granted after performance year in Q1 2015
For 2014, short-term incentive awards were determined at year end based on annual performance, and paid partially in cash and partially in deferred PBRSUs. No PBRSUs were awarded unless an individual earned a short-term incentive award, since the PBRSUs were not determined independently.
Short-term incentives were earned only to the extent individual performance met or exceeded in aggregate the executive’s annual goals and objectives, which were set at the beginning of the year. An individual’s short-term incentive award can be earned from 0% to 150% of target based on a year-end assessment of performance against his or her annual scorecard, as described further below.
Annual short-term incentives for all employees, including our executive officers, were subject to the same formulaic weighting between cash and PBRSUs, which allocates an increasing portion to PBRSUs at higher annual short-term incentive values (after taking into account the target values of long-term equity awards granted at the start of the year). Allocations were subject to a minimum deferral of 50% of overall incentive compensation for our executive officers, which we established in anticipation of rules currently proposed under the Dodd-Frank Act. This weighting balances incentive compensation with prudent risk management and aligns compensation over several years with value creation for shareholders.

Funding of Company Pool Linked to Pre-Tax Income

In February 2014, the Compensation Committee determined that aggregate 2014 annual short term incentive pool funding for all employees globally would be calculated based on a specified percentage of Pre-Tax Income:

	Threshold	Target	Maximum	Performance (as adjusted)
Pre-Tax Income	$525M	$731M	$925M	$737M
2014 STI Pool Funding	$96.2M	$148M	$196.9M	$149M

The Committee believes that the use of Pre-Tax Income provides an objective measure that strengthens the link between the Company’s overall performance and overall employee compensation levels. Annual short-term incentive pool funding covers all employees (including the NEOs), other than employees who participate in commission-based sales incentive plans (less than 10% of total incentive expense), and includes both the cash incentive and deferred PBRSU elements. For performance below the threshold, the Committee retains the discretion to award up to the threshold amount of STI funding, after consideration of relevant facts and circumstances.

In January 2015, in accordance with the formula pre-established in February 2014, the Compensation Committee made an initial determination and then confirmed in February 2015 that 2014 total short-term incentive would be funded at 101% of target based on Pre-Tax Income results of 101% of target. In determining the short-term incentive payout, the Compensation Committee decided to adjust Pre-Tax Income to include discontinued operations on a pre-tax basis (“Adjusted Pre-Tax Income”*), consistent with the initial target set in February 2014. The final allocation of short-term incentives was based on individual performance assessments against pre-determined goals and objectives, and approximated 95% of the amount authorized by the Compensation Committee.

Annual Scorecard Goals & Determinations

■ Capped at 150% of target ■ Earned based on achievement of pre-established goals
In order to provide transparency to shareholders, the Compensation Committee continued to base a significant portion of the 2014 goals and objectives for each executive officer on measurable, objective goals. Goals (and any sub-goals), whether quantitative or qualitative, were assigned a weighting, and rated on a scale from “Does Not Meet” to “Significantly Exceeds,” with each rating corresponding to an associated payout level for that goal (0% to a maximum of 150%, interpolated for quantitative goals).

Our NEOs’ 2014 goals and objectives, along with associated weightings, were set at the beginning of the year and directly align with the Company’s primary goals. After the end of the performance year (initially in January 2015 and as reconfirmed in February 2015), the Compensation Committee (and its independent advisers) reviewed Mr. Thain’s performance and in turn discussed its assessment with the full Board. For members of the Executive Management Committee (“EMC”), which includes our other NEOs, the CEO reviewed the performance of each member of the EMC and his assessment of performance across each goal/objective category was reviewed and approved by the Compensation Committee. The Compensation Committee’s assessment of performance against those goals and objectives, as well as pay determinations, are provided below. In exercising discretion, the Compensation Committee (and the Board, in the case of Mr. Thain) rounded the amount of the calculated short-term incentive (up or down) to the nearest $50,000.

Mr. Thain (Chairman and Chief Executive Officer)

Mr. Thain’s 2014 short-term incentive target was $5,000,000, which was unchanged from last year. His 2014 short-term incentive award was $5,250,000, representing 105% of target, and resulting in a total direct compensation of $8,250,000, unchanged from 2013. Mr. Thain’s 2014 short-term incentive scorecard is shown below.

2014 CEO Performance Assessment & Compensation Matrix
(Blue shading indicates achieved performance)

Goal & Weighting	Target	Actual	Rating Scale (vs. Expectations) Multiplier						Weighted % Achieved
			Does Not Meet	Partially Meets	Mostly Meets	Meets	Exceeds	Significantly Exceeds	
			0.0x	0.5x	0.75x	1x	1.25x	1.5x	
Quantitative [60%]									**56%**
A. Pre-Tax Income ($mm)[1] [15%]	$731	**$737**	<$500	$500	$600	$731	$800	$900	15%
B. Operating Expenses (% of AEA) [5%]	2.5%	**2.7%**	2.8%	2.7%	2.6%	2.5%	2.4%	2.30%	1%
C. Funded New Business Volume ($b) [15%]	$12.6	**$11.4**	<$8.0	$8.0	$10.0	$12.6	$14.0	$15.4	13%
D. Liquidity (Stressed Capital $b)[2] [5%]	$1.0	**$2.9**	<$0.8	$0.8	$0.9	$1.0	n/a	n/a	5%
E. Provision for Credit Losses (% of Commercial Segments AEA)[3] [10%]	1.0%	**0.3%**	>1.5%	1.5%	1.3%	1.0%	n/a	n/a	10%
F. CIT Bank Assets ($b) [10%]	$20.6	**$21.1**	$14.0	$16.0	$18.0	$20.6	$22.0	$24.0	11%
Qualitative [40%]									**49%**
A. Risk / Regulatory / Compliance [15%]									
– Maintain "tone at the top" focus on compliance [5%]						✓			5%
– Expedite closure of outstanding FRB issues [5%]							✓		6%
– Progress in resolving outstanding FDIC issues [5%]							✓		6%
B. Strategic Vision [20%]									
– Develop plan to acquire core deposits [10%]								✓	15%
– Develop/acquire new lending/leasing products or businesses [10%]						✓			10%
C. Talent Management [5%]									
– Initiate Management Development Program and maintain employee engagement [2.5%]								✓	4%
– Emphasize diversity in hiring, retention & promotion [2.5%]						✓			3%
Total Short-Term Incentive									**105%**

In determining the 2014 short-term incentive award for Mr. Thain, the Committee noted the following 2014 key accomplishments:

Quantitative Criteria (60%)

■	Performance results met or exceeded target for four out of six pre-established goals: pre-tax income, liquidity, provision for credit losses and CIT Bank assets, resulting in target or above target payout (payouts for both liquidity and provision for credit losses were capped at 100%).

■	Funded new business volume was somewhat below target, and operating expense target was only partially met, resulting in below target payouts for these goals.

■	Overall payout for this category was approximately 93% of target.

[1]	Actual result represents Adjusted Pre-Tax Income.

[2]	Payout for Liquidity caped at 100%.

[3]	Payout for Provision for Credit Losses capped at 100%.

Qualitative Criteria (40%)

■	Risk / Regulatory / Compliance (15%): Received approval for $1.1 billion of share repurchases and increased dividend to $0.15 per share; continued company-wide mandatory compliance training for employees and developed new, comprehensive compliance plan (to be rolled out during the first quarter of 2015); resulted in a payout of 117% of target.

■	Strategic Vision (20%): key accomplishments in this important category included the announcement of a definitive agreement to acquire OneWest Bank to diversify our deposits, improve our cost of funds and return on equity, and the acquisition of a European Rail business (Nacco) and a new equipment financing and leasing business (Direct Capital Corporation) which resulted in a payout of 125% of target, driven in large part by maximum payout on “plan to acquire core deposits”.

■	Talent Management (5%): launched company-wide management development programs, 360 degree performance assessment for over 100 leaders, and conducted second annual employee engagement survey with a favorable sustainable engagement rating equal to an external benchmark of global financial services companies, and continued progress on diversity hiring and promotions across the company; resulted in a payout of approximately 125% of target.

■	Overall payout for this category was approximately 122% of target.

Other Named Executive Officers

For our EMC members, which includes our NEOs other than the CEO, shared, company-wide goals represented 25% of the overall weighting and the remaining 75% was determined individually based on achievement of financial / credit goals; strategic / business development / operational goals; risk, regulatory and governance goals; and talent goals.

The following table shows performance against the shared goals, which resulted in a payout percentage of 82% for the shared, company-wide goals:

Shared, Company-Wide Goals	Weighting (25%)	Threshold	Target	Maximum	Performance
Pre-Tax Income	10%	$500M	$731M	$900M	$737M
Operating Expenses (as a % of AEA)	5%	2.8%	2.5%	2.3%	2.7%
Funded New Volume	10%	$8.0B	$12.6B	$15.4B	$11.4B

The table below summarizes the weighted payouts for each of the other NEOs based on performance against their annual scorecard. Payouts all fall within a range of 84% to 150% of target, which generally aligns with performance assessments on the rating scale between “Mostly Meets” and “Significantly Exceeds,” and are shown before and after rounding by the Compensation Committee.

	Weighting	Target STI	Weighted % Achieved	Calculated STI Value	Actual STI Value
Nelson J. Chai		$3,000,000	108%	$3,227,481	$3,250,000
A. Financial/Credit	35%	$1,050,000	33%
B. Strategic/Bus. Develop. /Operational	20%	$600,000	28%
C. Risk/Regulatory/Governance	15%	$450,000	19%
D. Talent	5%	$150,000	8%
E. Shared/Company	25%	$750,000	21%
C. Jeffrey Knittel		$2,250,000	121%	$2,732,562	$2,750,000
A. Financial/Operational	55%	$1,237,500	71%
B. Risk/Regulatory/Governance	10%	$225,000	15%
C. Talent	10%	$225,000	15%
D. Shared/Company	25%	$562,500	21%
Scott T. Parker		$2,500,000	106%	$2,653,350	$2,650,000
A. Financial/Credit	35%	$875,000	42%
B. Operational	20%	$500,000	23%
C. Risk/Regulatory/Governance	10%	$250,000	10%
D. Talent	10%	$250,000	11%
E. Shared/Company	25%	$625,000	21%
Lisa K. Polsky		$2,050,000	107%	$2,199,140	$2,200,000
A. Financial/Credit	20%	$410,000	27%
B. Strategic/Bus. Develop. /Operational	20%	$410,000	25%
C. Risk/Regulatory/Governance	20%	$410,000	20%
D. Talent	15%	$307,500	15%
E. Shared/Company	25%	$512,500	21%

In particular, the Committee considered the following 2014 accomplishments:

Mr. Chai

■	Financial/Credit: performance targets for North American Commercial Finance (“NACF”) were generally met, with Corporate Finance and Commercial Real Estate meeting or exceeding pre-tax income, net revenue and operating expense targets, and Equipment Finance and Commercial Services generally underperforming on these measures; volume measures (committed new business and factored) were mostly met, with Commercial Real Estate significantly exceeding target.

■	Strategic/Business Development/Operational: integrated new equipment leasing business (Direct Capital Corporation); executed on strategy to acquire core deposits through acquisition of OneWest Bank, including leading integration efforts; exceeded operational goals for CIT Bank.

■	Risk/Regulatory/Governance: led dialogue and maintained constructive relationship with regulators of CIT Bank; strengthened compliance and control culture through targeted training and other compliance initiatives, exceeding performance goals.

■	Talent: formed cross-functional NACF executive leadership team to foster teamwork; continued to streamline organization; implemented management development initiatives for high potential employees and promoted overall employee engagement, significantly exceeding talent management goals.

Mr. Knittel

■	Financial/Operational: Transportation & International Finance (“TIF”) generally exceeded performance targets, with funded new business volume and finance income in Commercial Air and Rail exceeding or significantly exceeding targets; funded new business volume target was exceeded in Maritime Finance and partially met in Business Air, while both mostly met finance income targets; overall TIF operating expenses were better than plan. Significantly exceeded strategic and business development goals through the acquisition of Nacco Rail in Europe (with new business volume and pre-tax income ahead of plan) and launching TC-CIT Aviation joint venture; achieved $1 billion in assets in Maritime Finance; adopted new China strategy and exiting UK business.

■	Risk/Regulatory/Governance: implemented proactive compliance approach to limit risk exposure successfully in multiple jurisdictions and supported overall audit and compliance initiatives, significantly exceeding goals.

■	Talent: identified and promoted high potential employees to participate in leadership development programs; increased employee engagement; designed employee skill assessment and development programs for TIF, significantly exceeding goals.

Mr. Parker

■	Financial/Credit: met expense target and exceeded other financial targets: sold, or signed agreements to sell, assets in non-strategic portfolios; achieved partial reversal of U.S. federal tax valuation allowance; led review with Fitch Ratings, resulting in a BB+ credit rating; completed 2014 capital plan.

■	Operational: met or exceeded operational goals and initiatives: recast financials to support new organizational reporting structure and discontinued operations; improved quarterly earnings presentation; successfully negotiated acquisition of Direct Capital, integration of Nacco Rail and completion of wind-down of platforms in over 15 countries; completed regulatory submission on OneWest acquisition; hosted successful Investor Day.

■	Risk/Regulatory/Governance: met goals with improved regulatory reporting process; incorporated Nacco and Direct Capital into Sarbanes Oxley controls process.

■	Talent: met or exceeded goals: team recognized by IR Magazine as best mid cap investor relations team; continued to enhance entry-level development program and promoted career mobility with quarterly talent reviews; enhanced leadership through new job assignments, training and exposure to senior management.

Ms. Polsky

■	Financial/Credit: met or exceeded all portfolio target performance metrics, including classified loan %, delinquencies, non-accruals, credit loss %, credit grade error rate, criticized loans and criticized cash flow %; met expense target.

■	Strategic/Business Development/Operational: exceeded goals: enhanced and expanded Risk Appetite framework; standardized company-wide new product process; partnered with Human Resources and other control functions to enhance incentive compensation risk balancing framework and governance process; improved operational risk review; and improved reporting capabilities in Information Risk and modeling.

■	Risk/Regulatory/Governance: exceeded goals: completed Bank Secrecy Act/Anti-Money Laundering automation; enhanced control environment including satisfactory remediation of regulatory issues, enhanced reporting and analysis, formation of Risk Control Committee and creation of enterprise-wide risk assessments.

■	Talent: met goals: launched Enterprise Risk Management talent development program; encouraged internal mobility across risk organization; identified high potential employees to participate in talent management programs.

Deferred PBRSUs

■ PBRSUs vest over 3 years subject to Adjusted Pre-Tax Income performance hurdle ■ PBRSUs are subject to forfeiture and/orrecoupment
74% of the 2014 annual short-term incentive was paid in PBRSUs for our CEO and 58% on average for our other NEOs. The PBRSUs are deferred over a period of three years and will increase or decrease in value in connection with the movement of CIT’s common stock price, and accumulate the equivalent value of dividends that may be declared and become issuable during the vesting period. The PBRSUs are scheduled to vest in three equal installments over three years if the cumulative Adjusted Pre-Tax Income for the year immediately prior to each vesting date is positive. If cumulative Adjusted Pre-Tax Income for the prior year is negative, the Compensation Committee may determine whether a portion, if any, of the PBRSUs will vest.
In addition, all or a portion of the PBRSUs may be canceled, and PBRSUs that have vested within the prior 12 months may be recovered, as described more fully below under “Our Pay Practices — Clawback Provisions.”

Long-Term Incentive

■ Performance-based ■ PSUs ■ Earned over 3 years ■ Subject to forfeiture and/or recoupment
As more time has passed since our emergence from bankruptcy and we have addressed regulatory concerns (culminating with the termination of the written agreement with the Federal Reserve in 2013), we have shifted a greater proportion of our executive’s total direct compensation to long-term incentives and refocused the performance metrics we use to align with our go-forward strategy and continued long-term growth.
In particular, PSUs link executive compensation with the Company’s financial performance over a three-year period while maintaining a significant portion of total compensation in equity ownership. PSUs complement our other compensation elements by incentivizing our NEOs to focus on growth and profitability over the three-year period, with clawbacks designed to discourage inappropriate or excessive risk. Both our Chief Risk Officer (“CRO”) and the Compensation Committee’s independent compensation consultant, Pay Governance LLC (“Pay Governance”), provided direct input into the design of our PSUs.

Grant of 2014 PSU Awards

■   About 19% of target TDC (25% for CEO & 17% for President)
■   Granted at beginning of performance year in Q1 2014
■   Earned from 0-150% of target based on EPS (weighted 75%) and Pre-Tax ROA (weighted 25%) over 3 years

As disclosed in last year’s Proxy Statement, for performance year 2014, the Compensation Committee granted PSUs for the 2014-2016 performance period with the following grant date target values to our NEOs: Mr. Thain — $2,000,000, Mr. Chai — $750,000, Mr. Knittel — $750,000, Mr. Parker — $600,000, and Ms. Polsky — $450,000. Compared to 2013, the Compensation Committee determined to increase Mr. Thain’s target long-term incentive opportunity to emphasize the importance of delivering sustained financial performance results. The Compensation Committee also determined to increase the target opportunity for Mr. Chai from $675,000 in 2013 in recognition of his expanded role as Chairman and CEO of CIT Bank, for Mr. Knittel from $375,000 in 2013 in acknowledgement of his expanded role as President of Transportation and International Finance and for Mr. Parker and Ms. Polsky from $500,000 and $375,000, respectively, in 2013, based on market considerations.
The awards become payable only if CIT achieves profitability targets for the 2014-2016 performance period, while also managing risk. PSU share payouts may increase or decrease from the target grant, with the actual number of shares ranging from 0% to a maximum of 150% of target. The number of PSUs that ultimately may vest is based on performance against two pre-established performance measures: fully diluted EPS (weighted 75%) and pre-tax ROA (weighted 25%).
Both performance measures have a minimum threshold level of performance that must be achieved to trigger any payout; if the threshold level of performance is not achieved for either performance measure, then no portion of the PSU target will be payable. Achievement against each performance measure is calculated independently, and when added together result in a maximum of 150% of target.

All or a portion of PSUs may be canceled during the performance period, and vested PSUs may be recovered for up to 24 months following the performance period, as described more fully below under “Our Pay Practices — Clawback Provisions.”

Together with the PBRSUs, 81% of 2014 incentives were in the form of deferred equity for our CEO (62% to 72% for our other NEOs). Performance targets and actual results will be disclosed at the end of the performance period.

Earned 2012 PSU Awards

We first introduced PSUs as our vehicle for long-term incentives in 2012. At the time, we were transitioning from a program focused on emerging from bankruptcy to a performance program with a long-term component. We designed the 2012 PSUs to reward growth and profitability over a three-year period (2012-2014), with clawbacks designed to discourage excessive risk. The performance metrics (Average Adjusted Net Finance Margin* weighted 50% and Aggregate Committed Lending Volume* weighted 50%) and targets were established in 2012 consistent with the Company’s strategic plan and after direct input from both our CRO and Pay Governance:

Goal	Threshold (50%)	Target (100%)	Maximum (200%)	Performance
Average Adjusted Net Finance Margin	2.25%	3.00%	3.75%	4.52%
Aggregate Committed Lending Volume	$18 billion	$24 billion	$30 billion	$37.7 billion

As disclosed in our 2011 Form 10-K filing, our Adjusted Net Finance Margin (excluding FSA and debt prepayment penalties) for 2011 was 1.61% and our new business committed lending volume for 2011 was approximately $9.4 billion. Since that time, we have more than doubled our net finance margin and significantly increased our committed lending volume. The 2012 PSUs were earned at maximum based on these results.

As we begin to focus on future profitability instead of stabilizing the business post-emergence from bankruptcy, we increased the portion of target compensation tied to long-term performance and revised the performance goals. The 2012 PSUs represented 20% of Mr. Thain’s target 2012 direct compensation; in comparison, the 2014 PSUs represent 25% of his target 2014 direct compensation and the 2015 PSUs will represent about 66% of his target 2015 direct compensation. Since the 2012 PSU awards, we have also reduced the maximum leverage in our PSUs from 200% to 150% and strengthened the risk-based provisions.

2014 Total Direct Compensation

We believe that the Total Direct Compensation values below, which differ from the values in the 2014 Summary Compensation Table (due primarily to the inclusion of annual salary, timing of equity grants and exclusion of change in pension value and other compensation), fairly represent the components of compensation awarded to each executive in respect of performance during 2014. Additional information regarding compensation for each NEO for 2014 is further described in the footnotes and narrative accompanying the 2014 Summary Compensation Table and other required tables that follow.

		Awarded Based on Annual Performance						% of 2014 Total Direct Compensation
($000s)	Annual Salary	Cash	PBRSUs	Total	As % of Target	Long- Term Incentive (PSUs)	2014 Total Direct Comp.	Perf- Based	Deferred Equity
John A. Thain Chairman of the Board and Chief Executive Officer	$1,000.0	$1,362.5	$3,887.5	$5,250.0	105%	$2,000.0	$8,250.0	88%	71%
Nelson J. Chai President of CIT Group Inc. & North American Commercial Finance, and Chairman and CEO of CIT Bank	$750.0	$1,132.5	$2,117.5	$3,250.0	108%	$750.0	$4,750.0	84%	60%
C. Jeffrey Knittel President, Transportation and International Finance	$500.0	$1,210.0	$1,540.0	$2,750.0	122%	$750.0	$4,000.0	88%	57%
Scott T. Parker EVP and Chief Financial Officer	$500.0	$1,152.5	$1,497.5	$2,650.0	106%	$600.0	$3,750.0	87%	56%
Lisa K. Polsky EVP and Chief Risk Officer	$500.0	$1,014.5	$1,185.5	$2,200.0	107%	$450.0	$3,150.0	84%	52%

STAKEHOLDER FEEDBACK

Although we received majority support from shareholders in 2014 for our say-on-pay vote (approximately 60% of the votes cast were in favor of our program), the result was significantly decreased from 2013. We discussed our executive compensation program with close to 50% of our 50 largest shareholders this past year, as well as with proxy advisory firms Institutional Shareholder Services and Glass Lewis and obtained additional feedback. We also continued to incorporate feedback from our regulators on the design of our compensation structure and programs. In some cases, stakeholder engagement included the Chairman of our Compensation Committee, as well as members of management.

Shareholders expressed support for our strategic and financial goals and for the quality of our management team. However, based on our outreach, we received the following comments which we believe contributed to the decreased say-on-pay vote result:

■	Transparency of performance goals and number of goals in annual scorecard. Shareholders making this comment noted that, although we disclosed performance metrics and percentage achievement for our short-term incentive calculations, we did not expressly disclose target goals. These shareholders advised that they would benefit from additional disclosure regarding target, as well as threshold and maximum goals. In addition, certain shareholders mentioned that they would prefer to see fewer goals in our CEO’s annual scorecard.

■	Selection of performance measures. Shareholders making this comment stated that they would like to see more standard metrics used in our compensation program, such as ROTCE.

■	Balance between short and long-term pay. Shareholders making this comment expressed that short-term goals represented too large a proportion of our senior executives’ target total direct compensation (although a significant portion of 2014 short-term incentive was paid in equity and deferred over three years).

The Compensation Committee considered this feedback over a number of meetings during 2014 and the beginning of 2015 and made changes to our 2015 executive compensation structure and practices, as outlined further below.

CHANGES WE ARE IMPLEMENTING

2015 Disclosure Enhancements

Beginning with this proxy statement, we have included:

■	Threshold, target and maximum goals, as well as the actual result, for funding of our short-term incentive pool.

■	Our CEO’s complete short-term incentive scorecard, including performance levels along each step of the rating scale, as well as actual results, for his quantitative goals and objectives.

■	Threshold, target and maximum goals, as well as actual results, for PSUs with completed performance periods.

2015 Program Enhancements

The Compensation Committee has revised our 2015 executive compensation program by:

■   Changing our short-term incentive structure to reduce the target opportunity to a maximum of 175% of annual base salary and providing that it will be entirely cash-based (rather than a combination of cash and PBRSUs) but will continue to be determined based on results from an annual scorecard.
■   Replacing the lost short-term incentive opportunity with long-term incentive opportunity
■   Having long-term incentive opportunity earned through two different forms of PSUs: (1) 50% in PSUs—ROA/EPS, based on fully diluted EPS and pre-tax ROA and (2) 50% in PSUs-ROTCE, based on pre-tax ROTCE, with a credit modifier to further strengthen our risk balancing.
■   As a result, 66% of target TDC for our CEO (up from 25% in 2014) and 52% for our other NEOs (up from 17% in 2014) will be in long-term incentive, awarded in the form of PSUs.

2015 Target Total Direct Compensation

The changes described above resulted in the following 2015 target total direct compensation for our NEOs:

	Target
Name and Position	Base Salary (% of total)	Short-Term Incentive (% of total)	Long-Term Incentive (% of total)	Total Direct	% Change from 2014
John A. Thain, Chairman of the Board and Chief Executive Officer	$1,000,000 (13%)	$1,750,000 (22%)	$5,250,000 (66%)	$8,000,000	0%
Nelson J. Chai, President of CIT Group Inc. and North American Commercial Finance, and Chairman and Chief Executive Officer of CIT Bank	$800,000 (18%)	$1,400,000 (31%)	$2,300,000 (51%)	$4,500,000	0%
C. Jeffrey Knittel, President, Transportation and International Finance	$600,000 (15%)	$1,050,000 (26%)	$2,300,000 (58%)	$4,000,000	14%
Scott T. Parker, Executive Vice President & Chief Financial Officer	$600,000 (17%)	$1,050,000 (29%)	$1,950,000 (54%)	$3,600,000	0%
Lisa K. Polsky, Executive Vice President and Chief Risk Officer	$600,000 (20%)	$1,050,000 (35%)	$1,350,000 (45%)	$3,000,000	0%

As part of approving 2015 total direct compensation targets in February 2015, the Compensation Committee determined to increase Messrs. Chai, Parker and Knittel and Ms. Polsky’s base salary to balance current compensation with the significant shift from short-term to deferred long-term incentives. The total compensation targets for all NEOs, except for Mr. Knittel, whose target was adjusted based on market considerations, have remained the same year-over-year.

In connection with entering into the agreement to acquire OneWest Bank, we also entered into a retention letter agreement with Mr. Chai, who will become Co-President of the Company upon the closing of the acquisition, which we expect to occur in 2015. The letter agreement provides that, upon the closing, we will grant to Mr. Chai a retention award of PBRSUs that vest in full on the third anniversary of grant, subject to a pre-tax income performance hurdle and Mr. Chai’s continued employment, with a grant date fair market value of $5 million.

2015 CEO Short-Term Incentive Scorecard

Our CEO’s 2015 short-term incentive goals and weightings are shown below.

Goal	Weighting
Quantitative	50%
A. Pre-Tax Income	15%
B. Funded New Business Volume	15%
C. Provision for Credit Losses (% of AEA)	10%
D. CIT Bank Assets	10%

Qualitative	50%
A. Risk / Regulatory / Compliance
– Maintain “tone at the top” focus on compliance	5%
– Maintain balance of growth and risk taking	5%
B. Strategic Vision
– Close and begin integration of OneWest Bank	20%
– Develop/acquire new lending/leasing products or businesses	10%
C. Talent Management
– Maintain employee engagement	5%
– Emphasize diversity in hiring, retention & promotion	5%

Similar to 2014, we continue to place strong emphasis on pre-tax income and funded new business volume, as well as managing risk, and talent management, while at the same time reducing the overall number of goals, consistent with feedback from stakeholders and the decreased proportion of total compensation represented by short-term incentive compensation. However, we have increased the weighting of qualitative goals for 2015 (from 40% to 50%) to emphasize the importance of our strategic corporate priorities, notably the acquisition and integration of OneWest Bank and our desire to continue to expand our lending and leasing platforms.

PSUs — ROA/EPS

PSUs-ROA/EPS are broadly similar to the design of our 2014 PSU awards, and will be earned at the end of the three-year performance period from 0% to a maximum of 150% of target based on performance against two pre-established performance measures: fully diluted EPS (weighted 75%) and pre-tax ROA (weighted 25%). Like the PBRSUs, unvested PSUs beginning with the 2015-2017 performance period will also be subject to forfeiture if the grantee retires from CIT to work for a competitor.

PSUs — ROTCE

PSUs-ROTCE were designed with direct input from both our CRO and Pay Governance, and will be earned each year during the three-year performance period from 0% to a maximum of 150% of target based on pre-tax ROTCE, as shown below, subject to a credit provision modifier which was included by the CRO to enhance risk-balancing:

Year 1: 1/3 earned based on 2015 pre-tax ROTCE	Year 2: 1/3 earned based on average 2015 & 2016 pre-tax ROTCE	Year 3: 1/3 earned based on average, 2015, 2016 & 2017 pre-tax ROTCE

If the minimum threshold level pre-tax ROTCE is not met, no PSUs-ROTCE will be earned by their terms, although the Compensation Committee has the discretion to determine that a portion of the PSUs-ROTCE, not to exceed 50% of target, are earned after taking into consideration relevant facts and circumstances. In addition, earnout of the PSUs-ROTCE will be adjusted upwards or downwards by up to 25% based on a modifier that measures provision for credit losses as a percentage of average earning assets. We believe that the new PSUs-ROTCE will complement our PSUs-ROA/EPS as we continue to grow and strengthen our pay-for-performance program.

Due to SEC timing requirements for reporting equity-based pay, the Summary Compensation Table in the 2016 Proxy Statement will show an increase in equity awards year-over-year even though we have generally not increased total target direct compensation from 2014 to 2015. In February 2015, in addition to the new 2015 PSU awards granted as part of our 2015 compensation structure, we granted deferred equity in the form of STI PBRSUs as part of our 2014 executive compensation structure.

Compensation Program Evolution

Our 2015 program enhancements build on the evolution of our compensation program, as we continue to consider shareholder, regulatory and other stakeholder feedback, as well as corporate governance best practices and market design guidance from Pay Governance. CIT and the Compensation Committee intend to continue to evaluate our executive compensation program annually and to take into account shareholder feedback, and encourage shareholders to participate in this year’s say-on-pay vote. Shareholders and other stakeholders may also communicate with the Board regarding any topic, as described above under “Corporate Governance — Stockholder Communications with the Board.”

Performance Year	Actions We Took

2011	■	Began to implement performance-based compensation structure after emerging from bankruptcy
	■	Established specific goals and weightings to measure Company and CEO performance
	■	Identified a specific group of peer companies for comparison to the competitive market

2012	■	Established STI targets and a maximum leverage of 200%, and introduced a rating scale for assessment of pre-established goals under the Annual Scorecard
■
Introduced PSUs as long-term incentive tool with a maximum leverage of 200%, earned over three years based on Committed Lending Volume and Adjusted Net Finance Margin targets aligned to our strategic plan

	■	Added broad-based clawbacks to PBRSUs, the deferred equity piece of the STI award, and PSUs

2013	■	Increased CEO’s quantitative STI goals and objectives from 40% to 60%, and established weightings for all goals and sub-goals as well as threshold, target and maximum levels for all quantitative goals
	■	Subjected the STI component to funding based on Adjusted Pre-Tax Income formula
■
Added performance-based vesting hurdle for PBRSUs (if cumulative Adjusted Pre-Tax Income for the three years preceding each scheduled vesting date is negative, the Compensation Committee may determine whether a portion, if any, of the PBRSUs will vest)

	■	Reduced maximum leverage on go-forward PSUs from 200% to 150% of target

2014	■	Reduced maximum leverage on STI from 200% to 150% of target
■
Revised performance-based vesting hurdle for PBRSUs (if cumulative Adjusted Pre-Tax Income for the year preceding each scheduled vesting date is negative, the Compensation Committee may determine whether a portion, if any, of the PBRSUs will vest)

	■	Revised PSU metrics to be earned based on fully diluted EPS and pre-tax ROA to better align with forward strategy and external reporting

2015	■	Reducing STI target to a maximum of 175% of base salary
	■	Increasing LTI component of total compensation
■
Introducing new “PSUs-ROTCE” to be earned one-third each year based on pre-tax ROTCE (subject to a credit provision modifier), complementing the original “PSUs-ROA/EPS” that vest at the end of the three-year performance period based on fully diluted EPS and pre-tax ROA

■
Enhancing proxy disclosure to disclose (1) performance levels along each step of the rating scale, as well as actual results, for CEO’s quantitative STI goals and objectives and (2) PSU target and actual performance at the end of the relevant performance periods

The evolution of our long-term incentive program design is illustrated below:

2012 PSU Award

Average Net Finance Margin	Aggregate Committed Lending Volume
50%	50%

- In 2012, we introduced PSUs as our long-term incentive vehicle.
- Earned at 200% of target (as described below) based on performance during the 2012-2014 performance period.

2013 PSU Award

Average Net Finance Margin	Aggregate Committed Lending Volume
50%	50%

- In 2013, we reduced the maximum payout amount of our PSUs to 150% of target.
- Will be earned between 0-150% of target over the 2013-2015 performance period.

2014 PSU Award

Pre-Tax ROA	Fully Diluted EPS
25%	75%

- In 2014, we changed the performance metrics to pre-tax ROA and fully diluted EPS to better align with forward strategy and external reporting.
- Will be earned between 0-150% of target based on performance during the 2014-2016 performance period.

2015 PSU Award

Pre-Tax ROA	Fully Diluted EPS	PSU-ROA/EPS	Pre-Tax ROTCE (with credit modifier)	PSU-ROTCE
25%	75%		100%	

- In 2015, we added a new form of PSUs (PSUs-ROTCE) earned based on pre-tax ROTCE with a credit provision modifier, which complement the PSUs-ROA/EPS earned based on pre-tax ROA and fully diluted EPS.
- Both PSUs-ROA/EPS and PSUs-ROTCE will be earned between 0-150% of target based on performance during the 2015-2017 performance period.

OUR PAY PRACTICES

The following principles guide our executive compensation programs and compensation philosophy: attract, retain and motivate high quality executives and staff; pay for performance / meritocracy; reinforce long-term view of CIT performance and value creation; and make compensation decisions in accordance with strong governance, oversight, and risk management.

What We Do:

Ö	Short-term incentives are performance-based and payable partially in cash and PBRSUs. No PBRSUs are awarded unless a short-term incentive is earned.
Ö	Short-term incentive pools are funded based on our Pre-Tax Income performance, and earned only if the individual attains minimum pre-established goals.
Ö	A significant portion of our NEOs’ short-term incentive is based on measurable, objective goals.
Ö	PBRSUs (part of our short-term incentive) and PSUs (long-term incentive) are deferred over three years, vest based on performance against pre-established goals, and are subject to clawback provisions that extend beyond vesting.
Ö	Executives are required to comply with stock ownership and retention requirements.
Ö	Our Compensation Committee receives input from an independent compensation consultant.

What We Don’t Do:

✗	No golden parachute tax gross-ups.
✗	No new employment contracts.
✗	No participation in executive pension arrangements for executives hired after 2006.
✗	No perquisites other than car and driver for the CEO.
✗	No repricing of underwater stock options.
✗	No grants of discounted stock options.
✗	No grants of stock options with reload provisions.
✗	No single-trigger change of control provisions in our equity-based awards granted after 2010.
✗	No hedging or monetization of CIT securities, including equity-based compensation awards, for our NEOs.

Clawback Provisions

CIT has had cancellation / recoupment provisions on equity-based awards in place since 2010. These provisions are broadly similar for each type of equity-based award and the provisions in the 2014 awards are summarized below:

PBRSUs — Both unvested awards and awards that have vested within the prior 12 months are subject to forfeiture/recoupment in the event of: (1) a material restatement of the Company’s financials; (2) circumstances resulting from “detrimental conduct”; (3) materially inaccurate financials or other performance metrics; (4) violation of CIT’s risk policies and practices; (5) failure to identify, raise or assess risks material to the Company or its business activities; and/or (6) breach of non-compete, non-solicit, confidential information or inventions or proprietary property covenants in any agreement. Unvested PBRSUs are also subject to forfeiture if the grantee retires from CIT but goes to work for a competitor.

PSUs — Both unvested awards and awards that have vested but not yet been delivered are subject to forfeiture, as applicable, upon the occurrence of any of the (1) — (6) events applicable to PBRSUs listed above. Beginning with the 2015 awards, unvested PSUs are also subject to forfeiture if the grantee retires from CIT but goes to work for a competitor.

Additionally, vested PSUs-ROA/EPS awards may be recovered for two years following the end of the three-year performance period in the event of the following: (1) the occurrence of any of the same (1) — (6) events applicable to PBRSUs listed above; (2) the Company’s Total Classified Exposure exceeds a pre-determined threshold; and/or (3) a consolidated, pre-tax GAAP loss occurs for either of the two years following the end of the performance period as a result of credit losses incurred with respect to loan and lease transactions originated and booked during the performance period. Total Classified Exposure and pre-tax GAAP loss are described under “Non-GAAP Financial Measures and Other Definitions.”

In each case, any determination will be made in the sole discretion of the Compensation Committee or its designee based on the underlying facts and circumstances. For PBRSUs, “detrimental conduct” generally includes conduct that constitutes “cause,” fraud, gross negligence or other wrongdoing or malfeasance. For PSUs, “detrimental conduct” also generally includes a misdemeanor involving moral turpitude or a felony; any act or failure to act that may cause material injury to the Company; or violation of banking laws or regulations.

No New Employment Agreements; Severance and Change of Control Arrangements

None of our CEO or other executive officers (except for Mr. Knittel) is party to an employment agreement with CIT, and as such their employment with the Company is “at will.” Mr. Knittel’s employment agreement includes a provision that allows him to terminate his employment with CIT for “good reason,” including, but not limited to, failure by CIT to offer to renew his employment agreement prior to its expiration. On December 8, 2014, the Compensation Committee approved the extension of Mr. Knittel’s employment agreement until December 31, 2015 with no changes to any other provisions. Earlier in July 2014, the Compensation Committee had amended his employment agreement to: (1) provide Mr. Knittel with severance benefits equivalent to those provided under the CIT Employee Severance Plan following a change of control for similarly situated executives; and (2) align the definition of “good reason” in the event of a change of control in his employment agreement with the definition under the CIT Employee Severance Plan. Both the CEO and Compensation Committee intend to continue to review the employment agreement annually. The principal provisions of Mr. Knittel’s employment agreement are described under “Narrative Information Relating to Potential Payments upon Termination or Change of Control.”

In the event of a qualifying termination of employment, our other NEOs are eligible to receive severance under the CIT Employee Severance Plan. The CIT Employee Severance Plan was adopted in 2013 to better align CIT with market practice, ensure continuity of management during mergers and acquisitions, and attract and retain highly valued employees. All of our U.S. employees participate in the Plan. Under the Plan, members of our EMC, which includes the NEOs, are generally eligible to receive a cash severance amount equal to 52 weeks of base salary, a prorated short-term incentive bonus, a payment equal to 102% of the cost of premiums for coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for 52 weeks, which COBRA amount will be increased to cover applicable taxes, and certain outplacement services. In the event of a qualifying change of control termination, members of our EMC are generally eligible to receive a cash severance amount equal to two times the sum of base salary plus short-term incentive bonus, a prorated short-term incentive bonus, a payment equal to 102% of COBRA premiums for a maximum of 24 months (notwithstanding any statutory limitations on the length of COBRA coverage), which COBRA amount will be increased to cover applicable taxes, and certain outplacement services. For more detail about the CIT Employee Severance Plan, see “Narrative Information Relating to Potential Payments upon Termination or Change of Control” below.

Other Benefits

Our benefits programs are comparable to the programs provided generally by companies in our peer group and in the financial services industry. Executives participate on the same basis as other employees in CIT’s benefits plans, including retirement arrangements, healthcare coverage, life and accident insurance and disability coverage. CIT’s retirement arrangements are further described under “Narrative Information Relating to Retirement Arrangements for Named Executive Officers” following the “Pension Benefits” table that appears later in this Proxy Statement. Mr. Knittel is the only 2014 NEO who participates in the Executive Retirement Plan, which has been closed to new participants since 2006. Other than grandfathered benefits under the Executive Retirement Plan, benefits payable under the CIT Retirement and Supplemental Retirement Plans were frozen as of December 31, 2012.

Since 2010, executive perquisites, such as financial planning, executive physicals and benefits programs have not been made available to executives. Other than a company-provided car and driver for Mr. Thain, no perquisites are provided to executives as part of the executive compensation program.

Role of the Compensation Committee

The Compensation Committee is composed entirely of independent directors, as determined under the criteria established by NYSE and CIT corporate governance guidelines. The Compensation Committee oversees compensation and benefits policies for our executive officers and other employees, the performance and compensation of CIT’s executive officers, and succession planning. A key function of Compensation Committee oversight is to ensure, together with the Risk Management Committee, that such programs appropriately balance risk and financial results and do not encourage excessive risk taking. The Compensation Committee may determine to exercise its discretion, as appropriate, in fulfilling its responsibilities as outlined in its charter, which can be found on CIT’s website at http://www.cit.com/about-cit/corporate-governance/board-committees/index.htm.

Compensation recommendations for our NEOs, other than for the CEO, are made by our CEO to the Compensation Committee. These recommendations reflect his assessment of each executive based on business or functional results, as well as the achievement of strategic corporate priorities, overall company results and individual performance. The role of management in supporting the CEO in making such recommendations is more fully described below under “Role of Senior Management.” The Compensation Committee reviews our CEO’s recommendations, assesses the recommendations for reasonableness, and approves all compensation changes affecting our executive officers in its sole discretion.

The Compensation Committee separately considers the performance of our CEO, and following a review and discussion, submits a compensation recommendation to the full Board for approval.

Role of Independent Compensation Advisers

The Compensation Committee engages Pay Governance, a compensation consulting firm, to advise it on all matters relating to our executive officers’ compensation and benefits, including the determination of annual NEO compensation described above. The Compensation Committee has determined that Pay Governance is independent in accordance with SEC rules and the NYSE guidelines, after assessing its provision of services, fees, conflict of interest policies, relationship with Compensation Committee members, company stock ownership and relationship with executive officers. The Compensation Committee directly retains Pay Governance independently from CIT management, and CIT does not utilize Pay Governance or any of its affiliates for any other purpose. No specific instructions or directions were provided to Pay Governance by CIT regarding the performance of their duties. Representatives from Pay Governance attend the Compensation Committee meetings regularly and conduct studies of compensation issues related to the design of our executive officer compensation programs at the request of the Compensation Committee. Pay Governance and the Compensation Committee rely on data from multiple sources to provide a frame of reference for compensation decisions, such as: multiple third-party competitive market surveys (which may include Equilar, McLagan, ERI, Mercer and Towers Watson); publicly available information (peer group proxy statements); and historical compensation data for executive officers.

The Compensation Committee has authorized Pay Governance to interact with CIT’s management to obtain or confirm information, as needed, on behalf of the Compensation Committee. During 2014, CIT did not engage any consulting firm to support management in generating data and analysis for its presentations and recommendations to the Compensation Committee related to compensation decisions for our executive officers.

Role of Senior Management

The recommendation for overall 2014 annual short-term incentive funding was made by our senior management team, including our CEO, President, Chief Financial Officer (“CFO”), Chief Administrative Officer, Chief Human Resources Officer, and CRO. Business segment and corporate function pool allocations were recommended based on management’s assessment of performance against pre-established 2014 goals and objectives, an overall risk assessment, as well as market competitiveness. Company-wide incentive funding and final pool allocations were approved by the Compensation Committee and reviewed by the CRO. Members of the EMC, as well as other senior managers, are responsible for making incentive recommendations for eligible employees. The annual recommendation process is coordinated by Corporate Human Resources personnel.

Role of Risk Management

Our CRO and other senior members of the Risk Management Group are fully integrated in the overall design and operation of the Company’s incentive compensation arrangements. In addition, Risk Management partners with Human Resources to coordinate regular joint interaction with the Compensation Committee and the Risk Management Committee to support strong governance and oversight regarding issues related to risk balancing within our incentive compensation practices. Risk Management and Human Resources work closely to maintain and evolve our approach to balancing risk and incentives. Our key areas of focus include:

■	Executive Management Goals — reviewing incentive compensation design and identifying specific risk goals for our senior executives, including our NEOs, and “covered employees” (as defined below under “Our Pay Practices—Identification of Covered Employees”);

■	Overall Short-Term Incentive Funding — identifying credit/risk metrics and other qualitative risk factors to be evaluated with financial performance, and to be used to determine overall incentive funding and allocation to businesses;

■	Executive Management Compensation — developing and enhancing the design of our equity awards, including appropriate revisions to performance measures, clawback triggers, leverage and vesting provisions;

■	Compensation Policies and Procedures — developing compensation policies and procedures supporting our business objectives that are consistent with our risk appetite and framework, and regulatory requirements;

■	Covered Employees — developing and maintaining a framework for identifying individuals and groups of “covered employees” who may expose the Company to material risks, and foster strong awareness of risk balancing for incentive arrangements; and

■	Annual Assessment — reviewing and proactively identifying and/or assessing risks associated with the Company’s incentive compensation arrangements.

Since 2009, CIT has conducted an annual assessment of the risks associated with our incentive compensation arrangements. In 2014, monitoring and validation of incentive compensation arrangements was a key theme with our regulators. As a result, we established a governing body within CIT management to oversee incentive compensation monitoring and validation (the Incentive Compensation Review Committee) and we also considered this theme when developing our 2015 compensation structure. During 2014, Risk Management, together with Internal Audit, evaluated each business unit focusing on outlier behaviors and performance across four broad categories: outsized losses, transparency, risk balancing, and support for risk initiatives. Overall rankings for each business unit were determined based on the rating scale, with input solicited from across the risk and audit organizations, including: Credit Risk, Operational Risk, Credit Review, Problem Loan Management, Model Risk, Insurance Risk, Vendor Risk, Information Risk, Business Continuity and Disaster Recovery, Compliance and Internal Audit. Based on this assessment and other analysis, as well as ongoing coordination with Human Resources in monitoring risk balancing activities, our CRO and the Head of Enterprise Risk Management independently determined that none of CIT’s incentive compensation plans encourage imprudent or excessive risk and presented their findings at two joint meetings of the Compensation and Risk Management Committees, prior to both the determination of initial short-term incentive pools and the finalization of the short-term incentive pools. Prior to finalizing incentive recommendations as described above, risks were assessed to determine if any employees: (1) failed to show due regard for the risk inherent in their business activity; (2) failed to balance risk with financial results; or (3) exposed the firm to imprudent risks.

CIT, the Compensation Committee and the Risk Management Committee have reviewed CIT’s compensation policies and plans as they apply to all employees across our business units to determine whether they encourage imprudent or excessive risk-taking that may expose CIT to material business risks. In addition to reviewing the annual short-term incentive structure funding and process, including CIT’s equity-based award design, they reviewed our long-term incentive structure and business unit sales incentive plans. Based on a discussion of the review, the Compensation and Risk Management Committees concluded that CIT’s compensation plans for employees do not encourage risk-taking that is reasonably likely to have a material adverse effect on CIT.

Peer Companies and Benchmarking

With the assistance of Pay Governance, in 2013 the Compensation Committee identified a group of 19 peer companies to use for benchmarking purposes. During 2014, the Compensation Committee reviewed the peer group again with Pay Governance, and no changes were made. This group of 19 companies, listed below, represents a cross section of U.S.-based, publicly traded financial services companies with a generally non-proprietary focus, i.e., whose primary business is to serve institutional and/or retail clients.

BB&T Corp.	Huntington Bancshares Inc.	People’s United Financial, Inc.
City National Corp.	KeyCorp	Regions Financial Corp.
Comerica Inc.	Legg Mason	SLM Corp.
Discover Financial Services	M&T Bank Corp.	SunTrust Banks
Fifth Third Bancorp	New York Community Bancorp	TCF Financial
First Horizon National	Northern Trust Corp.	Zions Bancorporation
Fiserv, Inc.

In particular, the peer group was used in our decision-making for 2014 actual and 2015 target total compensation levels for our CEO, President, and CFO (roles for which public information is readily available).

Due to the varied nature of CIT’s businesses, certain of the peer companies are classified differently from CIT under the Global Industry Classification Standard, which is broadly used in the financial community to group similar companies. To assess the competitiveness of our executive compensation program, we analyze compensation data for peer companies as it is presented in annual proxy materials, as well as multiple third-party competitive market surveys provided by compensation consulting firms such as McLagan, Mercer, ERI and Towers Watson (which we refer to as “market data”).

While the Compensation Committee considers external market data, it does not target a specific market position when determining executive compensation levels. In addition to referencing market data, as described above, the Compensation Committee considered current year performance and overall incentive pool funding, prior year compensation history and compensation levels of other Company executives to provide context for 2014 and 2015 compensation recommendations.

Use of Discretion

Our compensation philosophy incorporates a strong link between incentive pay and a combination of short-term and long-term Company, business unit and individual performance. Discretion plays a major role in many aspects of our incentive compensation arrangements, including pool funding and pool allocations. However, the use of discretion is not arbitrary, and generally should be supported by a clear link to performance and risk management. We maintain a Use of Discretion policy that covers the requirements governing the consistent use of discretion for incentive compensation, and related procedures applicable to all employees.

Identification of Covered Employees

We are subject to regulatory guidance and rules that focus on both the design and transparency of incentive compensation arrangements. It is important that incentive compensation be risk-sensitive and not encourage imprudent or excessive risk-taking. The primary objectives of CIT’s Covered Employee Identification Framework (the “Framework”) are to provide a systematic methodology to identify: (1) risks inherent in job functions and roles; (2) individuals or groups of non-executive employees who have the potential to expose the firm to a material amount of risk (collectively, “covered employees”); and (3) duration of risks. The Framework is based on an assessment of six categories of inherent risk (i.e., market risk; liquidity risk; credit risk; operational risk; legal/compliance risk; and reputational risk), which align to the regulatory guidance on sound incentive compensation policies and appropriately categorize risks for the Company.

Equity Ownership and Retention

Our Executive Equity Ownership and Retention Policy requires executives to own a minimum level of CIT stock equal to the greater of: (1) a specific multiple of base salary (i.e., 6x for the CEO, 3x for other NEOs, and 1x for other executives), or (2) 50% of the shares received on vesting or exercise of CIT equity-based awards for the duration of his/her employment with CIT, after any shares withheld to cover income tax withholding obligations. The value of stock owned is calculated using the greater of: (1) the closing price of CIT common stock, or (2) a calculated per-share value based on the 3-year average closing price of CIT common stock (or the average stock price for such shorter period of time that CIT’s common stock has been continuously publicly traded on a national securities exchange) on any given measurement date.

The policy applies to a broad group of senior executives, including all of our executive officers. Executives have five years to meet the minimum ownership requirement. Each of our NEOs meets the requirements of this policy.

Timing of Annual Equity Incentive Grants

Since 2006, CIT has maintained a written Equity Compensation Award Policy that governs the timing for granting all equity-based awards, which may be approved at any regularly scheduled meeting of the Compensation Committee or the Board. Grants approved at any meeting of the Compensation Committee or the Board that coincides with a quarterly earnings release will be granted effective as of the close of trading on the NYSE on the second trading day after CIT publicly announces such earnings.

Equity-based awards may also be granted in connection with hiring an employee. Such grants are generally made on the first day that the recipient is employed by us provided such date does not occur during a securities trading black-out period; in such case, the grant will be made on the day on which the applicable black-out period expires.

Tax Deductibility of Compensation Expense

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), limits the tax deduction for compensation in excess of $1 million paid to the Company’s CEO and to each of the other three highest paid executive officers, other than the Company’s CFO. The $1 million deduction limit generally does not apply, however, to compensation that is “performance-based” and provided under a shareholder-approved plan. The Compensation Committee considers the tax deductibility of compensation in our plan design, as appropriate. While we do not currently operate a stand-alone 162(m) compliant plan covering executive officer incentive compensation, Proposal 4 seeks shareholder approval of a new plan that permits the grant of cash- and equity-based awards intended to meet the deductibility requirements of Section 162(m). In addition, the Company maintains the Amended and Restated CIT Group Inc. Long-Term Incentive Plan, under which “performance-based” equity-based awards may be granted.

NON-GAAP FINANCIAL MEASURES AND OTHER DEFINITIONS

Adjusted Net Finance Margin is calculated as Adjusted Net Finance Revenue as a percentage of AEA. Adjusted Net Finance Revenue and AEA are non-GAAP measures. The following table presents the reconciliation of Net Finance Revenue and Margin to Adjusted Net Finance Revenue and Margin4.

(dollars in millions)	Years Ended December 31,
	2014		2013		2012
Net Finance Revenue	$1,420.8	4.25%	$1,388.0	4.61%	$(23.5)	(0.09%)
Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	34.7	0.10%	34.6	0.12%	1,294.9	4.69%
Adjusted Net Finance Revenue	$1,455.5	4.35%	$1,422.6	4.73%	$1,271.4	4.60%

Adjusted Pre-Tax Income is calculated as Pre-Tax Income including discontinued operations. The following table presents the reconciliation of reported Pre-Tax Income to Adjusted Pre-Tax Income for 2014.

(dollars in millions)	Year Ended December 31, 2014
Pre-tax Income from continuing operations	$680.8
Pre-tax Income from discontinued operation	55.9
Adjusted Pre-tax Income	$736.7

AEA is computed using month end balances and is the average of finance receivables, operating lease equipment and financing and leasing assets held for sale less the credit balances of factoring clients.

Classified Assets means the Credit Exposure for all assets with a regulatory rating of “substandard” or worse, as determined by the Company under the Regulatory Credit Classifications process.

Committed Lending Volume represents the dollar amount of funding CIT is committed to lend under the terms of an agreement, including amounts that may be drawn down or due to be contractually funded in the future.

Credit Exposure means the sum of the book balance of loans and capital leases, any off balance sheet exposure, unused commitments to extend credit, scheduled lease term depreciation for operating leases, the carrying value of any equity investments and the carrying value of repossessed assets or off lease equipment.

[4]	Adjusted Net Finance Revenue and Margin used for compensation purposes differ from Adjusted Net Finance Revenue and Margin as disclosed in our Annual Report on Form 10-K in that the impact of accelerated original issue discount on debt extinguishments related to the GSI facility was not included at the time performance targets for the 2012 PSUs were established.

Fully Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding, increased by the weighted average potential impact of dilutive securities. The Company’s potential dilutive instruments include unvested RSU and PBRSU grants, PSU grants and stock options.

Pre-tax GAAP losses, for the clawback provisions under our PSUs, are determined after excluding the impact of (1) adjustments to or impairment of goodwill or other intangible assets; (2) changes in accounting principles during the performance period; (3) Fresh Start Accounting charges and prepayment charges related to the prepayment or early extinguishment of CIT’s debt; (4) restructuring or business recharacterization activities, including, but not limited to, terminations of office leases, or reductions in force, that are reported by CIT; and (5) any other extraordinary or unusual items as determined by the Compensation Committee.

Pre-Tax ROA is computed by dividing pre-tax income for the period by AEA for the same period.

Pre-Tax ROTCE is computed by dividing pre-tax income for the period by average tangible common equity for the same period.

Total Classified Exposure means consolidated credit exposure for all Classified Assets as a percentage of the Company’s total Consolidated Credit Exposure excluding the Student Lending Portfolio.

EXECUTIVE COMPENSATION TABLES

The following tables, accompanying footnotes and narrative provide information about compensation paid to our NEOs as described in the Compensation Discussion and Analysis.

2014 SUMMARY COMPENSATION TABLE

The table below sets forth compensation information for our NEOs relating to 2014, 2013, and 2012, as applicable, in accordance with SEC rules. Pursuant to these rules, NEOs may vary from year to year.

Our practice, generally, is to pay the cash component and grant the equity-based component of our short-term incentives shortly after year-end. SEC rules require the Summary Compensation Table to include the cash component for the year earned (even if paid after year-end), but only includes equity-based awards granted during the year (rather than for the year earned). As a result, the total compensation values shown below, excluding columns (h) and (i), differ from the determination of total direct compensation for our NEOs by our Compensation Committee and Board of Directors as described in the Compensation Discussion and Analysis.

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)(6) ($)	All Other Compen- sation (7) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)

John A. Thain (8)	2014	$1,003,846	$—	$6,387,500	$1,362,500	$9,075	$73,302	$8,836,223
Chairman of the Board and	2013	$1,003,847	$—	$5,727,500	$1,362,500	$4,789	$68,263	$8,166,899
Chief Executive Officer	2012	$971,154	$1,522,500	$1,500,000	$—	$134,085	$65,135	$4,192,874
Nelson J. Chai	2014	$752,885	$—	$2,750,000	$1,132,500	$5,174	$19,051	$4,659,609
President of CIT Group Inc. & North	2013	$752,885	$—	$2,590,000	$1,075,000	$2,999	$21,360	$4,442,244
American Commercial Finance, and	2012	$736,538	$1,160,000	$3,008,333	$—	$79,530	$8,460	$4,992,861
Chairman and CEO of CIT Bank
Scott T. Parker	2014	$501,923	$—	$2,082,000	$1,152,500	$3,843	$19,051	$3,759,317
Executive Vice President	2013	$501,923	$—	$1,915,000	$1,118,000	$2,316	$21,360	$3,558,599
& Chief Financial Officer	2012	$501,923	$1,185,000	$2,366,667	$—	$58,953	$13,460	$4,126,003
C. Jeffrey Knittel	2014	$501,923	$—	$2,087,500	$1,210,000	$982,832	$19,051	$4,801,306
President, Transportation	2013	$501,923	$—	$1,652,500	$1,037,500	$—	$21,360	$3,213,283
& International Finance	2012	$501,923	$1,097,500	$1,875,000	$—	$857,545	$13,460	$4,345,428
Lisa K. Polsky	2014	$501,923	$—	$1,595,000	$1,014,500	$3,728	$19,051	$3,134,202
Executive Vice President	2013	$501,923	$—	$1,465,000	$980,000	$2,627	$21,360	$2,970,910
and Chief Risk Officer	2012	$501,923	$1,035,000	$1,875,000	$—	$58,150	$13,460	$3,483,533

(1)	Messrs. Thain and Chai receive annual base salaries of $1,000,000 and $750,000, respectively. Messrs. Parker and Knittel, and Ms. Polsky each receive an annual base salary of $500,000. The amounts shown represent the salaries earned through December 31 of each year.

(2)	The cash component of the 2014 short-term incentive, as more fully described in the Compensation Discussion and Analysis, awarded to each of our NEOs is reported in the “non-equity” incentive column of this table. No separate cash incentive awards, that would otherwise have been reportable in the bonus column, were awarded in 2014 to our NEOs.

(3)	Represents the aggregate grant date fair value of stock awards (PBRSUs and PSUs at target, as applicable) granted during 2014, 2013 and 2012 and computed in accordance with ASC 718. These amounts do not represent the actual value realized by each named executive officer in each year. The number of PBRSUs and target number of PSUs awarded to each NEO was determined by dividing the dollar amount of each award by the closing price of CIT common stock on the respective date of grant. If performance against pre-established EPS and Pre-Tax ROA targets result in the maximum number of PSUs vesting, as more fully described in the Compensation Discussion and Analysis, the NEOs would be entitled to a maximum award at 150% of target, with grant date fair values as follows: Mr. Thain — $3,000,000; Mr. Chai — $1,125,000; Mr. Parker — $900,000; Mr. Knittel — $1,125,000; and Ms. Polsky — $675,000.

(4)	2014 amounts shown represent the cash component of the 2014 short-term incentive, described in the Compensation Discussion and Analysis.

(5)	2014 amounts shown represent the difference between the cumulative actuarial present value of accumulated pension benefits on December 31, 2014 and December 31, 2013 under three retirement arrangements maintained by CIT: the New Executive Retirement Plan of CIT Group Inc. (the “Executive Retirement Plan”, which has been closed to new participants since 2006), of which Mr. Knittel is the only named executive officer to participate, the CIT Group Inc. Supplemental Retirement Plan (the “Supplemental Retirement Plan”), and the CIT Group Inc. Retirement Plan (the “Retirement Plan”). The Executive Retirement Plan and the Supplemental Retirement Plan are nonqualified plans. The Retirement Plan is a tax-qualified defined benefit pension plan that covers eligible salaried employees in the United States. Effective December 31, 2012, participation in and employer contributions to the Retirement Plan and Supplemental Retirement Plan was frozen for all employees, including the NEOs. These retirement arrangements are discussed in further detail under the heading “Narrative Information Relating to Retirement Arrangements for Named Executive Officers” that follows the 2014 Pension Benefits Table in this Proxy Statement.

(6)	None of our NEOs participated in the CIT Group Inc. Deferred Compensation Plan (the “DCP”) in 2014, 2013 and 2012, nor did any receive any above-market or preferential earnings in respect of any plan or benefit provided by the Company. The amount shown for Mr. Knittel includes $154 of earnings in the CIT Supplemental Savings Plan (“SSP”) , as disclosed and further described in the 2013 Nonqualified Deferred Compensation Table and accompanying footnotes that appear later in this Proxy Statement. The amount shown for Mr. Thain does not include the value of vested RSUs that remain subject to transfer restrictions.

(7)	The following supplemental table sets forth for 2014 the components of income reported as All Other Compensation above, based on the incremental cost to CIT of providing the benefit:

Name	Car and Driver	401(k) Match Supplemental Employer Contribution	Life Insurance	Total
John A. Thain	$54,251	$18,200	$851	$73,302
Nelson J. Chai	$—	$18,200	$851	$19,051
Scott T. Parker	$—	$18,200	$851	$19,051
C. Jeffrey Knittel	$—	$18,200	$851	$19,051
Lisa K. Polsky	$—	$18,200	$851	$19,051

Car and Driver

The amount shown above for Car and Driver represent the proportional cost to CIT associated with the personal usage of a company-provided car and driver. For income tax purposes, income is imputed without any tax gross-up reimbursement.

401(k) Match / Supplemental Employer Contribution

Matching employer contributions under the CIT Group, Inc. Savings Incentive Plan, our 401(k) plan (the “Savings Incentive Plan”), consist of up to a 6% match of pre-tax and Roth contributions by each executive, up to the annual limits established by the Internal Revenue Service, as well as a supplemental employer contribution feature. The supplemental contribution for 2014 is equal to 1% of eligible compensation (generally including base and cash-based incentive awards paid during 2014), up to the Internal Revenue Service wage limit of $260,000 — a maximum of $2,600. The amounts shown for each NEO include $15,600 as a matching contribution.

Life Insurance

Amounts shown above represent company-paid life insurance premiums on behalf of each named executive officer. The named executive officers are covered by life insurance policies under the same terms as other full-time and part-time U.S. employees working at least 20 hours per week. The life insurance benefit for covered employees is equal to one times annual benefits pay up to a maximum benefit of $500,000. Benefits pay is generally equal to a covered employee’s base salary plus an average of other pay during the preceding 36 months.

(8)	Mr. Thain’s compensation was based solely on his role as CEO of CIT. Mr. Thain did not receive additional compensation for serving as a director of CIT.

2014 GRANTS OF PLAN BASED AWARDS

The table below sets forth equity and non-equity compensation awards granted to our named executive officers during the year ended December 31, 2014. In accordance with SEC rules, the table does not include awards granted during 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Name	Grant Date	Award Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
John A. Thain	2/20/14	2/20/14							91,846	$4,387,500
	2/20/14	2/20/14				10,467	41,867	62,801		$2,000,000
	2/20/14	2/20/14		$5,000,000	$7,500,000
Nelson J. Chai	2/20/14	2/19/14							41,867	$2,000,000
	2/20/14	2/19/14				3,925	15,700	23,550		$750,000
	2/19/14	2/19/14		$3,000,000	$4,500,000
Scott T. Parker	2/20/14	2/19/14							31,024	$1,482,000
	2/20/14	2/19/14				3,140	12,560	18,840		$600,000
	2/19/14	2/19/14		$2,500,000	$3,750,000
C. Jeffrey Knittel	2/20/14	2/19/14							27,999	$1,337,500
	2/20/14	2/19/14				3,925	15,700	23,550		$750,000
	2/19/14	2/19/14		$2,250,000	$3,375,000
Lisa K. Polsky	2/20/14	2/19/14							23,969	$1,145,000
	2/20/14	2/19/14				2,355	9,420	14,130		$450,000
	2/19/14	2/19/14		$2,050,000	$3,075,000
(1)	Plan-based compensation awards are granted by action of the Compensation Committee and/or the full Board of Directors. During 2014, approvals for 2014 target short-term incentive, 2013 PBRSU and 2014 PSU awards and the associated grant dates are shown in the table above.

(2)	Represents target 2014 short-term incentive awards. As discussed in the Compensation Discussion and Analysis, short-term incentive targets are payable partially in cash and partially in deferred PBRSUs, and may increase or decrease from the target value with actual payouts ranging from 0% to 150%. Actual amounts paid in cash for 2014 performance are included in the Non-Equity Incentive Plan Compensation column of the 2014 Summary Compensation Table. PBRSUs granted during 2015 in respect of 2014 performance are not included in the table above in accordance with SEC rules.

(3)	Represents PSUs granted in 2014 for the 2014-2016 performance period. PSU payouts may increase or decrease from the target grant, with actual payouts ranging from 0% to 150% of the target grant based on performance against pre-established EPS and Pre-Tax ROA targets. The threshold amount shown assumes the lowest thresholds attainable are met, resulting in a payout of 25% of the target number of PSUs granted. If either of the EPS or Pre-Tax ROA performance thresholds is not met, then the payout would be 0% of the PSUs granted.

(4)	Represents the portion of 2013 annual short-term incentives in the form of PBRSUs, granted during 2014. These PBRSUs are scheduled to vest one-third per year over three years subject to an additional performance hurdle (if cumulative Adjusted Pre-Tax Income for the prior three years is negative, the Compensation Committee will determine whether a portion, if any, of the PBRSUs will vest). PBRSUs granted during 2015 in respect of 2014 performance are not included in the table above in accordance with SEC rules.

(5)	Stock awards are valued in accordance with ASC 718, based on the closing price of CIT common stock on each respective date of grant.

NARRATIVE DISCLOSURE TO 2014 SUMMARY COMPENSATION TABLE AND 2014 GRANTS OF PLAN-BASED EQUITY AWARDS TABLE

Total Compensation

Total Compensation values shown in the 2014 Summary Compensation Table are presented in accordance with SEC rules. The Total Direct Compensation amounts approved by the Compensation Committee, and/or Board of Directors, and awarded to our NEOs for 2014 performance, regardless of when paid or granted, are presented in and further described in the Compensation Discussion and Analysis.

Performance-Based Restricted Stock Units

Each of our NEOs received a grant of RSUs on February 20, 2014 in respect of performance during 2013. Unvested awards are forfeited on termination of employment, except in certain circumstances, such as death, disability, following a qualifying termination within two years of a Change of Control, or if employment is terminated by Mr. Knittel for “Good Reason” or by CIT “Without Cause” (in each case, as defined in Mr. Knittel’s employment agreement and more fully described below under the heading, “Employment Agreements, Non-Competition, Non-Solicitation and Confidentiality Agreements and Double Trigger Change of Control”), in which case awards will immediately vest in full. For employees who resign and meet “retirement” criteria, or who are terminated involuntarily without cause, awards continue to vest over time on their original schedules.

Each PBRSU includes a dividend equivalent right, pursuant to which the holder of the award is entitled to receive a cumulative amount upon vesting/settlement equal to any dividends paid to the holder of a share of CIT common stock during the vesting period. PBRSU awards are also subject to forfeiture during the vesting period and to a clawback for a period of 12 months following vesting. Such forfeiture and clawback provisions are further described in the Compensation Discussion and Analysis.

Performance Share Units

Each of the named executive officers received a target grant of PSUs on February 20, 2014 for the 2014 — 2016 performance period. PSUs are not earned or vested until the end of the performance period and only if certain quantitative performance metrics are met. Actual payouts will range from 0% to 150% of target. Unvested awards are forfeited on termination of employment, except in certain circumstances, such as death, disability, or following a qualifying termination within two years of a Change of Control, in which case the target number of awards will immediately vest in full.

PSU awards for 2014 — 2016 are subject to forfeiture during the performance period and to clawback for a period of two years following the end of the performance period. Such forfeiture and clawback provisions are further described in the Compensation Discussion and Analysis.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table summarizes information on equity-based awards that were unvested and outstanding for each NEO at December 31, 2014.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
(a)	(g)		(h)	(i)		(j)
John A. Thain	157,834	(3)	$7,549,201	113,431	(4)	$5,425,393
Nelson J. Chai	91,667	(5)	$4,384,923	47,904	(6)	$2,291,238
Scott T. Parker	69,046	(7)	$3,302,450	36,415	(8)	$1,741,714
C. Jeffrey Knittel	60,744	(9)	$2,905,372	33,591	(10)	$1,606,662
Lisa K. Polsky	53,787	(11)	$2,572,646	27,311	(12)	$1,306,285

(1)	Shares are valued based on a $47.83 share price, the closing price of CIT common stock on December 31, 2014.

(2)	The amounts shown represent PSU awards, assuming a payout at 100% of target. Actual payouts will be determined at such time that the Compensation Committee certifies, following the end of each respective performance period, that the relevant performance measures were achieved. PSU awards are generally expected to be reviewed by the Committee in January or February of the year immediately following the end of the respective performance period.

(3)	The amount shown includes 91,846 PBRSUs granted on February 20, 2014 that are scheduled to vest in three equal installments on February 1 in 2015, 2016 and 2017, and 65,988 PBRSUs representing two unvested installments granted on January 30, 2013 that are scheduled to vest in equal installments in 2015 and 2016. Installments are scheduled to vest on February 1 in each respective year.

(4)	The amount shown includes 41,867 PSUs granted during 2014 and linked with the 2014-2016 performance period, 35,253 PSUs granted during 2013 and linked with the 2013-2015 performance period, and 36,311 PSUs granted during 2012 and linked with the 2012-2014 performance period.

(5)	The amount shown includes 41,867 RSUs granted on February 20, 2014 that are scheduled to vest in three equal installments in 2015, 2016 and 2017, 29,892 RSUs representing two unvested installments granted on January 30, 2013 that are scheduled to vest in equal installments in 2015 and 2016, and 19,918 RSUs representing the final installment granted on February 1, 2012 that is scheduled to vest on February 1, 2015. Installments are scheduled to vest on February 1 in each respective year.

(6)	The amount shown includes 15,700 PSUs granted during 2014 and linked with the 2014-2016 performance period, 15,864 PSUs granted during 2013 and linked with the 2013-2015 performance period, and 16,340 PSUs granted during 2012 and linked with the 2012-2014 performance period.

(7)	The amount shown includes 31,024 RSUs granted on February 20, 2014 that are scheduled to vest in three equal installments in 2015, 2016 and 2017, 22,087 RSUs representing two unvested installments granted on January 30, 2013 that are scheduled to vest in equal installments in 2015 and 2016, and 15,935 RSUs representing the final installment granted on February 1, 2012 that is scheduled to vest on February 1, 2015. Installments are scheduled to vest on February 1 in each respective year.

(8)	The amount shown includes 12,560 PSUs granted during 2014 and linked with the 2014-2016 performance period, 11,751 PSUs granted during 2013 and linked with the 2013-2015 performance period, and 12,104 PSUs granted during 2012 and linked with the 2012-2014 performance period.

(9)	The amount shown includes 27,999 RSUs granted on February 20, 2014 that are scheduled to vest in three equal installments in 2015, 2016 and 2017, 19,941 RSUs representing two unvested installments granted on January 30, 2013 that are scheduled to vest in equal installments in 2015 and 2016, and 12,804 RSUs representing the final installment granted on February 1, 2012 that is scheduled to vest on February 1, 2015. Installments are scheduled to vest on February 1 in each respective year.

(10)	The amount shown includes 15,700 PSUs granted during 2014 and linked with the 2014-2016 performance period, 8,813 PSUs granted during 2013 and linked with the 2013-2015 performance period, and 9,078 PSUs granted during 2012 and linked with the 2012-2014 performance period.

(11)	The amount shown includes 23,969 RSUs granted on February 20, 2014 that are scheduled to vest in three equal installments in 2015, 2016 and 2017, 17,014 RSUs representing two unvested installments granted on January 30, 2013 that are scheduled to vest in equal installments in 2015 and 2016, and 12,804 RSUs representing the final installment granted on February 1, 2012 that is scheduled to vest on February 1, 2015. Installments are scheduled to vest on February 1 in each respective year.

(12)	The amount shown includes 9,420 PSUs granted during 2014 and linked with the 2014-2016 performance period, 8,813 PSUs granted during 2013 and linked with the 2013-2015 performance period, and 9,078 PSUs granted during 2012 and linked with the 2012-2014 performance period.

2014 OPTION EXERCISES AND STOCK VESTED (1)

The following table provides information about stock options that were exercised and stock units and/or awards that vested during 2014.

Name	Number of Shares Acquired on Vesting (1) (#)		Value Realized On Vesting ($) (2)
(a)	(d)		(e)
John A. Thain	74,295	(3)	$3,512,518	(4)
Nelson J. Chai	34,863	(5)	$1,622,861	(6)
Scott T. Parker	28,836	(7)	$1,344,753	(4)
C. Jeffrey Knittel	32,706	(8)	$1,535,479	(4)
Lisa K. Polsky	23,170	(9)	$1,080,978	(4)

(1)	None of the NEOs have outstanding stock options, and no stock options were exercised by any of the named executive officers during 2014.

(2)	The value shown was determined by multiplying the aggregate number of RSUs on each specific vesting date by the closing price of CIT common stock on that date, or the last trading date immediately preceding the vesting date in the event the vesting date occurred on a non-trading date.

(3)	Represents 41,301 RSUs that vested on February 16, 2014 and 32,994 that vested on February 1, 2014.

(4)	Reflects the closing price of CIT common stock of $47.86 and $46.55 on February 14, 2014, and January 31, 2014, respectively.

(5)	Represents 34,863 RSUs that vested on February 1, 2014.

(6)	Reflects the closing price of CIT common stock of $46.55 on January 31, 2014.

(7)	Includes 1,859 RSUs that vested on February 16, 2014 and 26,977 RSUs that vested on February 1, 2014.

(8)	Includes 9,932 RSUs that vested on February 16, 2014 and 22,774 RSUs that vested on February 1, 2014.

(9)	Includes 1,859 RSUs that vested on February 16, 2014 and 21,311 RSUs that vested on February 1, 2014.

2014 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)
(a)	(b)	(c)	(d)
John A. Thain	CIT Group Inc. Retirement Plan (2)	1.92		$24,937
	Supplemental Retirement Plan (3)	1.92		$143,148
	Executive Retirement Plan (4)	n/a	$	n/a
				$168,085
Nelson J. Chai	CIT Group Inc. Retirement Plan (2)	1.58		$22,068
	Supplemental Retirement Plan (3)	1.58		$77,209
	Executive Retirement Plan (4)	n/a	$	n/a
				$99,277
Scott T. Parker	CIT Group Inc. Retirement Plan (2)	1.50		$21,605
	Supplemental Retirement Plan (3)	1.50		$53,307
	Executive Retirement Plan (4)	n/a	$	n/a
				$74,912
C. Jeffrey Knittel	CIT Group Inc. Retirement Plan (2)	29.17		$375,338
	Supplemental Retirement Plan (3)	29.17		$655,745
	Executive Retirement Plan (4)	31.17		$4,966,599
				$5,997,682
Lisa K. Polsky	CIT Group Inc. Retirement Plan (2)	1.67		$24,637
	Supplemental Retirement Plan (3)	1.67		$53,619
	Executive Retirement Plan (4)	n/a	$	n/a
				$78,256

(1)	The actuarial present value of accumulated benefits was computed on the basis of the same actuarial assumptions, with the exception of turnover, retirement, and pre-retirement mortality, as used to compute the accumulated benefit obligation as of December 31, 2014 and as stated in our Annual Report on Form 10-K filed with the SEC on February 20, 2015, in “Note 20 — Retirement, Other Postretirement and Other Benefit Plans” to the consolidated financial statements. With regard to turnover, retirement, and pre-retirement mortality, the present values of the accumulated benefits payable under the Retirement Plan and the Supplemental Retirement Plan have been computed based on the assumption that the executive would remain employed by CIT until age 65 (the normal retirement age as defined in both plans) and then retire and collect the accumulated benefit. The present values of the accumulated benefits payable under the Executive Retirement Plan (which has been closed to new participants since 2006) assumes Mr. Knittel would remain employed by CIT through age 60 (the youngest age at which benefits can be received without any reduction) or the youngest age of benefit eligibility, and then retire and collect the accumulated benefit. Eligibility to receive early retirement benefits are more fully described under the heading, “Narrative Information Relating to Retirement Arrangements for Named Executive Officers” in this Proxy Statement.

(2)	The Retirement Plan is a tax-qualified plan and is further described under the heading “Narrative Information Related to Retirement Arrangements for Named Executive Officers” in this Proxy Statement.

(3)	The Supplemental Retirement Plan is a nonqualified plan and is further described under “Narrative Information Related to Retirement Arrangements for Named Executive Officers” in this Proxy Statement.

(4)	The Executive Retirement Plan is a nonqualified plan and is further described under “Narrative Information Relating to Retirement Arrangements for Named Executive Officers” in this Proxy Statement. Messrs. Thain, Chai and Parker, and Ms. Polsky are not participants in the Executive Retirement Plan.

NARRATIVE INFORMATION RELATING TO RETIREMENT ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

In addition to the Savings Incentive Plan, we maintained two retirement arrangements during 2014 under which our NEOs are eligible to receive benefits: the Retirement Plan and the Supplemental Retirement Plan. Effective December 31, 2012, participation in and employer contributions to the Retirement Plan and Supplemental Retirement Plan were frozen for all employees, including the NEOs. We also maintain a third retirement arrangement, the Executive Retirement Plan, which has been closed to new participants since 2006. Mr. Knittel is the only NEO eligible to participate in the Executive Retirement Plan. The Retirement Plan is a tax-qualified defined benefit pension plan that covers eligible employees in the United States. The Executive Retirement Plan and the Supplemental Retirement Plan are nonqualified plans.

Each of the NEOs vested in his or her retirement benefits, that were accumulated through December 31, 2012, under the Retirement and Supplemental plans as follows: Mr. Thain — February 8, 2013; Mr. Chai — June 1, 2013; Mr. Parker — July 2, 2013; Mr. Knittel — upon conversion of his accrued benefit effective January 1, 2001; and Ms. Polsky — May 17, 2013.

Under the Executive Retirement Plan, participating named executive officers will be eligible for early retirement benefits upon reaching 55 years of age with ten years of benefit service. Mr. Knittel became eligible on September 6, 2013.

Retirement Plan

Through December 31, 2012, when participation was frozen, the Retirement Plan covered all officers and employees in the United States who had one year of service and were 21 years of age or older. The Retirement Plan was revised in 2000 to convert to a “cash balance” formula, which became effective January 1, 2001. Under the cash balance formula, except for certain grandfathered participants, each participant’s accrued benefit as of December 31, 2000 was converted to a lump sum amount and each year thereafter, through December 31, 2012, the participant’s account balance was credited with a percentage of the participant’s annual benefits pay depending on the participant’s period of service as follows:

Period of Service	% of Annual Benefits Pay
1 — 9 years	5
10 — 19 years	6
20 — 29 years	7
30 years or more	8

For purposes of the Retirement Plan, annual benefits pay generally means annual base salary, certain annual incentive awards, sales incentives and commissions, subject to certain limits under the plan and imposed under the Tax Code. Account balances under the cash balance portion of the Retirement Plan also continue to receive annual interest credits which continue after December 31, 2012 when participation was frozen and until cumulative benefits are paid, subject to certain government limits. For 2014, the interest crediting rate was 2.5%. Upon termination after three years of employment or upon retirement, a participant’s benefit under the Retirement Plan is generally payable, at the election of the participant, in an annuity or lump sum.

Mr. Knittel began earning benefits under the cash balance formula effective January 1, 2001. Each of Messrs. Thain, Chai and Parker, and Ms. Polsky began earning benefits under the cash balance formula in 2011.

Prior to the conversion to a “cash balance” formula, certain participants elected in 2000 not to participate in the Retirement Plan cash balance program. Such participants are eligible instead to receive grandfathered benefits under the Traditional Retirement Formula, determined as 1.25% of final average annual compensation, multiplied by final years of benefit service up to a maximum of 40 years. Final average annual compensation is determined to be the annual compensation (generally, base salary) for the 60 consecutive months (five years) during which annual compensation is highest within the last 120 months (ten years) of benefit service. Benefits may be reduced by 1/2% for each month (6% per year) in the event a grandfathered participant elects to retire and start receiving payments before age 60, but after attaining age 55. None of our executive officers are eligible to receive benefits under the Traditional Retirement Formula.

Effective December 31, 2012, participation in and contributions based on eligible annual benefits pay to the Retirement Plan were frozen.

Supplemental Retirement Plan

Through December 31, 2012, when participation was frozen, the Supplemental Retirement Plan covered employees of CIT whose benefits under the Retirement Plan are limited by operation of the Tax Code. Each of the NEOs participates in the Supplemental Retirement Plan. Any benefits under the Supplemental Retirement Plan are paid in a lump sum following a participant’s termination of employment with CIT. However, in order to comply with Section 409A of the Tax Code (“Section 409A”), benefits accrued under the Supplemental Retirement Plan through December 31, 2008 for active participants in the Executive Retirement Plan will be “frozen” and remain payable, according to the operation of the plan, as a lump-sum payment upon separation from service. Supplemental Retirement Plan benefits will continue to accrue after December 31, 2008, according to the operation of the plan, but the portion earned after 2008 will be payable in the form of an annuity.

Effective December 31, 2012, participation and contributions based on eligible annual benefits pay to the Supplemental Retirement Plan were frozen.

Mr. Knittel generally is entitled to receive an additional two years of age and service credit under the Supplemental Retirement Plan, in the event Mr. Knittel’s employment is terminated by him for “Good Reason” or by CIT “Without Cause” (in each case, as defined in his employment agreement and as further described under the heading, “Potential Payments Upon Termination or Change of Control” in this Proxy Statement).

Executive Retirement Plan

The Executive Retirement Plan has been closed to new participants since 2006. Mr. Knittel participates in the Executive Retirement Plan; our other NEOs do not participate in the Executive Retirement Plan. The Executive Retirement Plan provides for an annual retirement benefit based upon a formula that takes into account the executive’s final base compensation and years of benefit service with CIT. The annual retirement benefit under the Executive Retirement Plan formula is determined as final base compensation multiplied by the sum of 50% for the first 10 years of benefit service, plus 2% for each of the following years of benefit service up to maximum of 20 years. Final base compensation is defined as the highest base compensation for any consecutive twelve-month period in the five years prior to retirement. Benefit service generally means service taken into account for purposes of the Retirement Plan. The benefit under the Executive Retirement Plan formula is reduced by the actuarial equivalent value of the benefits payable under the Supplemental Retirement Plan, the Retirement Plan, the Supplemental Savings Plan, the Flexible Retirement Contribution Account under the Savings Incentive Plan, and certain predecessor plans of CIT.

Benefits under the Executive Retirement Plan are paid in the form of an annuity for life beginning at an executive’s normal retirement date. Normal retirement date is defined as age 65 with at least ten years of benefit service. An executive who is age 55 and who has at least ten years of benefit service may also elect to retire early with a benefit determined under the Executive Retirement Plan formula that is reduced by 1/2% for each month that payments begin before reaching age 60. Executives may elect to have benefits under the Executive Retirement Plan paid in the form of a joint and survivor annuity over the combined lives of the executive and the executive’s beneficiary, or as a life annuity.

No benefits are payable under the Executive Retirement Plan if an executive terminates employment prior to attaining ten years of benefit service, except in situations where the Board elects to terminate the plan or a Change of Control has occurred. Under certain circumstances, if an executive terminates employment with ten years of service and prior to attaining age 55, the benefit under the plan is paid in a lump sum.

The Executive Retirement Plan also provides a death benefit for participating executives in the event he/she dies while actively employed by CIT. The amount of this benefit is generally equal to three times base salary. CIT has purchased corporate-owned life insurance to fund this benefit and the retirement benefits payable under the Executive Retirement Plan. Mr. Knittel remains eligible to receive a death benefit under the Executive Retirement Plan.

Mr. Knittel generally is entitled to receive an additional two years of age and service credit under the Executive Retirement Plan, in the event Mr. Knittel’s employment is terminated by him for “Good Reason” or by CIT “Without Cause” (in each case, as defined in his employment agreement and as further described under the heading, “Potential Payments Upon Termination or Change of Control” in this Proxy Statement).

Other Plans

The Savings Incentive Plan covers all officers and employees in the United States who are 18 years of age or older. Under this plan, CIT matches 100% of a participant’s own pre-tax and Roth contributions to the plan up to the first 6% of eligible pay. Additionally, certain participants who were eligible and elected to remain covered under the Retirement Plan’s Traditional Retirement Formula receive Flexible Retirement Contributions by CIT under the Savings Incentive Plan. Flexible Retirement Contributions of up to 3% of eligible pay are made as of December 31 each year, provided the participant is employed by CIT on December 31, left the company at or after age 55, or died or became disabled during the year. The excess of any Flexible Retirement Contributions limited by operation of the Tax Code are contributed under the SSP, further described under the heading, “Narrative Information Relating to Nonqualified Deferred Compensation.” In addition to the company match, an annual discretionary supplemental employer contribution was introduced to the Savings Incentive Plan effective January 1, 2013. Annual contributions, which will range from 0% to 3% of eligible pay (including base salary and most cash-based incentive awards), are fully funded by CIT. Eligible employees who were hired on or before September 30 of the plan year and are employed on the last day of the plan year (December 31) will be eligible to receive a discretionary supplemental employer contribution. The discretionary supplemental employer contribution for 2014 was 1%. All contributions are subject to Internal Revenue Service wage limits.

Section 409A of the Tax Code requires the payment of the portion of benefits earned after December 31, 2004 for executive officers under the Executive Retirement Plan, the Supplemental Retirement Plan and the Supplemental Savings Plan (including potentially each of the named executive officers) to be delayed for six months if the officer’s employment ends for any reason other than death or disability. Payments that are delayed because of this tax law earn interest at a short-term rate until paid to the officer.

2014 NONQUALIFIED DEFERRED COMPENSATION

Name	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(c)	(d)		(e)	(f)
John A. Thain	$ —	$(2,474	)(1)	$163,959 (2)	$—
Nelson J. Chai	$ —	$—		$—	$—
Scott T. Parker	$ —	$—		$—	$—
C. Jeffrey Knittel	$ —	$154	(3)	$—	$6,405 (3)
Lisa K. Polsky	$ —	$—		$—	$—

(1)	Represents the difference in value of vested stock salary RSUs and incentive RSUs upon the lapse of transfer restrictions and conversion to shares of CIT common stock during 2014, compared with the closing price of CIT common stock on December 31, 2013.

(2)	Represents the value of vested stock salary RSUs previously subject to transfer restrictions, based on the closing price of CIT common stock on each applicable date during 2014 that the transfer restrictions lapsed and the RSUs were converted to shares of CIT common stock.

(3)	The amounts shown represent earnings during 2014 and the balance at December 31, 2014 in the SSP. SSP balances reflect accrued benefits prior to the conversion of the Retirement Plan to a “cash balance” formula in 2001. Mr. Knittel is the only named executive who participates in the SSP.

NARRATIVE INFORMATION RELATING TO NONQUALIFIED DEFERRED COMPENSATION

Deferred Compensation Plan

In 2005, we adopted the DCP, which allowed U.S.-based senior officers (including all of the NEOs) the opportunity to defer payment of a portion of their base salary, up to a maximum of 50%, and certain incentive payments, up to a maximum of 75%. Deferred amounts are notionally invested in various investment benchmarks selected by the participant from those offered under the plan and that are aligned with actual investments under company-owned life insurance policies used by CIT to administer the plan. Changes to notional investment selections may be made on a daily basis. Participant deferrals under this plan are payable upon separation from service or in an elected calendar year, or in the event of a participant’s death, disability or unforeseeable emergency. Our obligations under the DCP are unsecured general obligations.

Effective January 1, 2013, participation in the DCP was frozen, and none of our NEOs participated in the DCP.

Supplemental Savings Plan

Participants in the SSP receive an allocation of amounts that could not be contributed to the Flexible Retirement Contribution account under the Savings Incentive Plan because of limits imposed under the Tax Code. Such amounts are notionally invested in the same investments as the participant’s Flexible Retirement Contributions under the Savings Incentive Plan. However, in order to comply with Section 409A, the notional investment return under the SSP changed for active participants in the Executive Retirement Plan only, from the rate of investment return under the Savings Incentive Plan to a fixed rate of return as of December 31, 2008. The interest rate used to determine such notional investment return under the SSP is equal to the interest on 20-year Treasury Constant Maturities. Payments are made in a lump sum following the participant’s separation from service.

NARRATIVE INFORMATION RELATING TO POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE OF CONTROL

CIT Employee Severance Plan

Other than for Mr. Knittel, none of the NEOs (nor other executive officers) are party to an employment agreement with CIT, and as such, their employment with the Company is “at will.” We do not have any individual agreements, other than with Mr. Knittel, described below, that provide for cash severance payments upon termination of employment or in connection with a Change of Control for the named executive officers. In 2013, we adopted the CIT Employee Severance Plan, which covers all of our U.S. employees. Under the CIT Employee Severance Plan, each of the NEOs, other than Mr. Knittel, is eligible to receive a cash severance amount equal to 52 weeks of base salary, a severance bonus (prorated based on prior short-term incentives), a payment equal to 102% of the cost of premiums for coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended

(“COBRA”), for 52 weeks, which COBRA amount will be increased to cover applicable taxes, and certain outplacement services. In the event of a qualifying Change of Control termination, each of the NEOs, including Mr. Knittel pursuant to the latest amended to his employment agreement during July 2014, is eligible to receive a cash severance amount equal to two times the sum of base salary plus short-term incentive, a severance bonus (prorated based on prior short-term incentives), a payment equal to 102% of COBRA premiums for a maximum of 24 months (notwithstanding any statutory limitations on the length of COBRA coverage), which COBRA amount will be increased to cover applicable taxes, and certain outplacement services.

Mr. Thain

Mr. Thain is subject to certain non-solicitation and non-disparagement obligations that became effective when he joined CIT. While employed by CIT and then for one year after the date of termination of Mr. Thain’s employment for any reason, Mr. Thain may not, without the written consent of the Board, (i) directly or indirectly attempt to solicit any client to transact business with a competitor of CIT or reduce or refrain from doing any business with CIT, (ii) directly or indirectly attempt to solicit anyone who is then an employee of CIT (or who was such an employee within the prior six months) to resign from CIT or to apply for or accept employment with any competitor of CIT or (iii) directly or indirectly disparage or publicly criticize CIT or any of its affiliates.

Messrs. Chai and Parker, and Ms. Polsky

Messrs. Chai and Parker and Ms. Polsky are party to the Company’s standard Non-Competition, Non-Solicitation and Confidentiality Agreement covering senior executives. Under the terms of such agreement, an executive shall not, (i) during employment with CIT and for one year thereafter, without CIT’s prior written consent, engage directly or indirectly in any competing business, (ii) directly or indirectly attempt to solicit any client to transact business with a competitor of CIT or reduce or refrain from doing any business with CIT, (iii) directly or indirectly attempt to solicit anyone who is then an employee of CIT (or who was such an employee within the prior six months) to resign from CIT or to apply for or accept employment with any competitor of CIT, or (iv) during and after employment will take reasonable measures to protect CIT confidential information from unauthorized use or disclosure.

Mr. Knittel

Compensation and Benefits

Mr. Knittel’s employment agreement, as amended and restated, provides for the payment of an annual base salary to be reviewed when the salaries of all CIT executive officers are reviewed. Once Mr. Knittel’s salary is increased, it may not later be reduced. Mr. Knittel is also entitled to an annual bonus opportunity based on the performance of CIT and his business unit, in accordance with CIT’s incentive plans and programs (with a target bonus of at least 100% of annual base salary). Mr. Knittel’s employment agreement provides for his participation in all employee pension, welfare, perquisites, fringe benefit, and other benefit plans generally available to senior executives. In addition, Mr. Knittel’s employment agreement provides for continued participation in CIT’s Executive Retirement Program and all other supplemental and excess retirement plans on terms no less favorable than provided immediately prior to the effective date of Mr. Knittel’s employment agreement. Mr. Knittel is also eligible to receive benefits under the CIT retiree medical and life insurance plans.

Termination and Change of Control Arrangements

In the event Mr. Knittel’s employment is terminated by him for “Good Reason” or by CIT “Without Cause” (in each case, as defined in his employment agreement), Mr. Knittel generally is entitled to receive a prorated bonus, continued salary and bonus for two years, continued benefits for up to two years, two years of age and service credit under all relevant CIT retirement plans, and outplacement services. In addition, all of Mr. Knittel’s outstanding equity compensation awards will fully vest and he generally will have two years to exercise outstanding stock options.

In the event of a termination due to death or disability, Mr. Knittel (or his estate) is entitled to a lump sum payment equal to the sum of his annual base salary, a prorated bonus payment, full accelerated vesting with respect to outstanding equity compensation awards, and amounts due under CIT’s general benefits plans and programs, if any. In addition, for a termination due to disability, Mr. Knittel is entitled to continue to accrue age and service credit through retirement for purposes of CIT’s retirement plans. In the event of a termination due to retirement, Mr. Knittel is entitled to a pro-rated bonus payment.

Change of Control

In the event of a Change of Control (as defined in Mr. Knittel’s employment agreement), the term of his employment agreement will be extended to the second anniversary of the Change of Control. In addition, earlier in July 2014, the Compensation Committee had amended his employment agreement to: (1) provide Mr. Knittel with severance benefits equivalent to those provided under the CIT Employee Severance Plan following a change of control for similarly situated executives; and (2) align the definition of “good reason” in the event of a change of control in his employment agreement with the definition under the CIT Employee Severance Plan.

Restrictive Covenants

Mr. Knittel’s employment agreement also contains certain non-competition and non-solicitation obligations. While employed by CIT and for one year following termination of employment for any reason, Mr. Knittel may not, without the written consent of the Board, (i) knowingly engage or be interested in any business in the United States which is in competition with any lines of business actively being conducted by CIT on the date of termination, or (ii) disparage or publicly criticize CIT or any of its affiliates. In addition, while employed by CIT and for two years following termination of employment for any reason, Mr. Knittel may not, without the written consent of the Board, hire any person who was employed by CIT or one of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring or solicit, entice, persuade, or induce any person or entity doing business with CIT to terminate such relationship or to refrain from extending or renewing the same.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As described above, we have entered into certain agreements and/or maintain certain plans that will require CIT to provide compensation to certain of our named executive officers in the event of a termination of employment of the named executive officer or a Change of Control of CIT. The amount of compensation payable to each named executive officer in each situation is listed in the table below, based on the assumption that the triggering event took place on December 31, 2014.

Amounts shown below do not include payments and benefits to the extent they are generally provided to all U.S. employees under each situation listed, including disability benefits, life insurance payable upon death during employment, retiree medical and life insurance benefits, and vested balances under the 401(k) plan. The amounts also do not include pension benefits, set forth in the 2014 Pension Plan Table, or DCP and SSP balances shown in the 2014 Nonqualified Deferred Compensation Table.

Termination Reason	Name	Severance (1)		Value of Unvested Equity-Based Awards (2)		Present Value of Incremental Pension Benefits (3)		Present Value of Incremental Health/ Welfare Benefits (4)		Total (5)
Retirement	John A. Thain	$	n/a	$	n/a	$	n/a	$	n/a	$	n/a
	Nelson J. Chai	$	n/a	$	n/a	$	n/a	$	n/a	$	n/a
	Scott T. Parker	$	n/a	$	n/a	$	n/a	$	n/a	$	n/a
	C. Jeffrey Knittel		$1,067,500		$4,512,034	$	n/a	$	n/a		$5,579,534
	Lisa K. Polsky	$	n/a	$	n/a	$	n/a	$	n/a	$	n/a
Good Reason or	John A. Thain		$7,009,711		$12,974,594	$	n/a	$	n/a		$19,984,305
Involuntary	Nelson J. Chai		$4,029,080		$6,676,161	$	n/a	$	n/a		$10,705,241
Without Cause	Scott T. Parker		$3,243,190		$5,044,164	$	n/a	$	n/a		$8,287,354
	C. Jeffrey Knittel		$4,202,500		$4,512,034		$922,325		$98,127		$9,734,986
	Lisa K. Polsky		$2,769,327		$3,878,931	$	n/a	$	n/a		$6,648,258
Death	John A. Thain	$	n/a		$12,974,594	$	n/a	$	n/a		$12,974,594
	Nelson J. Chai	$	n/a		$6,676,161	$	n/a	$	n/a		$6,676,161
	Scott T. Parker	$	n/a		$5,044,164	$	n/a	$	n/a		$5,044,164
	C. Jeffrey Knittel		$1,567,500		$4,512,034	$	n/a		$1,500,000		$7,579,534
	Lisa K. Polsky	$	n/a		$3,878,931	$	n/a	$	n/a		$3,878,931
Disability	John A. Thain	$	n/a		$12,974,594	$	n/a	$	n/a		$12,974,594
	Nelson J. Chai	$	n/a		$6,676,161	$	n/a	$	n/a		$6,676,161
	Scott T. Parker	$	n/a		$5,044,164	$	n/a	$	n/a		$5,044,164
	C. Jeffrey Knittel		$1,567,500		$4,512,034	$	n/a	$	n/a		$6,079,534
	Lisa K. Polsky	$	n/a		$3,878,931	$	n/a	$	n/a		$3,878,931
Change of	John A. Thain		$21,976,152		$12,974,594	$	n/a	$	n/a		$34,950,746
Control	Nelson J. Chai		$11,597,584		$6,676,161	$	n/a	$	n/a		$18,273,745
	Scott T. Parker		$9,270,995		$5,044,164	$	n/a	$	n/a		$14,315,159
	C. Jeffrey Knittel		$8,280,342		$4,512,034		$922,325		$98,127		$13,812,828
	Lisa K. Polsky		$7,735,768		$3,878,931	$	n/a	$	n/a		$11,614,699

(1)	For Mr. Knittel, represents the prorated bonus payable (cash component of his short-term incentive) pursuant to his employment agreement, plus one-times his annual base salary in the event of death or disability, plus two times his combined annual base salary plus average cash component of his short-term incentive for 2013 and 2012 in the event of a termination for “Good Reason” or “Without Cause” (each as defined in his employment agreement) other than following a Change of Control. Messrs. Thain, Chai and Parker and Ms. Polsky are eligible to receive severance benefits pursuant to the CIT Employee Severance Plan, which generally covers all U.S. employees. In the event of a qualifying termination (other than following a Change of Control), Messrs. Thain, Chai and Parker and Ms. Polsky would be entitled to a severance amount equal to (1) one-time annual base salary, plus (2) a pro-rated severance bonus, plus (3) at the discretion of CIT, 12 weeks of base salary in lieu of written notice of termination from CIT for a minimum of 12 weeks, plus (4) the estimated value of applicable premiums (at 102% of the applicable rate) for one year for continued medical, vision, prescription drug and dental coverage under Company-sponsored health coverage plans on a self-pay basis in accordance with COBRA, which COBRA amount will be increased to cover applicable taxes. In the event of a qualifying termination following a Change of Control, each of the NEOs, including Mr. Knittel, would be entitled to a severance amount equal to (1) two-times annual base salary, plus (2) a pro-rated severance bonus, plus (3) two-times his or her average two of the three highest short-term incentives for the three preceding calendar years, plus (4) at the discretion of CIT, 12 weeks of base salary in lieu of written notice of termination from CIT for a minimum of 12 weeks, plus (5) the estimated value of applicable premiums (at 102% of the applicable rate) for two years for continued medical, vision, prescription drug and dental coverage under Company-sponsored health coverage plans on a self-pay basis in accordance with COBRA, which COBRA amount will be increased to cover applicable taxes.

(2)	Generally, represents unvested equity-based awards that are calculated based on $47.83, the closing price of our common stock on December 31, 2014. For employees who resign and meet “retirement” criteria, or who are terminated involuntarily without Cause, awards continue to vest over time on their original schedule. In the event of death, disability or a qualifying termination following a Change of Control, awards vest immediately. The awards are subject to the clawback provisions described in the Compensation Discussion and Analysis.

(3)	Amounts shown represent the present value of incremental two years age and service credit above the pension benefits set forth in the 2014 Pension Plan table, in the event of an involuntary termination of employment other than for cause, pursuant to Mr. Knittel’s employment agreement. Present values of the incremental benefits under the Executive Retirement Plan and Supplemental Retirement Plan are based on FASB ASC Topic 715 assumptions of a discount rate of 3.75%, and the Generational PPASex Distinct Annuitant table.

(4)	Includes, as applicable to Mr. Knittel pursuant to his employment agreement (a) the estimated value of medical and dental coverage premiums for individual policies to provide coverage for a period of two years; (b) the estimated cost of company provided basic group life insurance that provides one times base salary plus the cost of accidental death and dismemberment insurance that provides one times base salary (the base salary is capped at $500,000 under the plan); and (c) the estimated cost to purchase individual disability insurance policy coverage for a period of two years. In the event of death, the amount shown for Mr. Knittel represents three times annual base salary pursuant to the Executive Retirement Plan.

(5)	Mr. Knittel’s employment agreement was amended in December 2009 to remove his contractual gross-up related to any excise taxes pursuant to Section 280G of the Tax Code. Therefore, no estimate for any such gross-up calculation is included in the amounts shown in the table above.

2015 COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that CIT specifically incorporates such information by reference in such filing.

Management prepared the CD&A presented in this Proxy Statement, which was reviewed by our Chief Risk Officer. The Compensation Committee has discussed and reviewed the CD&A with management and based on this discussion and review has recommended to the full Board that the CD&A be included in this Proxy Statement.

March 18, 2015	Compensation Committee Seymour Sternberg, Chair William M. Freeman David M. Moffett John R. Ryan

2015 AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to CIT’s audited financial statements for the year ended December 31, 2014. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that CIT specifically incorporates such information by reference in such filing.

The Audit Committee operates pursuant to a written charter that is available on CIT’s website and is comprised of four directors. The Board of Directors has determined that the Chairperson meets the standard of “Audit Committee Financial Expert,” as defined by the rules of the Securities and Exchange Commission (“SEC”), and that each member of the Audit Committee is independent from management and financially literate, as defined by the New York Stock Exchange listing standards.

Under the terms of its charter, the Audit Committee (i) monitors the quality and integrity of CIT’s financial reporting process, financial statements and systems of internal controls regarding finance and accounting, (ii) reviews CIT’s corporate compliance policies and monitors the compliance by CIT with its Code of Business Conduct, and its other compliance policies, as well as with legal and regulatory requirements, (iii) monitors the qualifications, independence and performance of CIT’s internal audit function and independent registered public accounting firm, (iv) retains and determines the compensation of the independent auditors, and (v) monitors CIT’s financial, litigation and compliance risks. The Audit Committee serves in an oversight capacity and is not part of CIT’s managerial or operational decision-making process. It is not the Audit Committee’s responsibility to conduct auditing or accounting reviews or procedures. Management has primary responsibility for the financial reporting process, including the system of internal controls, and for the preparation and integrity of the financial statements and the reporting process. CIT’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements to accounting principles generally accepted in the United States of America.

The Audit Committee reviewed CIT’s audited financial statements and related SEC filings for the year ended December 31, 2014 and met with management and PricewaterhouseCoopers LLP (“PwC”), CIT’s independent registered public accounting firm, to discuss those financial statements. The Audit Committee also discussed with PwC the quality of CIT’s accounting principles, the reasonableness of critical accounting estimates and judgments, and the disclosures in CIT’s Consolidated Financial Statements, including disclosure relating to significant accounting policies. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has discussed with PwC the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from PwC its written disclosures and letter regarding its independence from CIT, as required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with PwC its independence from CIT and management. The Audit Committee has also determined, based on such disclosures, letter and discussions, that PwC’s provision of other non-audit services to CIT is compatible with the auditors’ independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in CIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

February 18, 2015	Audit Committee Marianne Miller Parrs, Chair Ellen Alemany Michael J. Embler Laura S. Unger

OVERVIEW OF PROPOSALS

This Proxy Statement contains four proposals requiring stockholder action. Proposal 1 requests the election of thirteen directors to the Board. Proposal 2 seeks the ratification of the appointment of PricewaterhouseCoopers LLP as CIT’s independent registered public accounting firm for 2015. Proposal 3 requests a non-binding advisory vote on executive compensation. Proposal 4 requests approval of the CIT Group Inc. 2015 Executive Incentive Plan to permit incentive awards to qualify as performance-based compensation under Section 162(m) of the Tax Code. Each of the proposals is discussed in more detail below.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board has nominated directors Thain, Alemany, Embler, Freeman, Moffett, Oates, Parrs, Rosenfeld, Ryan, Stamps, Sternberg, Tobin and Unger to be elected to continue to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified.

The above named thirteen CIT directors, each of whom is listed in the table under the heading “Directors — Nominees” in this Proxy Statement and whose biographical information and qualifications are set forth immediately following such table, are nominated for election at the Annual Meeting.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the thirteen nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made and the proxy does not represent shares reflecting a “broker non-vote,” for the election of the Board’s thirteen nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board, if any, to fill the vacancy.

Vote Required

A majority of the votes cast at the Annual Meeting is required to elect directors to the Board. A nominee for director shall be elected to the Board if the votes cast FOR such nominee’s election exceed the votes cast AGAINST such nominee’s election.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as CIT’s Independent Registered Public Accounting Firm and as external auditors of CIT’s consolidated financial statements for 2015, to review management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ending December 31, 2015, and to perform appropriate auditing services. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Board, as a matter of policy, is requesting that CIT’s stockholders ratify the appointment of PwC. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal; however, if our stockholders do not ratify the appointment of PwC, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain another independent registered public accounting firm if it determines such change would be in the best interests of CIT’s stockholders.

PwC has audited our financial statements since June 2001. A member of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to stockholders’ questions.

Fees for Professional Services Paid to Auditors

The following table sets forth the aggregate fees, including out-of-pocket expenses, for professional services billed by PwC related to the years ended December 31, 2014 and December 31, 2013:

	Year ended December 31, 2014	Year ended December 31, 2013
Audit Fees (a)	$12,567,000	$12,591,000
Audit-Related Fees (b)	598,000	612,000
Tax Fees (c)	225,000	288,000
All Other Fees (d)	18,000	10,000
Total Fees	$13,408,000	$13,501,000

(a)	Audit fees include fees in connection with professional services rendered for audit of CIT’s consolidated financial statements and effectiveness of internal controls over financial reporting, limited reviews of CIT’s unaudited interim consolidated financial statements included in Forms 10-Q, and as appropriate, statutory and regulatory audits, issuances of comfort letters, consents, income tax provision procedures and assistance with review of documents filed with the SEC.

(b)	Audit-related fees include fees for assurance and related services that are reasonably related to the audit or review of financial statements, including agreed upon procedures for various transactions, audits of employee benefit plans in 2013, and guidance related to emerging accounting standards.

(c)	Tax fees include fees for tax services rendered for tax return preparation, tax compliance and tax advice.

(d)	All other fees include fees for permitted services and user licenses for access to a technical reference library.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

CIT will not retain PwC for any professional services without the prior approval of the Audit Committee, except that the Audit Committee has delegated to its Chairman the authority to authorize management to retain PwC for professional services in which the aggregate fees are expected to be less than $150,000 in any calendar quarter, subject to ratification by the Audit Committee at its next meeting. In general, CIT does not retain PwC to provide information systems, tax consulting, or other consulting services. The Audit Committee has determined that the professional services provided by PwC as quantified in the table above are compatible with the independent auditor maintaining its independence. The Audit Committee gave prior approval to all audit and non-audit professional services provided by PwC in 2014.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to ratify the appointment of PwC as our independent registered public accounting firm.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PWC AS CIT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDITORS FOR 2015.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, and pursuant to CIT’s current frequency of stockholder advisory votes on executive compensation, CIT is submitting to stockholders a non-binding advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC. CIT will include this non-binding advisory vote at each annual meeting of stockholders at least until the next advisory vote on the frequency of advisory votes on executive compensation, which shall occur no later than our 2017 annual meeting of stockholders.

CIT has a “pay-for-performance” philosophy that forms the foundation of decisions regarding incentive compensation of CIT’s employees, including its named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to CIT’s ability to attract, retain and motivate individuals who can achieve superior long-term financial results. Please refer to the “Compensation Discussion and Analysis” (“CD&A”) section in this Proxy Statement (including the Summary Compensation Table), for a detailed discussion of the compensation of CIT’s named executive officers.

CIT strives for a high level of support from our stockholders on executive compensation. Although we received majority support from shareholders in 2014 for our say-on-pay vote (approximately 60% of the votes cast were in favor of our program), the result was significantly decreased from 2013. We discussed our executive compensation program with 50% of our 50 largest shareholders this past year, as well as with proxy advisory firms Institutional Shareholder Services and Glass Lewis and obtained additional feedback.

We also continued to incorporate feedback from our regulators on the design of our compensation structure and programs. In some cases, stakeholder meetings included the Chairman of our Compensation Committee, as well as members of management.

Shareholders expressed support for our strategic and financial goals and for the quality of our management team. However, based on our outreach, we received the following comments which we believe contributed to the decreased say-on-pay vote result in 2014:

•	Transparency of performance goals and number of goals in annual scorecard: Although we disclosed performance metrics and percentage achievement for our short-term incentive calculations, we did not expressly disclose target goals. These shareholders advised that they would benefit from additional disclosure. In addition, certain shareholders mentioned that they would prefer to see fewer goals in our CEO’s annual scorecard.

•	Selection of performance measures: Shareholders stated that they would like to see more standard metrics used in our compensation program, such as ROTCE.

•	Balance between short and long-term pay: Shareholders expressed that short-term goals represented too large a proportion of our senior executives’ target total direct compensation (although a significant portion of 2014 short-term incentive was paid in equity and deferred over three years).

The Compensation Committee considered this feedback over a number of meetings during 2014 and the beginning of 2015 and made the following changes to our 2015 executive compensation structure and practices:

•	2015 Disclosure Enhancements: Beginning with this proxy statement, we have included in the Compensation Discussion and Analysis: (1) threshold, target and maximum goals, as well as the actual result, for funding of our short-term incentive pool; (2) our CEO’s complete short-term incentive scorecard, including performance levels along each step of the rating scale, as well as actual results, for his quantitative goals and objectives; (3) threshold, target and maximum goals, as well as actual results, for PSUs with completed performance periods.

•	2015 Program Enhancements: The Compensation Committee has revised our 2015 executive compensation program by: (1) changing our short-term incentive structure to reduce the target opportunity to a maximum of 175% of annual base salary and providing that it will be entirely cash-based (rather than a combination of cash and PBRSUs); (2) replacing the lost short-term incentive opportunity with long-term incentive opportunity; (3) having long-term opportunity earned through two different forms of PSUs: (i) 50% in PSUs — ROA/EPS, based on fully diluted EPS and pre-tax ROA and (ii) 50% in PSUs-ROTCE, based on pre-tax ROTCE, with a credit modifier to further strengthen our risk balancing. As a result, 66% of target TDC for our CEO (up from 25% in 2014) and 52% for our other NEOs (up from 17% in 2014) will be in the form of PSUs. See “Changes We are Implementing” section of the CD&A for further details.

We believe that these enhancements are responsive to shareholder feedback we received during our 2014 outreach and complement our other best practices, which are described in the “Our Pay Practices” section of the CD&A section of this Proxy Statement.

The Board is providing you, as a stockholder, the opportunity to endorse CIT’s compensation of its named executive officers and recommends that you approve, in an advisory vote, the following resolution:

“RESOLVED, that the compensation paid to CIT’s named executive officers, as disclosed in CIT’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon CIT; however, the Compensation Committee, which is responsible for designing and administering CIT’s executive compensation program, values the opinions of stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve, on a non-binding basis, the compensation for our named executive officers.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVING THE COMPENSATION OF CIT’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 4 — APPROVAL OF CIT GROUP INC. 2015 EXECUTIVE INCENTIVE PLAN

On February 19, 2015, upon the recommendation of the Compensation Committee, the Board unanimously approved the CIT Group Inc. 2015 Executive Incentive Plan (the “2015 Plan”) to permit incentive awards to qualify as performance-based compensation under Section 162(m) of the Tax Code. The 2015 Plan will be effective on January 1, 2016 (the “Effective Date”) if it is approved by the holders of CIT Common Stock at the 2015 Annual Meeting. If the 2015 Plan is not approved by the shareholders, the Effective Date will not occur and no awards will be made under the 2015 Plan.

This summary of the material terms of the 2015 Plan is qualified in its entirety by reference to the complete text of the 2015 Plan, which is attached as Appendix A.

Key Highlights

Purpose
The Board recommends a vote “FOR” the 2015 Plan, because it believes that the 2015 Plan is in the best interests of CIT and its stockholders. The 2015 Plan allows us to attract, retain and motivate participants by providing incentive awards that ensure a strong pay-for-performance linkage and to permit the incentive awards to qualify as performance-based compensation under Section 162(m) of the Tax Code.

Eligible Grantees
Any employee who is likely to be a “covered employee” under Section 162(m) of the Tax Code for the relevant year and any other Company executives selected by the Compensation Committee. As of March 16, 2015, nine executive officers would have been eligible to participate in the 2015 Plan.

Annual Limit
Aggregate awards under the 2015 Plan to any one employee in a calendar year may not exceed 950,000 shares or, in the event such award is paid in cash, the equivalent cash value on the first day of the performance period (as determined by the Compensation Committee).

Section 162(m) of the Tax Code

Section 162(m) of the Tax Code generally limits CIT’s tax deductions with respect to compensation in excess of $1 million per year paid to our chief executive officer and three other most highly compensated executive officers (other than our chief financial officer), subject to certain exceptions. The 2015 Plan is intended to permit the issuance of awards that satisfy the “performance-based compensation” exception under Section 162(m).

In connection with the grant of each award under the 2015 Plan, the Compensation Committee will (i) establish the performance goal(s) and the performance period applicable to such award, (ii) establish the formula for determining the amounts payable based on achievement of the applicable performance goal(s), (iii) determine the consequences of the participant’s termination of employment or demotion or promotion during the performance period and (iv) establish such other terms and conditions for the award as the compensation committee deems appropriate. Performance goals will be based on one or more of the following performance criteria:

•
Income or operating income measures (including pre-tax income, net income and finance income, interest income, other income, and before or after risk-adjustment, before or after allocation of all or a part of corporate overhead and/or compensation or other similar measures)

•	Cash flow measures (including cash flow, free cash flow, cash flow return on investment (in each case before or after dividends) or other similar measures)
•	Revenue measures (including net revenue, interest revenue, operating lease revenue, net finance revenue, asset yields and funding costs, other revenue or other similar measures)
•	Gross profit or operating profit measures (including earnings, net earnings, operating earnings, EBITDA or other similar measures)
•
Return measures (including return on investment, assets, net assets, earning assets, average earning assets, equity, common equity, tangible common equity, capital, total capital, tangible capital, invested capital, or total shareholder return or other similar measures)

•	Book value or tangible book value measures
•	Measures of enterprise value or share price
•	Measures of achievement of expense targets (including operating and interest expense, cost reductions, working capital, cash levels or general expense ratio)
•	Measures of economic value added
•	Market share measures

•	Margin measures (including net finance margin, gross margin, operating margin, cash flow margin or other similar measures)
•	Measures of managed assets (including new business volume (funded or committed), financing and leasing assets, growth in managed assets or other similar measures)
•	Measures of efficiency (including operating efficiency, productivity ratios or other similar measures)
•	Objective measures of customer satisfaction
•
Measures of balance sheet or capital markets achievements (including asset/liability composition, debt reductions, debt ratings, debt maturity profile, leverage ratios, liquidity (levels of cash securities purchased under resale agreement, committed and available funding facilities, regulatory capital ratios, ratings achievements or other similar measures)

•
Implementation, completion or attainment of measurable objectives with respect to products or projects (including infrastructure transformation or other projects), acquisitions and divestitures, recruiting and maintaining personnel / employee engagement or regulatory profile or other similar measures

•
Measures of risk (including credit risk (net charge-offs, non-accrual loans, classified assets and delinquencies, loan loss reserve, credit provision)), market risk (net interest income sensitivity, economic value of equity), equipment and residual risk (equipment utilization, market value of equipment relative to book value, gains/losses on equipment sales) or other similar measures)

The performance metrics may be used on an absolute or relative basis to measure the performance of the Company as a whole, any business unit(s) and/or any subsidiary(ies) as the Compensation Committee may deem appropriate. Any of the performance metrics may be determined on a per share basis (either basic or fully diluted), or as a percentage/ratio of another performance metric, be determined on a pre- or post-tax basis, or compared to the performance of a group of peer or comparator companies, or a published or special index that the Compensation Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

The foregoing will be accomplished (i) while the outcome for the performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if the performance period is less than one year, the number of days which is equal to 25% of the relevant performance period. Following the completion of each performance period, the Compensation Committee will determine whether, and the degree to which, the applicable performance goals have been met with respect to each participant and, if they have, will so certify in writing. The award for each participant will be determined by applying the applicable formula for the performance period based upon the level of achievement of the performance goals. The Compensation Committee may, in its sole discretion, reduce or eliminate (but not increase) any award payable to any participant for any reason, including without limitation to reflect individual or business performance and/or unanticipated or subjective factors.

Other Material Terms

Administration of the 2015 Plan

The 2015 Plan will be administered by the Compensation Committee. Subject to the terms of the 2015 Plan, the Compensation Committee will select the persons to be granted awards under the 2015 Plan, determine the time when awards will be granted, determine whether objectives and conditions for earning awards have been met, determine whether awards will be paid at the end of the performance period or deferred, and determine whether an award should be reduced or eliminated. In addition, the Compensation Committee will interpret the 2015 Plan and may adopt written policies or rules as it deems necessary or desirable for the implementation and administration of the 2015 Plan. The Compensation Committee generally may delegate its powers, responsibilities or duties among its members (including a subcommittee) and to employees of the Company as it deems necessary or appropriate.

Types of Awards

Awards may be cash-based or based on CIT’s shares. Awards that are granted and denominated in cash may be paid under the 2015 Plan or any other plan maintained by the Company, and awards that are granted in the form of equity-based awards will be issued pursuant to the Amended and Restated CIT Group Inc. Long-Term Incentive Plan or any other plan maintained by the Company for equity-based awards at the time of grant.

Award Limitations

No participant may receive with respect to any fiscal year an award under the 2015 Plan of more than 950,000 Shares or, if the award is paid in cash, the equivalent fair market equivalent thereof on the first day of the relevant performance period. If the relevant performance period is more than one fiscal year, this limit will be proportionately spread across the actual performance period (provided that for this purpose, the award amount may not be spread across more than four years). The Compensation Committee will adjust this limit in such manner as it deems appropriate for any increase or decrease in the number of issued CIT shares resulting from a recapitalization, spin-off, split-off, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of CIT.

Amendment; Termination

In general, the Compensation Committee may amend the 2015 Plan at any time. The 2015 Plan will continue to be in effect until terminated by the Compensation Committee.

Clawback

All awards under the 2015 Plan will be subject to any clawback or recapture policy that we may adopt from time to time.

New Plan Benefits

Awards granted under the 2015 Plan will be subject to the Compensation Committee’s discretion. The Compensation Committee has not determined future awards or who might receive them. As a result, the benefits that will be awarded or paid under the 2015 Plan to our employees are not currently determinable.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve the 2015 Plan.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVING THE CIT GROUP INC.
2015 EXECUTIVE INCENTIVE PLAN.

OTHER BUSINESS

CIT’s management does not intend to bring any business before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote pursuant to the proxy in accordance with their best judgment on such matters to the extent permitted by applicable law and regulations. The discretionary authority of the persons named in the proxy extends to matters which the Board does not know are to be presented at the meeting by others and any proposals of stockholders that were submitted after the deadline to submit such proposals.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2016 ANNUAL MEETING

Consistent with SEC regulations, to be eligible for inclusion in the proxy statement for CIT’s next annual meeting, stockholder proposals must be received by CIT’s Corporate Secretary at One CIT Drive, Livingston, NJ 07039, not later than December 3, 2015, which is 120 calendar days prior to the one-year anniversary of the date on which this Proxy Statement was made available to our stockholders. We will determine whether or not to include any eligible stockholder proposals in the related proxy statement and proxy materials in accordance with applicable SEC regulations.

Under CIT’s By-Laws, nominations for director or other business proposals to be addressed at the meeting may be made by a stockholder entitled to vote who has delivered a notice to the Corporate Secretary of CIT not later than February 12, 2016 and not earlier than January 13, 2016. The notice must contain all of the information required by CIT’s By-Laws.

These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must satisfy to have a proposal included in the proxy statement under the rules of the SEC. Copies of CIT’s By-Laws are available on CIT’s website at www.cit.com or may be obtained from the Corporate Secretary.

ATTENDANCE AT THE ANNUAL MEETING

Attendance at the Annual Meeting is limited to stockholders and their proxies. Admission to the meeting will be on a first-come, first-served basis.

By Order of the Board of Directors

Robert J. Ingato Executive Vice President General Counsel and Secretary April 2, 2015

APPENDIX A
CIT GROUP INC.

2015 EXECUTIVE INCENTIVE PLAN

1. Purpose

The purpose of the CIT Group Inc. 2015 Executive Incentive Plan (as amended from time to time, the “Plan”) is to help the Company (as hereinafter defined) attract, retain and motivate participating eligible executives by providing incentive awards that ensure a strong pay-for-performance linkage and to permit the incentive awards to qualify as performance-based compensation under Section 162(m) .

2. Definitions of Certain Terms

(a) “Award” means an amount calculated and awarded to a Participant pursuant to the Plan. Awards may be cash-based or based on CIT’s Shares (i.e., stock-based).

(b) “Board” means the Board of Directors of CIT.

(c) “CIT” means CIT Group Inc. or a successor entity contemplated by Section 6(h).

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(e) “Committee” has the meaning set forth in Section 3(a).

(f) “Company” means CIT, any parent company and any Subsidiaries.

(g) “Effective Date” has the meaning set forth in Section 7(a).

(h) “Eligible Executive” means an employee of the Company who, in the discretion of the Committee, is likely to be a “covered employee” under Section 162(m) for the year in which an Award is payable and any other executives of the Company who are selected by the Committee for participation in the Plan.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

(j) “Fiscal Year” means CIT’s fiscal year.

(k) “LTIP” means the Amended and Restated CIT Group Inc. Long-Term Incentive Plan.

(l) “Participant” means an Eligible Executive participating in the Plan for a Performance Period as provided in Section 4(b).

(m) “Performance Criteria” has the meaning set forth in Section 5(a) . (n) “Performance Goals” has the meaning set forth in Section 5(a).

(o) “Performance Period” means a Fiscal Year or other period of time (which may be longer or shorter than a Fiscal Year) set by the Committee during which the achievement of the Performance Goals is to be measured.

(p) “Section 162(m) ” means Section 162(m) of the Code and the applicable rulings and regulations thereunder.

(q) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) as set forth in Section 162(m) (4) (C) of the Code and the applicable rulings and regulations thereunder.

(r) “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.

(s) “Shares” means shares of common stock of CIT, par value $0.01 per share.

(t) “Subsidiary” means (a) a corporation or other entity with respect to which CIT, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body or (b) any other corporation or other entity in which CIT, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

3. Administration of the Plan

(a) Committee. The Compensation Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan. The Committee will be appointed by the Board and will consist of not less than two members of the Board who are intended to meet the definition of “outside director” under the provisions of Section 162(m) and the definition of “non-employee director” under the provisions of the Exchange Act, and each of whom is intended to be “independent” as set forth in the applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange; in the event that the Committee does not meet the requirements in the prior sentence, the Committee will establish a subcommittee that meets such requirements and all references to the Committee in this Plan will refer to the subcommittee.

(b) Administration. The Committee will have all the powers vested in it by the terms of this Plan, such powers to include the authority (within the limitations described herein) to select the persons to be granted awards under the Plan, to determine the time when Awards will be granted, to determine whether objectives and conditions for earning Awards have been met, to determine whether Awards will be paid at the end of the Performance Period or deferred (consistent with Section 409A) and to determine whether an Award or payment of an Award should be reduced or eliminated. The Committee will have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers hereunder, will be final, binding and conclusive for all purposes and on all parties, including the Company, CIT’s shareholders, its employees and any person receiving an Award under the Plan, as well as their respective successors in interest. The provisions of the Plan are intended to ensure that all Awards granted hereunder qualify for the Section 162(m) Exemption, and this Plan is intended to be interpreted and operated consistent with this intention. No member of the Committee will be liable for any action taken or determination made in good faith with respect to the Plan or any Award.

(c) Guidelines. The Committee may adopt from time to time written policies or rules as it deems necessary or desirable for the Committee’s implementation and administration of the Plan.

(d) Delegation of Administrative Authority. The Committee may delegate its responsibilities for administering the Plan among its members (including to a subcommittee as contemplated in Section 3(a) ) and to employees of the Company as it deems necessary or appropriate for the proper administration of the Plan. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to be deductible under Section 162(m).

4. Eligibility and Participation

(a) Eligibility. All Eligible Executives are eligible to participate in the Plan for any Performance Period.

(b) Participation. For each Performance Period, the Committee, in its discretion, will select the Eligible Executives who will participate in this Plan. The Committee will select the Participants no later than 90 days after the beginning of the Performance Period (or, if shorter, before 25% of the Performance Period has elapsed) in accordance with Section 162(m).

5. Awards

(a) Performance Goals. The “Performance Goals” means the written, objective performance goals established by the Committee for each Performance Period. The Performance Goals will be based on one or more of the following criteria (either separately or in combination) with regard to the Company (either on a pre- or post-tax basis) (“Performance Criteria”) : (i) income or operating income measures (including pre-tax income, net income and finance income, interest income, other income, and before or after risk-adjustment, before or after allocation of all or a part of corporate overhead and/or compensation or other similar measures) ; (ii) cash flow measures (including cash flow, free cash flow, cash flow return on investment (in each case before or after dividends) or other similar measures) ; (iii) revenue measures (including net revenue, interest revenue, operating lease revenue, net finance revenue, asset yields and funding costs, other revenue or other similar measures) ; (iv) gross profit or operating profit measures (including earnings, net earnings, operating earnings, EBITDA or other similar measures) ; (v) return measures (including return on investment, assets, net assets, earning assets, average earning assets, equity, common equity, tangible common equity, capital, total capital, tangible capital, invested capital, or total shareholder return or other similar measures) ; (vi) book value or tangible book value measures; (vii) measures of enterprise value or share price; (viii) measures of achievement of expense targets (including operating and interest expense, cost reductions, working capital, cash levels or general expense ratio) ; (ix) measures of economic value added; (x) market share measures; (xi) margin measures (including net finance margin, gross margin, operating margin, cash flow margin or other similar measures) ; (xii) measures of managed assets (including new business volume (funded or committed) , financing and leasing assets, growth in managed assets or similar measures) ; (xiii) measures of efficiency (including operating efficiency, productivity ratios or other similar measures) ; (xiv) objective measures of customer satisfaction; (xv) measures of balance sheet or capital markets achievements (including asset/liability composition, debt reductions, debt ratings, debt maturity profile, leverage ratios, liquidity (levels of cash, securities purchased under resale agreement, committed and available funding facilities) , regulatory capital ratios, ratings achievements or other similar measures) ; (xvi) implementation, completion or attainment of measurable objectives with respect to products or projects (including infrastructure transformation or other projects) , acquisitions and divestitures, recruiting and maintaining personnel/employee engagement or regulatory profile or other similar measures; and (xvii) measures of risk (including credit risk (net charge-offs, non-accrual loans, classified assets and delinquencies, loan loss reserve, credit provision) , market risk (net interest income sensitivity, economic value of equity) , equipment and residual risk (equipment utilization, market value of equipment relative to book value, gains/losses on equipment sales) or other similar measures).

The Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company as a whole or any business unit(s) of the Company and/or one or more Subsidiary(ies) or any combination thereof, as the Committee may deem appropriate, any of the Performance Criteria may be determined on a per share basis (either basic or fully diluted) or as a percentage/ratio of other Performance Criteria and any of the Performance Criteria may be compared to the performance of a group of peer or comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

Except as otherwise expressly provided, all financial terms are used as defined under Generally Accepted Accounting Principles or such other objective principles, as may be designated by the Committee, and may provide for such objectively determinable adjustments, modifications or amendments, as the Committee may determine appropriate (including, but not limited to, for one or more of the items of gain, loss, profit or expense: (a) determined to be extraordinary or unusual in nature or infrequent in occurrence; (b) related to the disposal of a business or a portion of a business; (c) related to a change in accounting principle under Generally Accepted Accounting Principles; (d) related to discontinued operations; or (e) attributable to the business operations of any entity acquired by CIT during the calendar year).

Separate Performance Goals may be established by the Committee for CIT or a Subsidiary, division, or individual thereof, and different Performance Criteria may be given different weights. To the extent permissible for Awards to qualify for the Section 162(m) Exemption, the Committee may establish other subjective or objective goals, including individual Performance Goals, which it deems appropriate, for purposes of applying negative discretion in determining the Award amount.

(b) Grant of Awards. In connection with the grant of each Award, the Committee will (i) establish the Performance Goal(s) and the Performance Period applicable to such Award, (ii) establish the formula for determining the amounts payable based on achievement of the applicable Performance Goal(s) , (iii) determine the consequences for the Award of the Participant’s termination of employment for various reasons or the Participant’s demotion or promotion during the Performance Period and (iv) establish such other terms and conditions for the Award as the Committee deems appropriate. The foregoing will be accomplished (1) while the outcome for the Performance Period is substantially uncertain and (2) no more than 90 days after the commencement of the Performance Period or, if the Performance Period is less than one year, the number of days which is equal to 25% of the Performance Period.

(c) Certification of Performance. Following the completion of the Performance Period, the Committee will have the sole discretion to determine whether, and the degree to which, the Performance Goal(s) applicable to each Participant for the Performance Period were achieved or exceeded and, if they have, will so certify in writing. No Awards will be paid for the Performance Period until such certification is made by the Committee. Subject to Section 5(d) , the Award for each Participant will be determined by applying the applicable formula for the Performance Period based upon the level of achievement of the Performance Goal(s) certified by the Committee.

(d) Committee Discretion. Notwithstanding anything to the contrary in the Plan, the Committee may, in its sole discretion, reduce or eliminate, but not increase, any Award payable to any Participant for any reason, including without limitation to reflect individual or business performance and/or unanticipated or subjective factors.

(e) Maximum Awards. No Participant may receive with respect to any Fiscal Year an Award under the Plan of more than 950,000 Shares or, if the Award is paid in cash, the equivalent fair market equivalent thereof on the first day of the Performance Period to which such Award related, as determined by the Committee. In the event the Performance Period for an Award is more than one Fiscal Year, then for purposes of the limit in this Section 5(e) , the Award amount will be proportionately spread across the actual Performance Period (provided that for this purpose, the Award amount may not be spread across more than four (4) years) . The Committee will adjust the limit in this Section 5(e) in such manner as it deems appropriate for any increase or decrease in the number of issued Shares resulting from a recapitalization, spin-off, split-off, stock split, stock dividend, combination or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of CIT.

(f) Timing of Payment. Awards will generally be payable by the Company to Participants promptly following the determination and written certification of the Committee for the Performance Period pursuant to Section 5(c) above. Notwithstanding the prior sentence, the Committee, in its discretion, may defer the payout or vesting of any Award and/or provide to Participants the opportunity to elect to defer the payment of any Award, subject to Section 6(j).

(g) Form of Payment. Awards may be paid in cash or in the form of stock-based awards. Awards that are granted and denominated in cash may be paid under the Plan, the LTIP or any other plan maintained by the Company, and Awards that are granted in the form of stock-based awards will be issued pursuant to the LTIP or any other plan maintained by the Company for stock-based awards at the time of grant.

(h) Certain Participants not Eligible. To be eligible for payment of any Award, the Participant must be employed by the Company on the last day of the Performance Period unless the Committee specifies otherwise.

6. Miscellaneous Provisions

(a) Effect on Benefit Plans. Awards under the Plan will not be considered eligible pay under other plans, benefit arrangements or fringe benefit arrangements of the Company unless otherwise provided under the terms of such other plans.

(b) Restriction on Transfer. No Award (or any rights and obligations thereunder) granted under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument) , whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Participant to transfer any Award to any person or entity that the Committee so determines. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 6(b) will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award will be binding upon any permitted successors and assigns.

(c) Tax Withholding. Participants will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt or vesting of any Award. As a condition to the delivery of any payment under this Plan or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, Federal Insurance Contributions (FICA) tax) , (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Participant whether or not pursuant to the Plan, (ii) the Committee will be entitled to require that the Participant remit cash to the Company (through payroll deduction or otherwise) or (iii) the Company may enter into any other suitable arrangements to withhold, in each case in an amount not to exceed in the opinion of the Company the minimum amounts of such taxes required by law to be withheld.

(d) No Rights to Awards. No Company employee or other person will have any claim or right to be granted an Award under the Plan. Neither the adoption of the Plan nor the grant of any Award will confer upon any employee any right to continued employment with the Company, nor will it interfere in any way with the right of the Company to terminate, or alter the terms and conditions of, the employment at any time. The Committee’s determinations under the Plan and Awards need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated).

(e) No Funding of Plan. The Plan will be unfunded, and the Awards will be paid solely from the general assets of the Company. The Company will not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan. To the extent that any person acquires a right to receive payments under the Plan, the right is no greater than the right of any other unsecured general creditor.

(f) Right of Offset. The Company will have the right to offset against any payments under the Plan any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A, the Committee will have no such right if such offset could subject the Participant to the additional tax imposed under Section 409A in respect of an outstanding Award.

(g) Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

(h) Successors. All obligations of CIT under the Plan will be binding on any successor to CIT whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business or assets of CIT.

(i) FDIC Limits on Golden Parachute Payments. Notwithstanding anything to the contrary, the Company will not be required to make any payment or grant any Award under the Plan or any Award agreement that would otherwise be a prohibited golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act.

(j) Section 409A. All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A will be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A will be interpreted, administered and construed to comply with and preserve such exemption. The Board and the Committee will have full authority to give effect to the intent of the foregoing sentence.

Without limiting the generality of the foregoing, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A: (i) any payment due upon a Participant’s termination of employment will be paid only upon such Participant’s separation from service from the Company within the meaning of Section 409A; (ii) any payment to be made with respect to such Award in connection with the Participant’s separation from service from the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a) (2) (B) of the Code) will be delayed until six months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A; (iii) if any payment to be made with respect to such Award would occur at a time when the tax deduction with respect to such payment would be limited or eliminated by Section 162(m) , such payment may be deferred by the Company under the circumstances described in Section 409A until the earliest date that the Company reasonably anticipates that the deduction or payment will not be limited or eliminated; (iv) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b) (2) (iii) of the Treasury Regulations) , the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment; and (v) for purposes of determining whether the Participant has experienced a separation from service from the Company within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with CIT, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b) (2) (i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b) (2) (i) of the Treasury Regulations.

(k) Clawback/Recapture Policy. Awards under the Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Participant.

(l) Severability; Entire Agreement. If any of the provisions of the Plan or any Award agreement is held to be invalid, illegal or unenforceable (whether in whole or in part) , such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(m) Governing Law. The Plan and all Awards made and actions taken thereunder will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

7. Effective Date, Amendments and Termination

(a) Effective Date. The Plan was adopted by the Board on , 2015 and is subject to, and will become effective upon receipt of, approval by CIT’s shareholders (the “Effective Date”).

(b) Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action will adversely affect any rights or obligations with respect to any Awards made under the Plan.

(c) Termination. The Plan will continue in effect until terminated by the Committee.

CIT GROUP INC. ONE CIT DRIVE LIVINGSTON, NJ 07039VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Saving Time on May 11, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Saving Time on May 11, 2015. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. This must be received by 8:00 a.m. Eastern Daylight Saving Time on May 12, 2015.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:M87160-P61096KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLYCIT GROUP INC. The Board of Directors recommends you vote FOR each of the nominees for Director: 1. To elect 13 directors to serve for one year or until the next annual meeting of stockholders; The 13 director nominees are:For Against Abstain1a. John A. Thain1b. Ellen R. Alemany! ! !! ! !For Against Abstain1c. Michael J. Embler1d. William M. Freeman1e. David M. Moffett1f. R. Brad Oates1g. Marianne Miller Parrs1h. Gerald Rosenfeld1i. John R. Ryan1j. Sheila A. StampsPlease indicate if you plan to attend this meeting.! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !1k. Seymour Sternberg ! ! !1l. Peter J. Tobin ! ! !1m. Laura S. Unger ! ! !The Board of Directors recommends that you vote FOR appointing PricewaterhouseCoopers LLP as CIT's independent registered public accounting firm and external auditors for 2015. 2. To ratify the appointment of PricewaterhouseCoopers LLP as CIT's independent registered public accounting firm and external auditors for 2015. T he B oar d of D ire c tor s re commend s that you vote F O R approving the compensation of CIT's named executive officers. 3. To recommend, by non-binding vote, the compensation of CIT's ! ! ! named executive officers.T h e B o a r d o f D i r e c t o r s r e c o m m e n d s t h a t y o u v o t e F O R approving the CIT Group Inc. 2015 Executive Incentive Plan.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.M87161-P61096CIT GROUP INC.Proxy solicited by the Board of Directors for use at the Annual Meeting of Stockholders of CIT Group Inc. on May 12, 2015The undersigned stockholder appoints each of Robert J. Ingato, Christopher H. Paul and James P. Shanahan, attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of CIT Group Inc. that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof. The shares represented by this Proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Directors.(Continued and to be signed on reverse side)